UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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McDonald’s Corporation

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McDONALD'S CORPORATION

McCafé

Notice of
2009 Annual
Shareholders' Meeting
and
Proxy Statement

Contents

1	Notice of 2009 Annual Shareholders’ Meeting

2	CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

2	Corporate governance

2	Director independence

3	Board Committees

4	Director compensation

5	Board and Committee evaluations

5	Code of Conduct for the Board of Directors

5	Director selection process

6	COMMUNICATIONS

6	Shareholder communications with the Board of Directors and non-management Directors

6	Consideration of Director Nominations for the 2010 Annual Shareholders’ Meeting

6	Shareholder proposals for inclusion in next year’s Proxy Statement

6	Other shareholder proposals for presentation at the 2010 Annual Shareholders’ Meeting

7	PROPOSALS TO BE VOTED ON

7	Proposal No. 1. Election of Directors

8	Proposal No. 2. Approval of the appointment of an independent registered public accounting firm to serve as independent auditors for 2009

9	Proposal No. 3. Approval of Performance Goals for certain Qualified Performance-based Awards Under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan

10	Proposal No. 4. Approval of McDonald’s Corporation 2009 Cash Incentive Plan

13	Proposal No. 5. Shareholder Proposal relating to shareholder vote on executive compensation

14	Proposal No. 6. Shareholder Proposal relating to the use of cage-free eggs

15	STOCK OWNERSHIP

15	Stock ownership guidelines

15	Security ownership of certain beneficial owners

16	Security ownership of management

17	EXECUTIVE COMPENSATION

17	Compensation Committee Report

17	Compensation discussion and analysis

27	Compensation tables

38	COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

38	TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

38	Policies and procedures for related person transactions

38	Related person transactions

39	AUDIT COMMITTEE MATTERS

39	Audit Committee Report

40	Policy for pre-approval of audit and permitted non-audit services

40	Auditor fees and services

41	SOLICITATION OF PROXIES AND VOTING

41	Notice and access

41	Record date and voting at the Annual Shareholders’ Meeting

41	Proxy solicitation

42	Confidential voting

42	ADDITIONAL INFORMATION

42	Executive officers

42	McDonald’s Corporation Annual Report on Form 10-K, other reports and policies

42	Householding of Annual Shareholders’ Meeting materials

43	INFORMATION ABOUT ATTENDING THE ANNUAL SHAREHOLDERS’ MEETING

Notice of 2009 Annual Shareholders’ Meeting

TO McDONALD’S CORPORATION SHAREHOLDERS:

McDonald’s Corporation will hold its 2009 Annual Shareholders’ Meeting on Wednesday, May 27, 2009, at 9:00 a.m. Central Time, in the Prairie Ballroom at The Lodge at McDonald’s Office Campus, Oak Brook, Illinois. The registration desk will open at 7:30 a.m. At the meeting, shareholders will be asked to:

1.	Elect four Directors, each for a three-year term expiring in 2012;

2.	Approve the appointment of an independent registered public accounting firm to serve as independent auditors for 2009;

3.	Approve the performance goals for certain qualified performance-based awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan;

4.	Approve the McDonald’s Corporation 2009 Cash Incentive Plan;

5.	Act on two shareholder proposals, if presented; and

6.	Transact other business properly presented at the meeting.

Your Board of Directors recommends that you vote FOR the Board’s nominees for Director, FOR the approval of the independent auditors, FOR the approval of the performance goals for certain qualified performance-based awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan, FOR the approval of McDonald’s Corporation 2009 Cash Incentive Plan and AGAINST the shareholder proposals.

Your vote is important.

If you are unable to attend the meeting in person, you may watch a live webcast by going to www.investor.mcdonalds.com and selecting the appropriate link under “Webcasts.” A replay of the Annual Shareholders’ Meeting will be available for a limited time.

Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.

Thank you.

By order of the Board of Directors,

Gloria Santona
Corporate Secretary

Oak Brook, Illinois
April 17, 2009

McDonald’s Corporation Proxy Statement 2009 1

Corporate governance principles and board matters

CORPORATE GOVERNANCE

Corporate governance practices remain an important focus for all public companies, including McDonald’s. Although our Proxy Statement responds to the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) in this area, we believe that good governance is more than a collection of regulations. It is the intersection of the relationships among our Board of Directors, our management and our shareholders and is informed by the values that have been the foundation of our business for more than 50 years—integrity, fairness, diligence and ethical behavior.

We believe good governance starts with a Board whose independence ensures candid and constructive engagement with management about all aspects of our business. Our Director nomination process seeks persons with the initiative, time, skills and experience to be effective contributors.

Our governance processes address matters relating to Board operations that are fundamental to shareholder interests. For example, the Company has a majority voting standard for uncontested Director elections. In addition, Directors must also limit outside activities and abide by a specific code of conduct so that we can be confident about their commitment. To underscore their alignment with shareholders, Directors receive stock-equivalent compensation and must own a specified value of McDonald’s common stock. Since early 2004, our Board has been led by an independent Chairman, Andrew McKenna. He and our other independent Directors meet regularly without management present to evaluate the Company’s results, plans and challenges, as well as management’s performance and the strength and development of our leadership bench. In 2008, the full Board met seven times. Our independent Directors also met in executive session six times. Directors are expected to attend the Company’s Annual Shareholders’ Meeting, and all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. In 2008, all of the Directors attended the Annual Shareholders’ Meeting.

Board oversight is also effected through six standing committees. They are the Audit, Compensation, Governance, Corporate Responsibility, Finance and Executive Committees. Each of them operates under a written charter to promote clarity in their responsibilities and accountability among their members. These Committees work in a coordinated way to address recurring matters and respond to unanticipated events. The Committees are discussed in greater detail beginning on page 3 of this Proxy Statement.

McDonald’s is proud of its governance structure, but mindful that governance is a journey, not a destination. We welcome shareholder communications about our practices, which can be sent to the Company as described on page 6 of this Proxy Statement. Good governance is critical to fulfilling our obligations to shareholders. We are committed to continuously improving our governance practices to promote an effective collaboration of management and our Board that yields value for our shareholders.

DIRECTOR INDEPENDENCE

Our Corporate Governance Principles require that all Directors except the Chief Executive Officer and the President be independent. The Board is responsible for determining the independence of our Directors, and the Board has adopted Standards on Director Independence for this purpose. The Board considers relationships involving Directors and their immediate family members that may implicate any of these Standards or other applicable law or the listing standards of the NYSE, and relies on information derived from Company records, questionnaires completed by Directors and inquiries of other relevant parties.

The relationships reviewed by the Board as part of its most recent independence determinations consisted of commercial relationships with companies:

•       at which Board members then served as officers (including Mattel, Inc. and Inter-Con Security Systems, Inc.);

•	in which Board members or their immediate family members then held an aggregate 10% or more direct or indirect interest (including Schwarz Supply Source and Inter-Con Security Systems, Inc.); and

•	at which Board members then served as outside Directors (including Aon Corporation, Bank of America Corporation, Hewitt Associates, Inc., Jones Lang LaSalle Incorporated, The Walt Disney Company and Wells Fargo & Company).

The relationships with the companies noted above involved McDonald’s purchase of products and services in the ordinary course of business that were made on arm’s-length terms in amounts and under other circumstances that did not affect the relevant Directors’ independence under the Board’s Standards on Director Independence or under applicable law and listing standards.

The Board also reviewed donations made by the Company to not-for-profit organizations, including educational institutions, with which Board members or their immediate family members were affiliated by membership or service as directors or trustees.

        Based on its review of the above relationships, the Board determined that none of its non-management Directors has a material relationship with the Company and that all of them are independent within the meaning of the Board’s Standards on Director Independence, as well as applicable law and listing standards. Currently, our non-management Directors are Susan E. Arnold, Robert A. Eckert, Enrique Hernandez, Jr., Jeanne P. Jackson, Richard H. Lenny, Walter E. Massey, Andrew J. McKenna, Cary D. McMillan, Sheila A. Penrose, John W. Rogers, Jr., Roger W. Stone and Miles D. White.

2 McDonald’s Corporation Proxy Statement 2009

BOARD COMMITTEES

Our Corporate Governance Principles provide for six standing committees: Audit, Compensation, Governance, Corporate Responsibility, Finance and Executive. Charters for each of the committees are available on the Company’s website at www.governance.mcdonalds.com.

The Audit Committee oversees financial reporting matters and is critical in setting the right “tone at the top” for accounting, control and compliance matters. The Audit Committee appoints the Company’s independent auditors and evaluates their independence and performance. The Audit Committee reviews with the internal auditors and the independent auditors the overall scope and results of their respective audits, the internal accounting and financial controls, and the steps management has taken to monitor and control the Company’s major risk exposures. The Audit Committee also reviews the Company’s material financial disclosures and pre-approves all audit and permitted non-audit services. In addition, the Audit Committee annually reviews the adequacy and appropriateness of the Company’s compliance programs, including the Company’s disclosure controls and procedures, and receives regular reports about ethics and compliance programs. The Committee also reviews related person transactions and makes recommendations to the Board about those matters. Members of the Committee are Directors Hernandez (Chairperson), Massey, McMillan, Penrose and Stone. All members of the Audit Committee are independent within the meaning of the listing standards of the NYSE. The Board determined that Directors Hernandez, McMillan and Stone qualify as “audit committee financial experts” and that each member of the Audit Committee is financially literate, all within the meaning of applicable rules of the SEC and the listing standards of the NYSE. In 2008, the Audit Committee met nine times, including meetings to review the Company’s annual and quarterly financial reports prior to filing with the SEC.

The Audit Committee Report, a discussion of the Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services can be found on pages 39 and 40 of this Proxy Statement.

The Compensation Committee approves the Chief Executive Officer’s compensation based upon an evaluation of his performance by the independent Directors. Based on recommendations from management, the Committee also reviews and approves senior management’s compensation and approves compensation guidelines for all other officers of the Company. The Committee administers the Company’s incentive and equity compensation plans and, in consultation with senior management, reviews and approves compensation policies. The Compensation Committee has oversight for the detailed disclosure requirements regarding executive compensation. Members of the Committee are Directors Eckert (Chairperson), Arnold, Lenny and Rogers. All members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and are also “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee” directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. In 2008, the Compensation Committee met eight times.

The Compensation Committee Report can be found on page 17 of this Proxy Statement and additional information about the Committee’s processes and procedures for the consideration and determination of executive compensation can be found in the Compensation Discussion and Analysis, also beginning on page 17 of this Proxy Statement.

The Governance Committee monitors our Board structure and operations. As part of its functions, the Governance Committee sets criteria for Board membership; searches for and screens candidates to fill Board vacancies; recommends appropriate candidates for election each year and, in this regard, evaluates individual Director performance; assesses overall Board performance; considers Board composition and size; recommends to the Board the compensation paid to non-management Directors and evaluates the Company’s corporate governance process. The Committee also considers and makes recommendations to the Board regarding shareholder proposals for inclusion in the Company’s annual Proxy Statement. In addition, under our majority voting standard for uncontested Director elections, if an incumbent Director fails to be re-elected, the Governance Committee is responsible for making a recommendation to the Board about whether to accept the Director’s resignation. Members of the Committee are Directors McKenna (Chairperson), Eckert, Hernandez, Jackson and Stone. All members of the Governance Committee are independent within the meaning of the listing standards of the NYSE. In 2008, the Governance Committee met six times.

The Corporate Responsibility Committee acts in an advisory capacity to the Company’s management with respect to policies and strategies that affect the Company’s role as a socially responsible organization, including issues pertaining to product safety, workplace safety, employee opportunities and training, diversity, the environment and sustainable supply chain initiatives. These issues are important to our customers and to the McDonald’s System, which includes franchisees and suppliers, as well as the Company, its subsidiaries, joint ventures and developmental licensees, and we acknowledge the benefits of dialogue about these issues. Members of the Committee are Directors Massey (Chairperson), Arnold, Penrose and Rogers. In 2008, the Corporate Responsibility Committee met twice.

        The Finance Committee ensures that McDonald’s significant financial policies and plans, such as its dividend policy and share repurchase program, are considered in appropriate detail in light of the Company’s overall strategy and performance. The Finance Committee has principal oversight responsibility with respect to certain material financial matters, including the Company’s treasury activities, as well as acquisitions and divestitures that are significant to the Company’s business. This Committee annually reviews the Company’s worldwide insurance program, banking and trading arrangements, and policies with respect to dividends and share repurchase. Members of the Committee are Directors Jackson (Chairperson), Lenny, McKenna, McMillan and Stone. All members of the Finance Committee are independent within the meaning of the listing standards of the NYSE. In 2008, the Finance Committee met three times.

The Executive Committee may exercise most Board powers during the periods between Board meetings. Members of this Committee are Directors Skinner (Chairperson), Eckert, Hernandez and McKenna. In 2008, the Executive Committee did not meet.

McDonald’s Corporation Proxy Statement 2009 3

DIRECTOR COMPENSATION

Under McDonald’s Corporate Governance Principles, the Governance Committee recommends to the Board the form and amount of compensation for non-management Directors. Only non-management Directors are paid for their service on the Board. The compensation structure for the non-management Directors in 2008 was the same as in 2007 and will remain the same for 2009.

The following table summarizes the compensation received by the non-management Directors in 2008:

Name (a )	Fees earned or paid in cash ($)(2)(3) (b)	Stock awards ($)(4)(5) (c)	Option awards ($)(6)(7) (d )	All other compensation (8) (g)	Total (h)
Hall Adams, Jr. (1)	$ 52,357	$ 35,164	$ 875	$ 0	$ 88,396
Susan E. Arnold (1)	68,143	54,836	—	10,000	132,979
Robert A. Eckert	143,736	90,000	875	10,000	244,611
Enrique Hernandez, Jr.	146,500	90,000	875	10,000	247,375
Jeanne P. Jackson	124,000	90,000	875	5,000	219,875
Richard H. Lenny	120,500	90,000	—	10,000	220,500
Walter E. Massey	130,500	90,000	875	10,000	231,375
Andrew J. McKenna (9)	137,500	841,626	875	10,000	990,001
Cary D. McMillan	120,500	90,000	875	0	211,375
Sheila A. Penrose	120,500	90,000	—	5,000	215,500
John W. Rogers, Jr.	119,000	90,000	875	10,000	219,875
Roger W. Stone	128,000	90,000	875	10,000	228,875

(1)	Director Adams retired from the Board and Director Arnold was elected to the Board on May 22, 2008.

(2)	Non-management Directors who served throughout 2008 earned: an annual retainer of $90,000 (Directors Adams and Arnold, who both served for a portion of the year, received prorated retainers of $35,357 and $54,643, respectively); a $2,000 fee for each Board meeting attended; a $1,500 fee for each Committee meeting attended; and a $2,000 fee for each executive session not held in conjunction with a Board meeting. In addition, in 2008, the Chairperson of each of the Audit, Compensation and Governance Committees (Directors Hernandez, Eckert and McKenna, respectively) received an annual retainer fee of $20,000 (except that Director Eckert, who was appointed Compensation Committee Chairperson on January 24, 2008, received a prorated retainer of $18,736). The Chairperson of each of the Corporate Responsibility and Finance Committees (Directors Massey and Jackson, respectively) received an annual retainer fee of $10,000 for service in these capacities. The Company reimburses non-management Directors for expenses incurred in connection with attending Board, Committee and shareholder meetings, as well as attending McDonald’s business meetings at management’s invitation. On limited occasions, the Company may determine that it is appropriate for non-management Directors to be accompanied by their spouses in connection with these meetings and/or at other events related to their service on the Board. In these circumstances, the Company also reimburses the spouses’ travel expenses. In addition, in accordance with our Corporate Governance Principles, the Company reimburses reasonable expenses related to continuing education for our Directors.

(3)	Non-management Directors may elect to defer all or a portion of their retainer and/or fees in the form of common stock equivalent units under the Company’s Directors’ Deferred Compensation Plan. Such deferrals, as well as the common stock equivalent units described in note 4 below, are credited to an account that is periodically adjusted to reflect the gains, losses and dividends associated with a notional investment in McDonald’s common stock. The number of common stock equivalent units credited to a non-management Director’s account is based on a per-share price equal to the closing price of McDonald’s stock on the NYSE on the date the credit is made. Amounts credited to the non-management Directors’ accounts are paid in cash, in a single lump sum after the non-management Director retires from the Board or dies or on the date specified by the non-management Director in a deferral election. If the non-management Director has made a valid prior written election in accordance with the terms of the plan, all or a portion of the amount in the non-management Director’s account may be paid in equal annual installments over a period of up to 15 years beginning after retirement from the Board.

(4)	Represents the expense to the Company in 2008, as reported in our financial statements pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), of (i) common stock equivalent units granted under the Directors’ Deferred Compensation Plan on December 31, 2008 to each non-management Director who served on the Board during 2008; and (ii) in the case of Director McKenna, restricted stock units, including a special grant of 14,222 restricted stock units on June 10, 2008, awarded in recognition of Director McKenna’s service as non-executive Chairman of the Board, as described in note 9 on the next page.

(5)	The aggregate number of outstanding stock awards held by each of the non-management Directors as of December 31, 2008 is set forth in the table below. Stock awards include

4 McDonald’s Corporation Proxy Statement 2009

common stock equivalent units under the Directors’ Deferred Compensation Plan and, in the case of Director McKenna, both common stock equivalent units and restricted stock units:

Name	Aggregate number of outstanding stock awards as of December 31, 2008
Hall Adams, Jr.	15,819
Susan E. Arnold	2,004
Robert A. Eckert	23,016
Enrique Hernandez, Jr.	46,053
Jeanne P. Jackson	33,429
Richard H. Lenny	12,802
Walter E. Massey	19,850
Andrew J. McKenna	141,258
Cary D. McMillan	18,912
Sheila A. Penrose	5,702
John W. Rogers, Jr.	22,039
Roger W. Stone	80,826

(6)	Represents the expense to the Company in 2008 under FAS 123R, as reported in our financial statements, of stock options granted in prior years. The Company has not granted any stock options to non-management Directors since May 20, 2004.

(7)	The aggregate number of outstanding stock options held by each of the non-management Directors as of December 31, 2008 is set forth in the table below:

Name	Aggregate number of outstanding stock options as of December 31, 2008
Hall Adams, Jr.	24,000
Susan E. Arnold	—
Robert A. Eckert	15,000
Enrique Hernandez, Jr.	—
Jeanne P. Jackson	24,000
Richard H. Lenny	—
Walter E. Massey	—
Andrew J. McKenna	10,998
Cary D. McMillan	15,000
Sheila A. Penrose	—
John W. Rogers, Jr.	15,000
Roger W. Stone	23,000

(8)	Represents Company matching gifts of charitable contributions to tax-exempt organizations for non-management Directors who participated in this program. This program is generally available to the Company’s employees and for the non-management Directors matches up to $10,000 of charitable contributions made to certain categories of tax-exempt organizations. The total cost of matching contributions made on behalf of non-management Directors was $90,000 during 2008.

(9)	The amount reported in the “Stock Awards” column for Director McKenna represents the sum of (i) the $90,000 credit to his account under the Directors’ Deferred Compensation Plan on December 31, 2008; and (ii) the 2008 expense to the Company of $751,626 under FAS 123R relating to the special awards of 10,000 restricted stock units granted on May 10, 2005, 17,000 restricted stock units granted on May 23, 2007, and 14,222 restricted stock units granted on June 10, 2008 in recognition of his service as non-executive Chairman of the Board. These restricted stock units will be paid out on the later of one year from the date of grant or Director McKenna’s retirement date.

BOARD AND COMMITTEE EVALUATIONS

In accordance with our Corporate Governance Principles, the Governance Committee conducts an annual evaluation of the performance of the Board of Directors. Individual Directors are evaluated periodically, but no less often than each time they are slated for re-election. In addition, each of the Audit, Compensation and Governance Committees annually conducts self-evaluations and each of the Corporate Responsibility and Finance Committees conducts such evaluations at least every two years. Results of these evaluations are discussed at committee meetings and with the full Board.

CODE OF CONDUCT FOR THE BOARD OF DIRECTORS

Each year, Directors confirm that they have read the Code of Conduct for the Board of Directors and will comply with its standards.

DIRECTOR SELECTION PROCESS

The Company has a policy with regard to the consideration of Director candidates. Under the policy, the Governance Committee establishes criteria for Director nominees, screens candidates and recommends Director nominees who are approved by the full Board.

        The Governance Committee considers candidates suggested by its members, other Directors, senior management and shareholders in anticipation of upcoming elections and actual or expected Board vacancies. The Committee may, at the Company’s expense, retain search firms, consultants and other advisors to identify, screen and/or evaluate candidates.

All candidates, including those recommended by shareholders, are evaluated on the same basis in light of their credentials and the needs of the Board and the Company. Of particular importance are the candidate’s integrity and judgment, professional achievements and experience relevant to the Company’s business and strategic challenges, his/her potential contribution to the diversity and culture of the Board, and ability and willingness to devote sufficient time to Board duties. Candidates also are evaluated in light of Board policies, such as those relating to Director independence and service on other boards. Candidates with appropriate qualifications are interviewed in person, typically by the Chairman, the Chief Executive Officer, a majority of the members of the Governance Committee and other available Directors.

The Governance Committee also evaluates sitting Directors whose terms are nearing expiration and who are being considered for renomination in light of the above considerations and their past contributions to the Board. Shareholders who wish to suggest candidates for nomination by the Board or who wish to directly nominate Director candidates for election at the Company’s 2010 Annual Shareholders’ Meeting should follow the procedures described in the section on Consideration of Director Nominations for the 2010 Annual Shareholders’ Meeting, which can be found on page 6 of this Proxy Statement.

McDonald’s Corporation Proxy Statement 2009 5

Communications

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND NON-MANAGEMENT DIRECTORS

Interested persons wishing to communicate directly with the Board or the non-management Directors, individually or as a group, may do so by sending written communications addressed to them at McDonald’s Corporation, P.O. Box 4953, Oak Brook, IL 60522-4953. Under the Board’s policy for shareholder communications addressed to the Board, the Corporate Secretary collects mail from the Directors’ post office box, forwards correspondence directed to an individual Director to that Director, and screens correspondence directed to multiple Directors or the full Board in order to forward it to the most appropriate Committee Chairperson, the Chairman or the full Board. Communications to the Board, the non-management Directors or to any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the Chairperson of the Audit Committee.

CONSIDERATION OF DIRECTOR NOMINATIONS FOR THE 2010 ANNUAL SHAREHOLDERS’ MEETING

Director candidates nominated by the Board

Shareholders can suggest Director candidates for consideration for nomination by the Board by writing to the Governance Committee, c/o Gloria Santona, Corporate Secretary, McDonald’s Corporation, One McDonald’s Plaza, Oak Brook, IL 60523-1928. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a Director, if elected.

Director candidates nominated by a shareholder

For Director nominations to be properly brought before the 2010 Annual Shareholders’ Meeting by a shareholder, timely notice must be given by the shareholder to the Corporate Secretary. With respect to the 2010 Annual Shareholders’ Meeting, notice will be timely if it is delivered to the Corporate Secretary at the above address on or after the close of business on January 27, 2010 and on or before the close of business on February 26, 2010. A shareholder presenting a nominee for Director must satisfy certain other requirements set forth in the Company’s By-Laws, which are available on the Company’s website at www.governance.mcdonalds.com.

Qualifications for Directors

Article II, Section 6 of the Company’s By-Laws provide that, in order to be eligible for election as a Director, a candidate must deliver to the Corporate Secretary statements indicating whether the candidate: (a) will deliver a resignation effective upon (i) failure to receive the required vote for election after a re-election and (ii) Board acceptance of such resignation; (b) is a party to any voting commitment that could limit the nominee’s ability to carry out his/her fiduciary duties; (c) intends to refrain from entering into certain voting commitments; (d) is a party to any arrangements for compensation, reimbursement or indemnification in connection with service as a Director, or intends to enter into any such arrangement; and (e) intends to comply with the Company’s publicly disclosed policies and guidelines. The foregoing is a summary of the requirements of Article II, Section 6 of the Company’s By-Laws and is qualified by reference to the actual provisions of Article II, Section 6.

In addition, a Director candidate nominated by a shareholder for election at the 2010 Annual Shareholders’ Meeting will not be eligible for election unless the shareholder proposing the nominee has provided timely notice of the nomination in accordance with the deadlines specified under the section entitled “Director candidates nominated by a shareholder” and has otherwise complied with the other applicable requirements set forth in the By-Laws.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

To be considered for inclusion in the Company’s Proxy Statement for the 2010 Annual Shareholders’ Meeting, shareholder proposals must be received by the Corporate Secretary no later than December 18, 2009. These proposals should be sent to Gloria Santona, Corporate Secretary, by fax at 1-630-623-0497 or by mail to Gloria Santona, Corporate Secretary, McDonald’s Corporation, One McDonald’s Plaza, Oak Brook, IL 60523-1928. This notice requirement is in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2010 ANNUAL SHAREHOLDERS’ MEETING

For any proposal that is not submitted for inclusion in the Company’s Proxy Statement for the 2010 Annual Shareholders’ Meeting pursuant to the SEC’s proxy rules, but is instead sought to be presented directly from the floor of the 2010 Annual Shareholders’ Meeting, the Company’s By-Laws require that timely notice must be given to the Corporate Secretary. To be timely, the notice must be delivered to the Corporate Secretary at the above address on or after the close of business on January 27, 2010 and on or before the close of business on February 26, 2010. The By-Laws also provide that the proposal, as determined by the Chairman of the meeting, must be a proper subject for shareholder action under Delaware corporation law.

6 McDonald’s Corporation Proxy Statement 2009

Proposals to be voted on

Proposal No. 1.

ELECTION OF DIRECTORS

The Board is divided into three classes, each having three-year terms that expire in successive years.

Nominees

The nominees for Director are: Robert A. Eckert, Enrique Hernandez, Jr., Jeanne P. Jackson and Andrew J. McKenna.

All of the nominees are standing for election as Directors at the 2009 Annual Shareholders’ Meeting to hold office for three-year terms expiring in 2012. Four directorships are currently subject to election.

Your shares will be voted according to your instructions. If you return your signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the four nominees named above. The Company’s By-Laws provide that nominees for Director are elected by majority vote, which means that a nominee is elected only if the votes cast “for” his/her election exceed the votes cast “against” his/her election (with abstentions having no effect on the outcome of the election), except that Directors will be elected by plurality vote if the Corporate Secretary receives notice of a shareholder nomination for Director election in accordance with the By-Laws and that nomination is not withdrawn within a specified time period set forth in the By-Laws. Shareholders are permitted to nominate candidates for Director election only if they provide timely notice of a nomination in accordance with the Company’s By-Laws. Directors will be elected by majority vote at the 2009 Annual Shareholders’ Meeting.

Each of the incumbent Directors who is nominated for re-election at the 2009 Annual Shareholders’ Meeting has agreed to tender an irrevocable resignation that will be effective (i) if the nominee is not re-elected by the required vote for election at the Annual Shareholders’ Meeting; and (ii) if the Board accepts such resignation following the meeting. The Governance Committee will act on an expedited basis to determine whether or not to accept the nominee’s resignation and will submit such recommendation for prompt consideration by the Board. The Governance Committee and the Board may consider any factors they deem appropriate and relevant in deciding whether or not to accept a nominee’s resignation.

The Board of Directors expects all four nominees named above to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Shareholders’ Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

Biographical information for the Directors continuing in office and for the four nominees follows.

The Board of Directors recommends that shareholders vote FOR all four nominees.

Biographical information

Ralph Alvarez Mr. Alvarez is President and Chief Operating Officer of the Company, a position to which he was elected in August 2006, and also has served as a Director since January 2008. He served as President of McDonald’s North America from January 2005 to August 2006 and as President, McDonald’s USA from July 2004 to January 2005. From January 2003 to July 2004, Mr. Alvarez served as Chief Operations Officer for McDonald’s USA. Mr. Alvarez, 53, was first employed by the Company in 1994 and is a member of the class of 2010. Mr. Alvarez is currently a director of KeyCorp, but is not standing for re-election, and will continue to serve as a director until the KeyCorp Annual Meeting of Shareholders in May 2009. Mr. Alvarez also serves on the board of Eli Lilly and Company.

Susan E. Arnold Ms. Arnold is serving in a special assignment reporting to the Chief Executive Officer with The Procter & Gamble Company, a manufacturer and marketer of consumer goods, through September 1, 2009. Ms. Arnold was the President–Global Business Units of The Procter & Gamble Company from 2007 until March 2009 when she retired from that post. Prior to that time she served as Vice Chair of P&G Beauty and Health since 2006 and Vice Chair of P&G Beauty since 2004. She is also a director of The Walt Disney Company. Ms. Arnold, 55, joined McDonald’s Board in 2008 and is a member of the class of 2011.

McDonald’s Corporation Proxy Statement 2009 7

Robert A. Eckert Nominee. Mr. Eckert is Chairman of the Board and Chief Executive Officer of Mattel, Inc., a designer, manufacturer and marketer of family products, a post he has held since May 2000. Mr. Eckert, 54, joined McDonald’s Board in 2003 and is a nominee for the class of 2012.

Enrique Hernandez, Jr. Nominee. Mr. Hernandez has been Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers, since 1986. He joined McDonald’s Board in 1996 and is a nominee for the class of 2012. Mr. Hernandez, 53, also serves as the Chairman of the Board of Nordstrom, Inc., and as a director of Chevron Corporation and Wells Fargo & Company.

Jeanne P. Jackson Nominee. Ms. Jackson became President of Direct to Consumer for NIKE, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories, in March 2009. Ms. Jackson was Chief Executive Officer of Walmart.com from March 2000 to January 2002. Ms. Jackson, 57, joined McDonald’s Board in 1999 and is a nominee for the class of 2012. She also serves on the board of Harrah’s Entertainment, Inc.

Richard H. Lenny Mr. Lenny was Chairman, President and Chief Executive Officer of The Hershey Company, a manufacturer, distributor and marketer of chocolate and non-chocolate candy, snacks and candy-related grocery products, from January 2002 until his retirement in December 2007. He serves as a director of ConAgra Foods, Inc. Mr. Lenny, 57, joined McDonald’s Board in 2005 and is a member of the class of 2011.

Walter E. Massey Dr. Massey retired as President of Morehouse College in June 2007, a post to which he was named in 1995. He serves as a director of Bank of America Corporation. Dr. Massey, 71, joined McDonald’s Board in 1998 and is a member of the class of 2010.

Andrew J. McKenna Nominee. Mr. McKenna has been the non-executive Chairman of the Board since 2004 and is also the Chairman of Schwarz Supply Source, a printer, converter, producer and distributor of packaging and promotional materials. Mr. McKenna, 79, joined McDonald’s Board in 1991 and is a nominee for the class of 2012. He is also a director of Aon Corporation and Skyline Corporation.

Cary D. McMillan Mr. McMillan has been Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to May 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel, and Executive Vice President, from January 2000 to May 2004, of Sara Lee Corporation, a branded consumer packaged goods company. Mr. McMillan, 51, joined McDonald’s Board in 2003 and is a member of the class of 2011. He also serves as a director of American Eagle Outfitters, Inc. and Hewitt Associates, Inc.

Sheila A. Penrose Ms. Penrose is the non-executive Chairman of the Board of Jones Lang LaSalle Incorporated, a real estate services and money management firm, since her election to that post in January 2005. She has served on Jones Lang LaSalle’s Board since 2002. From October 2000 to December 2007, Ms. Penrose was the President of the Penrose Group, a provider of strategic advisory services on financial and organizational strategies. Ms. Penrose, 63, joined McDonald’s Board in 2006 and is a member of the class of 2011.

John W. Rogers, Jr. Mr. Rogers is the Chairman and Chief Executive Officer of Ariel Investments, LLC, a privately held institutional money management firm that he founded in 1983. Mr. Rogers, 51, joined McDonald’s Board in 2003 and is a member of the class of 2010. Mr. Rogers also serves as a director of Aon Corporation and Exelon Corporation, and as a trustee of Ariel Investment Trust.

James A. Skinner Mr. Skinner is Vice Chairman and Chief Executive Officer, a post to which he was elected in November 2004, and also has served as a Director since that date. He served as Vice Chairman from January 2003 to November 2004. Mr. Skinner, 64, has been with the Company for 37 years and is a member of the class of 2011. He also serves as a director of Illinois Tool Works Inc. and Walgreen Co.

Roger W. Stone Mr. Stone has been Chairman and Chief Executive Officer of KapStone Paper and Packaging Corporation, formerly Stone Arcade Acquisition Corporation, since April 2005. Mr. Stone was manager of Stone-Kaplan Investments, LLC from July 2004 to January 2007. He was Chairman and Chief Executive Officer of Box USA Group, Inc., a corrugated box manufacturer, from 2000 to 2004. Mr. Stone has also been the non-executive Chairman and director of Stone Tan China Acquisition Corp. since January 2007. Mr. Stone, 74, joined McDonald’s Board in 1989 and is a member of the class of 2010.

Miles D. White Mr. White has been Chairman of the Board and Chief Executive Officer of Abbott Laboratories, a pharmaceuticals and biotechnology company, since 1999. Mr. White joined Abbott in 1984. He is currently a director of Motorola, Inc., but is not standing for re-election, and will continue to serve as a director until the Motorola Annual Meeting of Stockholders in May 2009. Mr. White, 54, joined the McDonald’s Board in April 2009 as a member of the class of 2010.

PROPOSAL NO. 2.

APPROVAL OF THE APPOINTMENT OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO SERVE AS INDEPENDENT AUDITORS FOR 2009

The Audit Committee is responsible for the appointment of the independent auditors engaged by the Company. The Audit Committee has appointed Ernst & Young LLP as independent auditors for 2009. The Board is asking shareholders to approve this appointment. Ernst & Young LLP audited the Company’s financial statements and internal control over financial reporting for 2008. A representative of that firm will be present at the Annual Shareholders’ Meeting and will have an opportunity to make a statement and answer questions.

See page 40 of this Proxy Statement for additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

8 McDonald’s Corporation Proxy Statement 2009

The Board of Directors recommends that shareholders vote FOR the appointment of Ernst & Young LLP, an independent registered public accounting firm, to serve as independent auditors for 2009.

Proposal No. 3.

APPROVAL OF PERFORMANCE GOALS FOR CERTAIN QUALIFIED PERFORMANCE-BASED AWARDS UNDER THE MCDONALD’S CORPORATION AMENDED AND RESTATED 2001 OMNIBUS STOCK OWNERSHIP PLAN.

The Board of Directors recommends that shareholders vote FOR approval of the Performance Goals for certain Qualified Performance-Based Awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan.

We are asking for your approval of the performance goals for “Qualified Performance-Based Awards” (as defined below), other than options and stock appreciation rights (SARs), under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan (Stock Ownership Plan). We are not amending or altering the Stock Ownership Plan.

Background

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the deductibility of certain executive compensation paid to the Company’s Chief Executive Officer and the four highest compensated officers (other than the Chief Executive Officer), as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934. These officers are referred to below as covered employees. An exemption from this limitation (the Performance Exception) applies to “performance-based” compensation as defined in the regulations under Section 162(m).

The Stock Ownership Plan gives the Board’s Compensation Committee or another committee of independent directors appointed by the Board (Committee) the ability to grant options, SARs, restricted stock, restricted stock units, dividend equivalents and other stock-based awards that are designed to qualify for the Performance Exception (Qualified Performance-Based Awards). Options and SARs meet the Performance Exception because their value is based solely on any increase in the value of the Company’s stock after the date of grant. Other Qualified Performance-Based Awards are granted subject to performance goals specified in the Stock Ownership Plan.

One of the requirements under the Performance Exception is shareholder approval of the performance goals pursuant to which the compensation is paid. The regulations under Section 162(m) require that, in order for Qualified Performance-Based Awards other than options and SARs to continue to qualify for the Performance Exception, shareholders must approve the material terms of the applicable performance goals every five years. The material terms of the performance goals for Qualified Performance-Based Awards other than options and SARs under the Stock Ownership Plan were last approved on May 20, 2004 (at the same time that the Stock Ownership Plan was approved by our shareholders). Therefore, we are asking for your approval of the material terms of the performance goals again this year.

Performance goals

Qualified Performance-Based Awards other than options and SARs are subject to the achievement of performance goals based upon the attainment of specified levels of one or more of the following measures, applied to the Company as a whole or to any subsidiary, division or other unit of the Company: revenue, operating income, net income, basic or diluted earnings per share, return on revenue, return on assets, return on equity, return on total capital, or total shareholder return. These performance goals may be absolute or relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing performance goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, as well as asset impairment and the effects of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

Eligible employees and maximum awards

Awards under the Stock Ownership Plan may be granted to any employee (including officers) of the Company or any of its domestic subsidiaries, to any employee, officer or director of any of the Company’s foreign subsidiaries, and to non-employee Directors of the Company. In 2009, awards were made to approximately 3,600 participants under the Stock Ownership Plan. Currently, there are more than 8,000 participants with outstanding awards granted under the Stock Ownership Plan. Each year from 2006 through 2009, restricted stock units designed to qualify for the Performance Exception were granted under the Stock Ownership Plan to 11 individuals. The Committee anticipates that a comparable number of individuals will be selected for Qualified Performance-Based Awards subject to the achievement of performance goals in the future. The maximum number of shares covered by Qualified Performance-Based Awards other than options and SARs that may be granted to any single participant during any one-year period is 500,000, subject to adjustments in the case of changes in capitalization and corporate transactions pursuant to adjustment provisions set forth in the Stock Ownership Plan.

If the Committee grants Qualified Performance-Based Awards subject to the achievement of performance goals, and complies with the other procedures required by the Performance Exception, those awards should qualify for the Performance Exception. However, it is possible that in some cases, awards under the Stock Ownership Plan that are intended to qualify for the Performance Exception may not so qualify, or the Committee may exercise its discretion to make awards that do not qualify for the Performance Exception.

McDonald’s Corporation Proxy Statement 2009 9

Amendment

The Stock Ownership Plan and awards thereunder may be amended by our Board of Directors or the Committee, subject to shareholder approval if required by the listing requirements of the New York Stock Exchange or any other national securities exchange on which McDonald’s equity securities are listed. The Stock Ownership Plan provides that shareholder approval would be required for any amendment that would result in the reduction of the exercise price of any option or stock appreciation right, except for adjustments for changes in capitalization and corporate transactions as provided in the Stock Ownership Plan. Amendments may not adversely affect outstanding awards without the consent of the affected grantee, unless the amendment does not materially decrease the value of the award or is made to comply with applicable law, stock exchange rules or accounting rules. No amendment may be made that would cause the loss of the exemption from the limitation under Section 162(m) for any then-outstanding Qualified Performance-Based Awards. In addition, awards may not be amended in a way that is inconsistent with the requirements of the Stock Ownership Plan. For example, an award that is subject to the minimum vesting schedule for service-vesting restricted stock, restricted stock units and other full-value stock-based awards under the Stock Ownership Plan may not be amended to eliminate that minimum vesting schedule.

Equity compensation plan information

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2008. All outstanding awards relate to the Company’s common stock. Shares issued under all of the following plans may be from the Company’s treasury, newly issued or both.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	39,490,575	(1)	$ 35.10	40,870,134
Equity compensation plans not approved by security holders	16,936,105	(2)	35.45	0

Total	56,426,680		$ 35.21	40,870,134

(1)	Includes stock options outstanding under the following plans: Stock Ownership Plan–36,325,896 shares; 1992 Stock Ownership Incentive Plan (1992 Plan)–104,700 shares; and Non-Employee Director Stock Option Plan–25,500 shares. Also includes 3,034,479 restricted stock units granted under the Stock Ownership Plan.

(2)	Includes stock options outstanding under the following plans: 1992 Plan–16,304,089; 1975 Stock Ownership Option Plan–617,766; and 1999 Non-Employee Director Stock Option Plan–14,250.

The foregoing description addresses limited aspects of the Stock Ownership Plan, primarily the material terms of the performance goals that apply to Qualified Performance-Based Awards other than options and SARs under the Plans, and is qualified in its entirety by the full text of the Stock Ownership Plan. The Stock Ownership Plan is not part of this Proxy Statement. A copy of the Stock Ownership Plan is available on the Company’s website at www.investor.mcdonalds.com, by clicking on “2009 Proxy Statement.” In addition, the Stock Ownership Plan is available at the Securities and Exchange Commission’s website at www.sec.gov, where it is an exhibit to the electronic version of this Proxy Statement. We will provide you with a copy of the Stock Ownership Plan without charge if you call the Investor Relations Service Center at 630-623-7428, or write to us at McDonald’s Corporation, Investor Relations Service Center, One McDonald’s Plaza, Oak Brook, IL 60523-1928. Copies of the Stock Ownership Plan will also be available at the Annual Shareholders’ Meeting.

The Board’s recommendation

The Board believes that the approval of the performance goals for Qualified Performance-Based Awards other than options and SARs under the Stock Ownership Plan will permit the Committee to continue to grant Qualified Performance-Based Awards that meet the Performance Exception. The Board believes that this is in the best interest of the Company.

If shareholders do not approve the performance goals, management and the Compensation Committee will examine available alternatives, including granting compensation to covered employees that does not qualify for the Performance Exception.

Therefore, your Board of Directors recommends that you vote FOR the approval of the performance goals for certain Qualified Performance-Based Awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan.

Proposal No. 4.

APPROVAL OF MCDONALD’S CORPORATION 2009 CASH INCENTIVE PLAN

The Board of Directors recommends that shareholders vote FOR approval of the 2009 Cash Incentive Plan.

The McDonald’s Corporation 2009 Cash Incentive Plan, referred to below as the Cash Incentive Plan, was adopted by the Compensation Committee of our Board of Directors on March 18, 2009, subject to approval by our shareholders. The 2009 Cash Incentive Plan is substantially identical to the McDonald’s Corporation 2004 Cash Incentive Plan (2004 Cash Incentive Plan), which was approved by our shareholders on May 20, 2004 and by its terms expires immediately prior to the Company’s 2009 Annual Shareholders’ Meeting.

The purpose of seeking this approval is to obtain the benefits of the Performance Exception from the limits on our tax deductions for cash incentive compensation under Section 162(m), as more fully described on page 9 under “Background.”

The material features of the Cash Incentive Plan are summarized below.

10 McDonald’s Corporation Proxy Statement 2009

Purpose

The primary purpose of the Cash Incentive Plan is to enable the Company to continue to pay performance-based short-term and long-term incentive cash compensation designed to qualify for the Performance Exception on substantially the same terms as under the 2004 Cash Incentive Plan, which by its terms expires immediately prior to the Company’s 2009 Annual Shareholders’ Meeting.

The Cash Incentive Plan provides a means to advance the Company’s interests by paying performance-based short-term and long-term incentive cash compensation designed to qualify for the Performance Exception to those employees upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. It is anticipated that the opportunity to earn such cash compensation will stimulate the efforts of such employees on behalf of the Company, strengthen their desire to continue in the service of the Company, and assist the Company in attracting promising new employees.

General information

The Cash Incentive Plan provides for the granting of the opportunity to earn cash incentive awards based upon the achievement of performance goals during specified periods, known as performance periods.

If approved, the Cash Incentive Plan will become the Company’s primary vehicle for annual and long-term cash incentive compensation of its executives, replacing the 2004 Cash Incentive Plan upon its expiration. The Company currently grants awards under the 2004 Cash Incentive Plan through TIP (annual cash incentive awards) and CPUP (long-term cash incentive awards), and we expect to use TIP and CPUP to grant awards under the Cash Incentive Plan, although the Company may use different or additional methods for granting Cash Incentive Plan awards in our discretion.

Plan administration

The Cash Incentive Plan will be administered by the Board’s Compensation Committee or another committee of Directors appointed by the Board (Committee). The Committee members must all qualify as “outside directors” (as defined under Section 162(m) of the Internal Revenue Code) for purposes of the Performance Exception. The Committee has the power to delegate certain of its administrative responsibilities to appropriate individuals or committees, to the extent permitted under the Performance Exception.

Eligible employees

The Cash Incentive Plan may be used to grant performance-based awards to any employee of McDonald’s and its domestic subsidiaries and any employee or director of McDonald’s foreign subsidiaries. While the Committee considers cash incentives for approximately 4,600 employees, awards under the Cash Incentive Plan have historically been granted to a limited number of individuals. Each year from 2006 through 2009, the Committee granted awards under the 2004 Cash Incentive Plan to 11 individuals (generally, our executive officer group). See “Estimate of benefits” below. The Committee anticipates that a comparable number of individuals will be selected for awards in the future.

Awards under the Cash Incentive Plan

When the Committee makes an award under the Cash Incentive Plan, it must establish the terms and conditions of the award within the time period required by the Performance Exception (generally, within 90 days after the beginning of the applicable performance period), including the following:

>	The applicable performance goal or goals (see “Performance goals” below) and the performance period during which they must be achieved;

>	The formula by which the amounts payable will be determined, based upon the achievement of the performance goal or goals;

>	The consequences of a termination of employment during the applicable performance period; and

>	The consequences of a change in control during the applicable performance period, if they are to differ from the general rules explained below under “change in control.”

A cash payment generally may be made pursuant to an award only upon the achievement of the applicable performance goal or goals. The Committee may provide that achievement of the goals will be waived in whole or in part upon the death or disability of the participant, in the event of a change in control, or such other event as the Committee may deem appropriate. However, the Committee may not exercise any discretionary authority it may otherwise have under the Cash Incentive Plan in a manner that would cause the award to cease to qualify for the Performance Exception. The Performance Exception permits such waivers only upon a change in control or the participant’s death or disability.

Awards under the Cash Incentive Plan are not transferable, except upon death.

Maximum awards

In order to meet the requirements of the Performance Exception, the Cash Incentive Plan imposes the following limitations. The maximum number of performance periods that end in any single calendar year for which any one participant will be eligible to earn awards is three. In addition, the maximum amount of cash that may be paid pursuant to any one award under the plan is $8 million times the number of years and fractions thereof in the applicable performance period.

Performance goals

The performance goals for awards under the Cash Incentive Plan may be based upon the attainment of specified levels of one or more of the following measures, applied to the Company as a whole or to any subsidiary, division or other unit of the Company: revenue, operating income, net income, basic or diluted earnings per share, return on revenue, return on assets, return on equity, return on total capital, or total shareholder return. These performance goals may be absolute or relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing performance goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, and asset

McDonald’s Corporation Proxy Statement 2009 11

impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s Annual Report.

Amendment and termination

The Cash Incentive Plan and awards under it may be amended and the Cash Incentive Plan may be terminated by our Board of Directors, and awards may be amended by the Committee, without shareholder approval. However, no amendment or termination may adversely affect outstanding awards without the consent of the affected grantee, unless the amendment does not materially decrease the value of the award or is made to comply with applicable law, stock exchange rules or accounting rules. Moreover, in no event may any award be amended in any manner that would cause it to cease to qualify for the Performance Exception. The Cash Incentive Plan requires that the material terms of performance goals be submitted to the Company’s shareholders for reapproval as required to meet the Performance Exception.

Estimate of benefits

Because the grant of awards pursuant to the Cash Incentive Plan will be within the discretion of the Committee, it is not possible to determine the awards that will be made under the Cash Incentive Plan. The following table shows the dollar value of the annual incentive awards granted by the Committee in January 2008 under the 2004 Cash Incentive Plan for the performance period ending December 31, 2008, and the potential dollar value of the long-term incentive awards granted by the Committee in January 2007 under the 2004 Cash Incentive Plan for the performance period ending on December 31, 2009.

		Long-term incentive

	Annual incentive	Target	Maximum
James A. Skinner Vice Chairman and Chief Executive Officer	$4,600,000	$3,600,000	$8,280,000

Peter J. Bensen Corporate Executive Vice President and Chief Financial Officer	938,000	1,135,417	2,611,459

Ralph Alvarez President and Chief Operating Officer	2,800,000	2,000,000	4,600,000

Denis Hennequin President, McDonald’s Europe	1,208,940	1,200,000	2,760,000

Timothy J. Fenton President, McDonald’s Asia/Pacific, Middle East and Africa	930,000	1,200,000	2,760,000

Executive Officer Group (11 persons)	15,127,950	13,485,417	31,016,459

Non-Executive Director Group (n/a)	0	0	0

Non-Executive Officer Employee Group (0 persons)	0	0	0

Change in control

Unless the Committee determines otherwise in connection with the grant of a particular award, upon a “change in control” of the Company (as defined in the Cash Incentive Plan) during the performance period for an award, the participant will become entitled to a pro rata payment for the portion of the applicable performance period that precedes the change in control, computed by assuming that the applicable performance goals were achieved at the level achieved during the pre-change portion of the performance period. However, no such payments will be made to participants whose employment terminates for cause before the payment is made. Any payment made for an award at the time of a change in control will offset the amount (if any) that becomes payable under the award following completion of the performance period. It is the Company’s intention that the timing of payment of amounts that vest in connection with a change in control will comply with Section 409A of the Internal Revenue Code (Section 409A), including by delaying such payments until after completion of the performance period.

A “change in control” is generally defined under the Cash Incentive Plan as either (i) the acquisition of 20% or more of our common stock or voting securities by a single purchaser or a group of purchasers acting together; (ii) the incumbent members of the Board of Directors (and certain new directors approved in a specified manner by those members) cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; (iii) a significant merger or other business combination involving the Company; or (iv) a complete liquidation or dissolution of the Company.

Performance exception

Shareholder approval of the material terms of awards under the Cash Incentive Plan is required for the awards to satisfy the requirements of the Performance Exception from the limitation on deductibility of certain executive compensation under Section 162(m) (see Proposal No. 3). Approval of the Cash Incentive Plan at the Annual Shareholders’ Meeting will satisfy this shareholder approval requirement.

The foregoing summary is qualified in its entirety by the full text of the Cash Incentive Plan. The Cash Incentive Plan is not part of this Proxy Statement. A copy of the Cash Incentive Plan is available on the Company’s website at www.investor.mcdonalds.com, by clicking on “2009 Proxy Statement” and the Securities and Exchange Commission’s website at www.sec.gov, where it is an exhibit to an electronic version of this Proxy Statement. We will provide you with a copy without charge if you call the Investor Relations Service Center at 630-623-7428, or write to us at McDonald’s Corporation, Investor Relations Service Center, One McDonald’s Plaza, Oak Brook, IL 60523-1928. Copies of the Cash Incentive Plan will also be available at the Annual Shareholders’ Meeting.

The Board’s recommendation

The Board believes that the approval of the Cash Incentive Plan will permit the Committee to continue to grant performance-based short-term and long-term incentive cash compensation designed to qualify for the Performance Exception to those employees upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. The Board believes that this is in the best interest of the Company.

12 McDonald’s Corporation Proxy Statement 2009

If shareholders do not approve the Cash Incentive Plan, management and the Compensation Committee will examine all of the available alternatives, including but not limited to paying cash incentive compensation under other arrangements that do not qualify for the Performance Exception.

Therefore, your Board of Directors recommends that you vote FOR the approval of the 2009 Cash Incentive Plan.

P ROPOSAL NO. 5.

SHAREHOLDER PROPOSAL RELATING TO SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

The Needmor Fund, CHRISTUS Health, Congregation of Sisters of St. Agnes, Congregation of the Sisters of Charity of the Incarnate Word, Emerald Assurance, Friends Fiduciary Corporation, Missionary Oblates of Mary Immaculate, United States Province, Neva R. Goodwin, Providence Trust and St. Scholastica Monastery advised the Company that they intend to present the following shareholder proposal at the Annual Shareholders’ Meeting. The lead proponent, The Needmor Fund, owns 1,300 shares of the Company’s common stock. The addresses of the proponents are available upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Investor Relations Service Center, Department 300, One McDonald’s Plaza, Oak Brook, IL 60523-1928.

Shareholder proposal

RESOLVED, that shareholders of McDonald’s Corporation request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting statement

Investors are increasingly concerned about mushrooming executive compensation especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Ingersoll Rand, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. We believe the statesman like approach for company leaders is to adopt an Advisory Vote voluntarily before required by law.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

We urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote.

The Board’s recommendation

The Board of Directors has carefully considered the proposal and believes that it is not in the best interest of our shareholders. We recognize the importance of establishing and maintaining appropriate executive compensation practices, and appreciate the importance that our shareholders place on these practices. We welcome the input of our shareholders on our executive compensation programs, as well as on all other aspects of corporate governance. For the following reasons, however, we believe that an advisory vote of the type called for by the proposal offers too little opportunity for informative shareholder input and would be of little value to either shareholders or the Board of Directors.

Our compensation program for executives already links pay to performance. As detailed in the Compensation Discussion and Analysis section of this Proxy Statement, we believe that our Company’s existing and historical compensation practices clearly establish a strong link between executive compensation and corporate performance. Many “say on pay” proposals arise from perceived or actual executive compensation practices that do not reflect the relative success or failures of a company, which is not the case at McDonald’s. In fact, the proponents of this proposal do not allege any poor executive pay practices with respect to our Company. We believe that the proposal seeks to fix a problem that does not exist at McDonald’s.

McDonald’s Corporation Proxy Statement 2009 13

The proposed advisory vote would not allow shareholders to express meaningful opinions or provide useful information to the Board of Directors or its Compensation Committee. The proposal calls for an advisory vote on the Summary Compensation Table and the accompanying explanatory disclosures included in our annual proxy statement. The table and related disclosures provide extensive, detailed information regarding each element of compensation paid to each of our named executive officers. A simple “for” or “against” advisory vote on this information would not allow shareholders to express their views in any meaningful way on the components or amounts of compensation identified in the Summary Compensation Table or discussed in the related disclosures. For this reason, the Board of Directors and the Compensation Committee would neither be able to determine the meaning of a negative vote or discern any shareholder opinions that might be useful in setting future compensation. A vote against ratification, for example, could mean that shareholders (or some shareholders) do not approve of the amount of compensation paid to a particular executive officer, or believe that bonuses were too high (or too low), or prefer that executives receive more (or less) of their compensation in the form of equity awards as opposed to cash. The proposed advisory vote would leave our Directors to guess at the particular concerns of the shareholders and how to improve the compensation program.

The proposed advisory vote could be in conflict with expected federal legislation. The matter of shareholder ratification of executive compensation previously has been the subject of proposed federal legislation, and it is widely expected that similar legislation will be introduced in Congress in 2009. If Congress enacts legislation requiring an advisory vote on executive compensation, the proposal may be superseded before it could be implemented. In addition, the elements of the proposed advisory vote could be inconsistent with the federal legislation or the Company may have implemented the proposal in a way that is inconsistent with the federal legislation. In any case, approval of the proposal at this time would be premature in light of the potential for legislative action in the near future.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 6.

SHAREHOLDER PROPOSAL RELATING TO THE USE OF CAGE-FREE EGGS

The Humane Society of the United States advised the Company that it intends to present the following shareholder proposal at the Annual Shareholders’ Meeting. The proponent owns 101 shares of the Company’s common stock. The address of the proponent is available upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Investor Relations Service Center, Department 300, One McDonald’s Plaza, Oak Brook, IL 60523-1928.

Shareholder proposal

Whereas, in our 2008 Corporate Responsibility Report, McDonald’s Corporation (the Corporation) commits to “ensure industry-leading animal husbandry practices” and our “Animal Welfare Guiding Principles” express our “commitment to ensuring animals are free from cruelty, abuse and neglect.”

McDonald’s has implemented cage-free egg purchasing policies in other countries: we have committed to phase out all ‘caged’ whole eggs in our EU restaurants by the end of 2010 and 100% of the Corporation’s UK egg sales are already cage-free. Conversely, no eggs sold by McDonald’s-US are cage-free. McDonald’s-US not only lags behind McDonald’s-UK, but also behind domestic competitors. Burger King, Denny’s, Carl’s Jr., and Hardee’s all use cage-free eggs in the US. As a result, “industry-leading best practices” increasingly mean shunning battery cage confinement. In addition to these competitors, other major players in the restaurant and food-service industries and scores of universities are already moving in that direction.

Typically, caged egg-laying hens are confined in wire battery cages so small the birds cannot even spread their wings. Under McDonald’s current guidelines, our US suppliers need only provide hens a mere 72 square inches of cage space — less than a letter-sized sheet of paper — on which to spend nearly their whole lives.

The prestigious Pew Commission on Industrial Farm Animal Production — an independent panel including former US Secretary of Agriculture Dan Glickman — concluded after an extensive two-year study that battery cages for laying hens should be phased out on animal welfare and food safety grounds.

In October 2008, The New York Times editorial board noted: “[Industrial farming] means endless rows of laying hens kept in battery cages so small that the birds cannot even stretch their wings. No philosophy can justify this kind of cruelty, not even the philosophy of cheapness.” [emphasis added]

In November, Californians overwhelmingly passed the Prevention of Farm Animal Cruelty Act, criminalizing the confinement of laying hens in battery cages (with a phase-out period), punishable by jail time and fines. California, in addition to being our nation’s most populous state, is the birthplace of McDonald’s, and home to more than 600 McDonald’s restaurants.

The Corporation’s own US Animal Welfare Council member Diane Halverson states: “The standard industry practice of confining laying hens in battery cages is an institutionalized cruelty that must be abolished.”

        RESOLVED, shareholders request that the Board of Directors adopt a policy to phase-in the use of cage-free eggs at our United States locations, in keeping with our company’s stated commitment to be an industry leader on animal welfare issues.

Supporting statement

In the proponents’ opinion, our company risks loss of business and reputation by not switching to cage-free eggs; our lack of progress on this issue in the US belies our animal welfare policy. By phasing in cage-free eggs, McDonald’s can keep pace with competitors and better meet public expectations and our own commitments to animal welfare.

We urge you to vote FOR the resolution.

14 McDonald’s Corporation Proxy Statement 2009

The Board’s recommendation

The Board of Directors has carefully considered the proposal and, for the reasons described below, believes that the proposal would not enhance our existing policies and practices regarding the welfare of egg-laying hens.

Our Company has long been a strong advocate of good animal welfare practices, including the handling and welfare of egg-laying hens. For example, in 2000, McDonald’s U.S. issued industry-leading welfare guidelines for egg-laying hens, which continue to exceed industry standards. In addition, we have adopted and implemented global Animal Welfare Guiding Principles, which advocate and support practices that provide animals, including egg-laying hens, with an environment free from cruelty, abuse and neglect.

Based on the latest available scientific research, McDonald’s supports the use by our suppliers of both cage and cage-free housing for egg-laying hens. We continue to engage with our suppliers and the scientific community in further research on this very important issue to ensure that our position reflects the latest scientific information and sustainability best practices related to all relevant factors, such as animal welfare, safety, quality, cost and the environment.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

Stock ownership

STOCK OWNERSHIP GUIDELINES

The Company imposes minimum stock ownership guidelines for Directors and senior officers. These guidelines are available on the Company’s website at www.governance.mcdonalds.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows all beneficial owners of more than five percent of the Company’s common stock outstanding as of December 31, 2008:

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (3)
FMR LLC (1)	55,935,462	5.0%
82 Devonshire Street
Boston, MA 02109

Marsico Capital Management, LLC (2)	57,520,572	5.2%
1200 17th Street, Suite 1600
Denver, CO 80202

(1)	Reflects shares beneficially owned by FMR LLC (FMR) and Edward C. Johnson, 3d, Chairman of FMR, as of December 31, 2008, according to a statement on Schedule 13G filed with the SEC, which indicates that: (A) FMR has sole dispositive power over all of these shares and sole voting power with respect to 3,994,826 shares, (B) Mr. Johnson and FMR, through its control of Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR, each has sole dispositive power over 51,700,856 shares, and (C) these shares represented (i) 51,700,856 shares beneficially owned by Fidelity, as a result of acting as investment adviser to various investment companies; (ii) 210,552 shares beneficially owned through Strategic Advisors, Inc., a wholly owned subsidiary of FMR; (iii) 229,420 shares beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies; Mr. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 229,420 shares and sole power to vote or to direct the voting of 229,420 shares; and (iv) Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 2,432,734 shares, as a result of serving as investment manager of institutional accounts; Mr. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 2,432,734 shares and sole power to vote or to direct the vote of 2,069,254 shares. FIL Limited (FIL) is the beneficial owner of 1,361,900 shares. Partnerships controlled predominantly by Mr. Johnson’s family members control approximately 47% of FIL. FIL has sole dispositive power over 1,361,900 shares owned by the International Funds. FIL has sole power to vote or direct the vote of 1,336,600 shares and no power to vote or direct the vote of 25,300 shares held by the International Funds. The voting power with respect to the shares beneficially owned by Fidelity Funds is held by the Boards of Trustees of the investment companies of which Fidelity is the investment adviser. FIL and FMR indicate in the Schedule 13G that they are not acting as a group and are not otherwise required to attribute to each other the beneficial ownership of shares owned by the other. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose nor with the effect of changing or influencing the control of McDonald’s.

(2)	Reflects shares beneficially owned by Marsico Capital Management, LLC as of December 31, 2008, according to a statement on Schedule 13G/A filed with the SEC, which indicates that the company, an investment adviser, has sole voting power with respect to 48,818,638 shares and sole dispositive power with respect to 57,520,572 shares. The company holds shared voting power with respect to none of the shares. The Schedule 13G/A certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of McDonald’s.

(3)	Based on the number of outstanding shares of common stock on December 31, 2008.

McDonald’s Corporation Proxy Statement 2009 15

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the ownership of the common stock and common stock equivalent units for the named individuals and the group as of March 1, 2009. Directors and executive officers as a group owned (directly, indirectly and through benefit plans) less than 1.0% of the Company’s common stock:

Name	Common stock (1)(2)(3)(4)(5)	Stock equivalents (6)	Total
Ralph Alvarez	445,227	31,156	476,383
Susan E. Arnold	—	2,004	2,004
Peter J. Bensen	130,392	5,330	135,722
Robert A. Eckert	25,000	23,016	48,016
Timothy J. Fenton	129,039	18,529	147,568
Denis Hennequin	282,666	3,267	285,933
Enrique Hernandez, Jr.	11,108	46,053	57,161
Jeanne P. Jackson	26,250	33,429	59,679
Richard H. Lenny	2,000	12,802	14,802
Walter E. Massey	5,750	19,850	25,600
Andrew J. McKenna	53,519	75,036	128,555
Cary D. McMillan	25,500	18,912	44,412
Sheila A. Penrose	3,000	5,702	8,702
John W. Rogers, Jr.	92,100	22,039	114,139
James A. Skinner	1,520,273	36,768	1,557,041
Roger W. Stone	41,000	80,826	121,826
Miles D. White	—	—	—
Directors and executive officers as a group (the Group) (24 persons)	3,862,484	487,773	4,350,257

(1)	Beneficial ownership of shares that are owned by members of their immediate families directly or through trusts is disclaimed as follows: Directors McKenna, 640; and Rogers, 100.

(2)	Includes unallocated shares held in the Company’s Profit Sharing and Savings Plan as follows: Directors Alvarez, 2,882; and Skinner, 11,200; Mr. Bensen, 53; and the Group, 24,240.

(3)	Includes shares that could be purchased by exercise of stock options on or within 60 days after March 1, 2009 under the Company’s option plans as follows: Directors Alvarez, 411,756; Eckert, 15,000; Jackson, 24,000; McKenna, 10,998; McMillan, 15,000; Rogers, 15,000; Skinner, 1,271,114; and Stone, 23,000; Messrs. Bensen, 126,976; Fenton, 71,730; and Hennequin, 274,733; and the Group, 3,169,085.

(4)	Directors and executive officers as a group have sole voting and investment power over shares of common stock listed in the prior table except as follows: (i) shared voting and investment powers for shares held by Directors Eckert, 10,000; Hernandez, 11,108; Jackson, 2,250; Lenny, 2,000; and Skinner, 46,388; Mr. Fenton, 18,980; and the Group, 127,784; (ii) for the benefit of children, shares held by Mr. Fenton, 1,564; and the Group, 1,638; (iii) for Director Alvarez and Mr. Bensen, 8,664 shares and 1,572 shares, respectively, are held in trusts for which each of their respective spouses is grantor and trustee; and (iv) 18,000 shares held by a family foundation as to which Director Stone maintains voting and/or transfer rights.

(5)	For Mr. Rogers, includes 77,000 shares of common stock held in a margin account.

(6)	Includes common stock equivalent units credited under the Company’s retirement plans and the Directors’ Deferred Compensation Plan, which are payable in cash. In addition, for Mr. Hennequin, includes shares credited to his Plan d’Épargne Entreprise account.

16 McDonald’s Corporation Proxy Statement 2009

Executive compensation

COMPENSATION COMMITTEE REPORT

Dear Fellow Shareholders:

The Compensation Committee reviewed and discussed the Company’s Compensation Discussion and Analysis with McDonald’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,

The Compensation Committee

Robert A. Eckert, Chairman

Susan E. Arnold

Richard H. Lenny

John W. Rogers, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our executive compensation program supports our long-term business plan, the Plan to Win. Our Plan to Win focuses on five key drivers of exceptional restaurant experiences — people, products, place, price and promotion — which in turn drive sales and profitability and support our growth strategy of being better, not just bigger. We are also committed to controlling costs and managing capital in a disciplined manner.

The key objectives of our executive compensation program promote our execution of the Plan to Win. Those key objectives are: to motivate our executives to increase profitability and shareholder returns; to pay compensation that varies based on performance; and to compete effectively for and retain managerial talent.

A significant proportion of our executive compensation is performance-based. We use a mix of different performance-based elements of compensation that reward different aspects of both Company and individual performance. Our annual bonus plan, TIP, pays out awards based primarily on annual increases in operating income. Our long-term cash incentive plan, CPUP, rewards a combination of long-term operating income growth, disciplined capital allocation and total returns to McDonald’s shareholders. Stock options and RSUs connect the amount of compensation our executives earn to the performance of McDonald’s stock. RSUs for our executives also include a performance-based vesting condition that rewards growth in EPS.

Our executive compensation program has been successful in focusing the named executive officers on the Plan to Win and helping us achieve positive business results for the last five years. In 2008, despite a difficult economy, McDonald’s delivered strong performance and positive returns for shareholders. For 2008, the Company’s global comparable sales increased 6.9%. Our operating income increased to $6.4 billion. We returned $5.8 billion to our shareholders through share repurchases and dividends paid, and our total shareholder return in 2008 was 8.55%. Our 2008 TSR ranked 15th among the companies in the S&P 500. Our executives’ compensation in 2008 reflects the Company’s strong performance. Our business performance exceeded expectations, and, accordingly, payouts to the executives under our performance-based compensation plans were above target levels.

KEY TERMS

We use the following terms in describing our compensation plans, measures of Company performance and other aspects of our executive compensation program.

COMPANY COMPENSATION PLANS

TIP. Target Incentive Plan. Our annual cash incentive plan.

CPUP. Cash Performance Unit Plan. Our three-year cash incentive plan.

RSUs. Restricted stock units. An RSU provides the right to receive a share of McDonald’s stock (or, at the Company’s discretion, the equivalent cash value) upon vesting of the award. RSUs granted to executives generally have both service- and performance-based vesting requirements.

QUANTITATIVE MEASURES OF COMPANY PERFORMANCE

Financial measures. The financial measures listed below are based on the corresponding measures reported in our financial statements as adjusted for purposes of our compensation program. For information about adjustments in measuring performance, see page 23 of this Proxy Statement.

>	Operating income.

>	ROTA. Return on total assets (operating income as reported in our financial statements, divided by average assets).

>	EPS. Earnings per share (net income as reported in our financial statements, divided by diluted weighted-average shares). Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of share-based compensation.

>	TSR. Total shareholder return. The total return on our shares over a specified period, expressed as a percentage (calculated based on the change in our stock price over the relevant measurement period and assuming reinvestment of dividends).

Note: Operating income and EPS are expressed in constant currencies (i.e., excluding the effects of foreign currency translation) to more accurately reflect underlying business trends.

GROUPS OF COMPANY EMPLOYEES

Senior management. Employees at the level of senior vice president and above; about 50 employees.

Executives. The 11 most senior executives of the Company.

McDonald’s Corporation Proxy Statement 2009 17

Named executive officers. The following five executives’ compensation is described in this Proxy Statement, pursuant to SEC requirements.

James A. Skinner, Vice Chairman and Chief Executive Officer or CEO

Peter J. Bensen, Chief Financial Officer or CFO

Ralph Alvarez, President and Chief Operating Officer or President /COO

Denis Hennequin, President of McDonald’s Europe (based in Europe)

Timothy J. Fenton, President of McDonald’s Asia /Pacific, Middle East and Africa, or APMEA (based in Asia)

Mr. Bensen became the Company’s CFO effective January 1, 2008. Mr. Bensen was promoted from his former position as Senior Vice President and Corporate Controller.

OTHER

Total direct compensation. Base salary, TIP, CPUP, stock options and RSUs. Total direct compensation does not include potential severance payments, retirement plans, perquisites or other fringe benefits.

Systemwide sales. Sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates.

Committee. The Compensation Committee of the Company’s Board of Directors.

AOWs. The Company’s geographic business units, namely the U.S., Europe and APMEA.

McDONALD’S EXECUTIVE COMPENSATION PROGRAM

OUR KEY OBJECTIVES

Our executive compensation program aims to achieve the following key objectives:

>	Profitable growth and increasing shareholder returns.

We reward our executives for supporting the Plan to Win by focusing on profitable growth, shareholder returns and financial discipline.

>	Differentiation of compensation based on performance.

We reward executives well for above-target performance and hold them accountable for poor performance. (For example, annual cash incentives under our TIP can range from no payout if there is no growth in operating income to a maximum of 250% of the target award if performance is outstanding.) This provides strong incentives for executives to execute the Plan to Win.

>	Effective competition for and retention of managerial talent.

We need excellent managerial talent to design and execute the Company’s strategies. Our executive compensation program is designed to attract and retain managerial talent in a highly competitive global market, while reflecting our specific circumstances and culture. Our compensation decisions take into account levels of compensation at companies in our peer group and other market data.

INTERNAL PAY EQUITY

Overall compensation opportunities reflect our executives’ positions and responsibilities and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance).

Our CEO, Mr. Skinner, has the ultimate responsibility for the strategic direction of the Company and a more visible role than other executives, and therefore is the most highly paid. Mr. Skinner’s compensation also reflects the importance of his leadership to the successful design and execution of our business strategy and his tenure as CEO.

In general, total compensation for an executive at a given level of responsibility also varies with his/her level of experience. For example, total 2008 compensation for Mr. Bensen is notably lower than the total compensation awarded to other named executive officers, which reflects Mr. Bensen’s length of tenure as CFO.

OUR PEER GROUP

Consistent with our goal of providing competitive compensation, we compare our executives’ compensation to executive compensation at a peer group of 26 companies. The Committee reviews the peer group annually to ensure that the companies in the group are appropriate. The companies in the peer group are generally companies of similar size to McDonald’s (ranging from about half to about twice our size, measured by revenues and market capitalization) that are our direct competitors or companies with which we compete for talent, and include major retailers, producers of consumer branded goods and companies with a significant global presence. A list of the companies in our peer group in 2008 appears on page 25 of this Proxy Statement. Our peer group did not change in 2008.

ELEMENTS OF McDONALD’S EXECUTIVE COMPENSATION

Our executive compensation program in 2008 consisted of the following elements:

•	Base salary

•	Annual cash incentive (TIP)

•	Long-term cash incentive (CPUP)

•	Stock options

•	RSUs

•	Retirement plans; post-employment and change in control arrangements

•	Perquisites and other fringe benefits

18 McDonald’s Corporation Proxy Statement 2009

PERFORMANCE-BASED COMPENSATION

TIP, CPUP, stock options and RSUs reward different aspects of Company performance. The table below presents each of the quantitative measures of Company performance used under these performance-based elements of compensation, the reasons why we selected them, and the elements of compensation in which each measure is used. Performance-based targets are approved by the Committee. We set these targets based on specific business objectives. For example, TIP targets are based on target performance levels under the annual business plans of the Company and its AOWs, which themselves are set by senior management through a collaborative process and are reviewed by the Board.

Performance measure	Why the measure was selected	TIP	CPUP	Stock options	RSUs
Growth in operating income	TIP awards are determined primarily based on annual growth in operating income. Under CPUP, growth in operating income measures the Company’s achievement of a sustained increase in operating profitability over three years.	—	—

ROTA	ROTA targets are designed to measure returns on capital spending and overall asset base through strategic decisions, such as reinvestment in existing restaurants and in new restaurant development and divestitures of underperforming assets.		—

EPS	Compounded annual growth in EPS is an important indicator of the effectiveness of strategic growth.				—

Share price	Tying awards to the price of our stock directly aligns the incentives for our executives with our shareholders’ interest in increasing the value of their investment.			—	—

TSR	The TSR multiplier ties payouts to the overall return (including dividends) an investor would have received from investment in our stock over the CPUP period as compared to the S&P 500 Index. The multiplier rewards above-market performance and holds senior management accountable for below-market performance.		—

QUALITATIVE PERFORMANCE FACTORS

Determinations of base salary, TIP payouts and annual equity compensation grants all take into account qualitative aspects of individual performance, as well as potential for future performance. For example, in 2008, our CEO’s performance was evaluated taking into account long-term sustainable growth, talent management and leadership development and initiatives surrounding the Company’s balanced, active lifestyle platform.

DETAILED INFORMATION ABOUT ELEMENTS OF COMPENSATION

—	Annual base salary

We review base salary annually. In setting base salary levels, we take into account competitive considerations (including local market conditions), individual performance, tenure in position, internal pay equity, and the effect of salary expenses on our general and administrative expenses. In 2008, the Company targeted the 50th percentile of salaries paid to executives in comparable positions at companies in our peer group.

In 2008, base salary was increased for each of the named executive officers, based primarily on performance ratings and our annual salary budget (which was determined based in part on market compensation data). Increases were as follows:

Named executive officer	Salary increase		New salary
James A. Skinner	5.9%		$1,350,000
Peter J. Bensen	63.6	*	450,000
Ralph Alvarez	4.8		975,000
Denis Hennequin	4.4		691,530
Timothy J. Fenton	5.8		550,000

*	Mr. Bensen’s salary increase reflects his promotion, effective January 1, 2008, to the position of CFO.

—	TIP

Our TIP is designed to reward growth in operating income. This is measured on a consolidated (referred to as “Corporate”) basis or an AOW basis, or a combination of the two, depending on the participant’s responsibilities.

Each year, an individual target award is established for each participant, which is expressed as a percentage of base salary. Target awards for our executives are set at approximately the 60th percentile of target awards granted to individuals in comparable positions at companies in our peer group. The Committee approves individual TIP targets and the formula to be used for determining final awards by January of each year.

Final payouts are determined as follows:

>	First, the TIP team factor is determined based on growth in operating income. It can then be adjusted up or down, within specified limits, based on pre-established “modifiers” reflecting other measures of Corporate and/or AOW performance. The target amount is multiplied by the team factor, which includes the modifiers. The product is the “adjusted target award.”

>	Second, the participant’s individual performance factor is determined based on a combination of both subjective and objective factors. The adjusted target award is multiplied by the individual performance factor. The product is the final payout.

McDonald’s Corporation Proxy Statement 2009 19

The flowchart below illustrates this process:

The team factor (prior to adjustment based on the modifiers) is determined entirely by growth in operating income over the performance period. The team factor increases with growth in operating income to 100% at the target level of growth and to higher percentages at higher levels of growth, up to the maximum (175% in 2008). If there is no growth in operating income, the TIP formula results in no payouts. Although the Committee has the authority to exercise discretion in special circumstances to pay out TIP awards when there is no growth in operating income, we expect this discretion would rarely be exercised.

The table to the right shows how increases in operating income determined the team factor for the named executive officers in 2008, prior to adjustment based on the applicable modifiers. The table shows the target and maximum levels of growth in operating income. Operating income at the Corporate level was included in the TIP team factor calculation for all of our executives. In addition, the results for Europe were included in the calculation for Mr. Hennequin, and the results for APMEA were included for Mr. Fenton.

TIP team factor and growth in operating income for 2008

Team factor as % of target:	0%	100% (target)	175% (maximum)
Growth in operating income over 2007:
Corporate factor	0%	7.2%	12.7%
Europe factor	0	9.0	15.0
APMEA factor	0	18.1	29.9

If operating income growth is above zero but below target, or above target but below the maximum threshold, the team factors are determined in proportion to the level of operating income growth achieved. Operating income growth in 2008 was 12.8% (Corporate), 16.8% (Europe) and 28.0% (APMEA). The resulting Corporate, Europe and APMEA team factors were 175%, 175% and 165.4%, respectively (before application of modifiers).

The target TIP awards, the team factors, including the modifiers, and the final payouts as a percentage of target awards for the named executive officers in 2008 are summarized in the table below:

			Team factors (corporate factor /AOW factor /blend)
Named executive officer	Target TIP award (% of base salary)	Applicable team factor(s)	Team factor(s) before application of modifiers (% of target award)	Impact of modifiers (percentage points added or subtracted)	Final team factor applied to determine TIP payout (% of target award)(a)	Final TIP payout (% of target award)
James A. Skinner	150.0%	Corporate	175.0%	+14.3	189.3%	227.2%
Peter J. Bensen	100.0	Corporate	175.0	+14.3	189.3	208.4
Ralph Alvarez	125.0	Corporate	175.0	+14.3	189.3	229.7
Denis Hennequin	75.0	Corporate (weighted 25%)	175.0	+14.3	194.3	233.2
		Europe (weighted 75%)	175.0	+21.0
Timothy J. Fenton	75.0	Corporate (weighted 25%)	175.0	+14.3	187.9	225.5
		APMEA (weighted 75%)	165.4	+21.9

(a)	For Messrs. Hennequin and Fenton, the final team factor represents a blend of Corporate and AOW team factors.

20 McDonald’s Corporation Proxy Statement 2009

The Corporate-level and AOW modifiers applied in determining the final TIP payouts for the executives are described in the following table:

Team factor	Modifiers	Potential weight of each modifier (range)	Potential overall adjustment of team factor by modifiers (range)
Corporate factor	• Increases in comparable-restaurant guest counts • Customer service improvements • Control of growth in Corporate general and administrative expenses	Up to +/-5 percentage points	Up to +/-15 percentage points

AOW factor	• Increases in comparable-restaurant guest counts • Customer service improvements • Improvements in employee commitment / leadership marketing	Up to +/-10 percentage points	Up to +/-25 percentage points

—	CPUP

The CPUP is our long-term cash incentive plan. No CPUP awards were granted or paid out in 2008, because the CPUP operates on non-overlapping three-year cycles with a cumulative payout at the end of the cycle. The most recently granted CPUP awards were granted in 2007 and are scheduled to be paid (if performance targets are met) following completion of the three-year performance cycle ending on December 31, 2009. Final payouts will be determined based on a combination of three quantitative measures of Company performance over the three-year performance period: consolidated compounded annual growth in operating income, average ROTA over the performance period and TSR relative to the S&P 500 over the performance period. More detailed information about the calculation of CPUP payouts is included in our 2008 proxy statement because the awards were granted in 2007.

—	Stock options

Stock options have an exercise price equal to the closing price of our common stock on the grant date and typically have a term of ten years and vest ratably over four years. The Company’s policies and practices regarding stock option grants, including the timing of grants and the determination of exercise prices, are described on page 25 of this Proxy Statement.

—	RSUs

The RSUs granted to executives in 2008 are scheduled to cliff vest at the end of a three-year service period, subject to the Company’s achievement of increased EPS over that period. The target performance level for the RSUs is 7% compounded annual growth in EPS over baseline EPS of $2.97. If that target is achieved, 100% of the RSUs will vest. If less than 2% compounded growth is achieved, none of the RSUs will vest. If EPS growth is at or above the 2% threshold, but below the 7% target, the awards will vest in proportion to the level of EPS growth achieved.

All of the RSUs granted to the named executive officers in 2005 vested in 2008, based on the achievement of 15.7% compounded annual EPS growth over the performance period, which exceeded the target of 7% EPS growth.

—	Special 2008 equity awards to CEO and CFO

In February 2008, the Committee approved a special equity award to Mr. Skinner in addition to his regular annual equity grant. This award was intended to bring Mr. Skinner’s total equity compensation during his tenure as CEO to a level that appropriately reflects the magnitude of his responsibilities, his level of experience and his superior performance over the last three years, taking into account compensation levels for our other executives and CEOs of companies in our peer group. Mr. Skinner’s special equity award consisted of 185,381 stock options and 26,483 RSUs.

The Committee also approved a special award of 4,414 RSUs to Mr. Bensen in connection with his promotion.

Both Mr. Skinner’s and Mr. Bensen’s RSU awards are subject to the same three-year service and performance vesting conditions applicable to the RSUs generally awarded to executives in February 2008.

—	Retirement savings plans

McDonald’s does not maintain any defined benefit plans for our executives. The executives participate in our broad-based tax-efficient retirement savings plans.

—	Severance and change-in-control arrangements

Severance plan

Messrs. Alvarez, Bensen and Fenton are eligible under covered circumstances to receive severance payments and other benefits under our severance plan, a broad-based plan that provides severance benefits to U.S. employees based on their years of service. The severance plan is described on page 35 of this Proxy Statement. Benefits under the severance plan are not available to Mr. Skinner because he participates in the Executive Retention Replacement Plan, described below. Mr. Hennequin is not eligible for benefits under the severance plan because he is not a U.S. employee, but is eligible for severance benefits under the collective bargaining agreement that applies to our employees in France.

Change in control employment agreements

The Company has entered into change in control employment agreements with some of its senior management, including all of the executives other than Mr. Hennequin.

Under these agreements, each named executive officer would be entitled, on termination of employment in covered circumstances following a change in control, to cash severance payments equal to three times base salary and target bonus and the

McDonald’s Corporation Proxy Statement 2009 21

Company’s contribution to the Profit Sharing and Savings Plan and the Excess Benefit and Deferred Bonus Plan, as well as other benefits. The payments and benefits that the named executive officers would receive under the agreements would potentially be subject to Section 280G of the Internal Revenue Code, which disallows deductions for “excess parachute payments” made in connection with a change in control, and to Section 4999 of the Internal Revenue Code, which imposes an additional excise tax, payable by the executive, on such amounts. Under the agreements, the Company would compensate or “gross up” an executive for the Section 4999 excise tax and any additional taxes on the gross-up payment. However, the Company would cut back the payments and benefits by as much as 10% if doing so would result in the total amount not being subject to these tax provisions. See also “Potential Payments on Termination of Employment or Change in Control” beginning on page 32 of this Proxy Statement.

The agreements are intended to avoid a situation in which the career and financial interests of our senior management may be contrary to the interests of our shareholders, which could arise in the event of a potential takeover of McDonald’s. The levels of payments and benefits and the gross-up provisions were based primarily on competitive considerations. The gross-up provisions are also intended to ensure that the payments and benefits actually received by executives, net of tax, are consistent with our decisions as a matter of compensation policy and do not vary arbitrarily due to the operation of the tax rules. Since the Section 4999 excise tax is assessed in part based on Form W-2 income, the amount of tax imposed varies depending on factors such as whether the named executive officer elected to defer compensation or to exercise stock options. By compensating the named executive officers for any Section 4999 excise tax (and any associated taxes on the payment), subject to the 10% cutback rule, the Company seeks to prevent the named executive officers from experiencing unintended disparate treatment as a result of the Section 4999 tax. The Committee periodically considers the change in control agreements in light of evolving market practices, and did so in 2008.

Executive Retention Replacement Plan

Mr. Skinner participates in the Executive Retention Replacement Plan or ERRP. Since Mr. Skinner fulfilled the retention period and satisfies the retirement age requirement under the ERRP, he is entitled to retire at any time and receive certain cash benefits, as well as the vesting of all of his outstanding equity awards (stock options and RSUs would vest, and RSUs would be paid out on the originally scheduled payment dates based on the Company’s achievement of the applicable performance goals). In addition, Mr. Skinner would receive substantially similar economic benefits if the Company terminates his employment for any reason other than death, disability or “cause.” Mr. Skinner’s receipt of benefits under the ERRP is subject to the execution of an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisparagement covenant, a nondisclosure covenant and a release of claims. No other named executive officer participates in the ERRP. In 2003, the Committee determined to cease offering these benefits to any additional employees.

—	Perquisites and other fringe benefits

McDonald’s provides limited categories of perquisites to executives. These perquisites include Company-provided cars, financial planning, annual physical examinations (which are also available for the executives’ spouses), matching charitable donations and, generally in the case of the CEO only, personal use of the Company’s aircraft. When the CEO uses the Company’s aircraft for personal use he is required to reimburse to the Company the maximum amount permitted under applicable aviation regulations. On certain occasions, at the discretion of the CEO, executives may be accompanied by their spouses when traveling to business events on the Company’s aircraft. The CEO also has the discretion to permit other executives to use the aircraft for personal reasons in certain circumstances. Executives must reimburse McDonald’s for personal use of Company-owned cars according to pre-established payment schedules.

Other benefits reflected in the Summary Compensation Table include, in the case of named executive officers based overseas, certain housing, travel and other expenses that are paid by the Company and that can be a significant component of an executive’s total compensation package.

Executives also participate in all of the broad-based benefit and welfare plans available to McDonald’s employees in general.

ALLOCATION OF TOTAL DIRECT COMPENSATION AMONG THE ELEMENTS

In 2008, we allocated approximately 80% of the named executive officers’ total direct compensation opportunity to variable compensation that is at risk based on performance.

The Company generally allocates long-term incentive compensation for senior management approximately as follows: 30% CPUP, 50% stock options and 20% RSUs. The equity-based portion of long-term incentive compensation (i.e., stock options and RSUs) is allocated 70% as stock options and 30% as RSUs, based on the value assigned at the time of grant. For this purpose, we assign stock options a value of one third of the closing price on the NYSE of McDonald’s shares on the grant date (for 2008, $18.86). The Committee believes that a significant proportion of our executives’ equity-based compensation should be based on an increase in our stock price, as options are. Occasionally, we grant special, one-time equity awards to individual executives, in which case allocations may vary.

“Total direct compensation opportunities” means the targeted value of the compensation that the named executive officers had an opportunity to earn in 2008. Specifically, the charts on the next page reflect the following:

>	Actual base salary earned in 2008

>	Target TIP award for 2008

Actual payouts for 2008 were significantly above target, based on our outstanding results in 2008.

>	An annualized portion of target CPUP award opportunity for the 2007-2009 performance period

Actual payouts are scheduled to be paid after the end of the performance period and may be higher or lower than target, depending on our results over the three-year period.

22 McDonald’s Corporation Proxy Statement 2009

>	The target opportunity of RSUs granted in 2008

The named executive officers have the opportunity to earn all of the RSUs awarded if the performance targets are satisfied. If actual performance is lower than the targeted level, the named executive officers will earn a reduced number of RSUs or will forfeit the award, depending on the level of performance achieved.

>	The estimated grant date value of stock options granted in 2008

The following charts illustrate the allocation of compensation between fixed and variable elements, as well as between short- and long-term elements.

CONSIDERATION OF RETIREMENT SAVINGS IN SETTING COMPENSATION

It is not our practice to take into account wealth accumulated by our executives under our retirement savings plans (which is comprised mostly of the executives’ contributions under the plans) when determining how much compensation to award our executives or how to allocate their compensation among the elements of our program. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current awards taking into account the executives’ accumulated savings and investment returns, whether or not under Company plans.

CERTAIN ADJUSTMENTS IN MEASURING PERFORMANCE

As noted above, operating income and EPS are expressed in constant currencies (i.e., excluding the effects of foreign currency translation) to more accurately reflect underlying business trends.

In determining adjusted financial measures for compensation purposes, certain income and/or expense items that are not indicative of ongoing results may be excluded in the discretion of the Committee. In the case of operating income, exclusions are subject to pre-established guidelines approved by the Committee. Items that may be excluded include: “strategic” items (charges or credits related to the high-level strategic direction of the Company, such as restructurings, acquisitions and divestitures); “regulatory” items (charges or credits due to changes in tax or accounting rules); and “external” items (charges or credits due to external events such as natural disasters). Similar principles apply to exclusions from EPS.

The following were the significant exclusions used in calculating adjusted financial measures for compensation awarded or paid out in 2008. No significant items were excluded from operating income for purposes of calculating TIP in 2008.

>	Items excluded from base EPS (2007 EPS) for the RSUs granted to the executives in 2008 include:

•      the net tax benefit from an IRS audit settlement;

•      impairment charges, net of taxes; and

•      income from discontinued operations.

>	Items excluded from base EPS (2004 EPS) for the RSUs granted in 2005 include:

•      pro-forma share-based accounting changes;

•      charges incurred in 2004 related to impairment and lease accounting; and

•      a gain related to the sale of the Company’s interest in a U.S. real estate partnership.

>	Items excluded from EPS measured over the 2005-2007 performance period for RSUs that were granted to the executives in 2005 and vested in 2008 include:

•      impairment charges resulting primarily from the sale of our Latin American and Caribbean operations, net of taxes;

•      the net tax benefit from an IRS audit settlement;

•      accounting changes (changes in the application of GAAP) not included in base period EPS; and

•      income from discontinued operations.

THE PROCESS FOR SETTING COMPENSATION

The Committee is responsible for reviewing and approving senior management’s compensation. The Chairmen of the Governance and Compensation Committees lead the Board’s independent Directors in the evaluation of the CEO’s performance. Based upon the results of this performance evaluation, the Committee determines the CEO’s compensation.

McDonald’s Corporation Proxy Statement 2009 23

THE ROLE OF MANAGEMENT

Management recommends compensation packages for the named executive officers other than the CEO for consideration and approval by the Committee. The CEO recommends compensation packages for the named executive officers who report directly to him: Messrs. Alvarez and Bensen. The President/COO does the same for the named executive officers who report directly to him: Messrs. Fenton and Hennequin. The head of human resources also provides input on compensation packages for each of the named executive officers. In 2008, prior to each Committee meeting, the CEO and the CFO provided input on the materials presented to the Committee (except with respect to their own compensation).

THE ROLE OF COMPENSATION CONSULTANTS

In February 2008, the Committee adopted a policy regarding its independent compensation consultant. Under the policy, the Committee has the sole authority to select, retain and dismiss the consultant and approve the terms of the consultant’s retention. Management may not engage the consultant without the prior approval of the Committee’s Chairman. The policy also establishes guidelines to limit potential conflicts of interest.

Frederic W. Cook & Co., Inc. is the Committee’s independent compensation consultant. In 2008, the Cook firm provided analysis and advice on the compensation of the CEO, the CFO and the President/COO, on security ownership requirements for management and on the Company’s change in control severance policies and practices in light of market trends. The Cook firm also reviewed our Compensation Discussion and Analysis included in the 2008 proxy statement.

Other than its consulting services to the Committee and assistance provided to the Board in carrying out certain routine functions (compiling and summarizing the results of certain Board and Director evaluations), and providing advice on Director fees, the Cook firm does not provide any services to the Company.

The Company also considers survey data and similar information about compensation programs that it obtains from various sources, including Hewitt Associates LLC, which also provides significant benefit plan administration services to McDonald’s, and Towers Perrin, Inc. From time to time, data obtained from these other sources is provided to the Committee.

THE COMMITTEE’S CONSIDERATION OF RISK IN RELATION TO EXECUTIVE COMPENSATION

In 2009, the Committee formally considered the nature, extent and acceptability of risks that our executives may be encouraged to take by our compensation programs. Taking carefully considered risks is an integral part of any business strategy, and our executive compensation program is not intended to eliminate management decisions that involve risk. Rather, the combination of various elements in our program is designed to mitigate the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and destroy shareholder value. Together with the Company’s processes for strategic planning, its internal control over financial reporting and other financial and compliance policies and practices, the design of our compensation program helps to mitigate the potential for management actions that involve an unreasonable level of risk.

Specifically, our compensation program is designed to balance the following elements:

>	compensation plans that reward performance measured over a single year and long-term compensation plans that measure cumulative performance over several years;

>	compensation plans based on various objective measures of the Company’s performance (which can be adjusted for compensation purposes only for limited reasons), so as to reward executives for furthering sustainable, profitable growth of the Company;

>	compensation paid in cash with compensation paid in shares of our common stock; and

>	base salary levels that are consistent with our executives’ responsibilities, so that our executives are not motivated to take excessive risks to achieve a reasonable level of financial security.

THE COMMITTEE’S CONSIDERATION OF TALLY SHEETS

The Committee annually reviews tally sheets to understand how each element of compensation relates to other elements and to the compensation package as a whole. The tally sheets summarize our executives’ total compensation, including direct compensation; cumulative benefits and savings under retirement plans and equity compensation programs; perquisites; fringe benefits; and potential payments on termination of employment, whether on a change in control of McDonald’s or otherwise.

COMPANIES IN OUR PEER GROUP IN 2008

The following table lists the companies in our peer group in 2008. The table also shows reported revenue data for each company’s most recently completed fiscal year and market capitalization (except for Anheuser-Busch, Nestlé and Unilever, which are U.S. divisions of non-U.S. companies for which such information is not available). McDonald’s market capitalization as of the end of 2008 was $69.4 billion. In 2008, McDonald’s had revenue of $23.5 billion and Systemwide sales of $70.7 billion. Because we are primarily a franchisor, we analyze our results in light of the performance of all restaurants in the McDonald’s System, including those operated under franchise and similar arrangements. One measure that we use for this purpose is Systemwide sales, which includes sales at all restaurants, whether operated by the Company or by franchisees. While sales by franchisees are not recorded as revenues by the Company, these sales are the basis on which the Company calculates and records franchised revenues. Since the complexities of our business are driven not only by the size of our revenues, but also by the nature of our business as a franchisor, we believe that Systemwide sales is an appropriate measure to consider in understanding the Company’s financial performance and in order to compare McDonald’s to companies in our peer group.

24 McDonald’s Corporation Proxy Statement 2009

Company	Revenue data (a)	Market capitalization (b)
	(Dollars in billions)
3M Company	$25.3	39.9
Anheuser-Busch InBev (c)(d)	—	—
Best Buy Co., Inc.	40.0	11.6
Burger King Holdings, Inc. (formerly Burger King)	2.5	3.2
The Coca-Cola Company	31.9	104.7
Costco Wholesale Corporation	72.5	22.7
General Mills, Inc.	13.7	19.9
The Home Depot, Inc.	77.3	39.0
Johnson & Johnson	63.7	166.0
Kellogg Company	12.8	16.7
Kraft Foods Inc.	42.2	39.4
Lowe’s Companies Inc.	48.3	31.6
Nestlé (United States) (d)	—	—
NIKE, Inc.	18.6	24.7
PepsiCo, Inc.	43.3	85.1
The Procter & Gamble Company	83.5	184.6
Sara Lee Corporation	13.2	6.9
Sears Holdings Corporation	46.8	4.8
Starbucks Corporation	10.4	7.0
Target Corporation	64.9	26.0
Unilever (United States) (d)	—	—
Walgreen Co.	59.0	24.4
The Walt Disney Company	37.8	42.0
Wal-Mart Stores, Inc.	374.5	219.9
Wendy’s/Arby’s Group, Inc. (e)	1.8	2.3
Yum! Brands, Inc.	11.3	14.6

(a)	Reflects revenues, sales or comparable data as publicly disclosed by the applicable company in its annual report filed with the SEC for its most recently completed fiscal year.

(b)	Source: Bloomberg.com. Data as of December 31, 2008.

(c)	In November 2008, Anheuser-Busch merged with InBev to form Anheuser-Busch InBev, and separately reported results for Anheuser-Busch are no longer publicly available.

(d)	U.S. division of non-U.S. company for which separately reported results are not publicly available.

(e)	In September 2008, Wendy’s International, Inc. merged with Triarc Companies, Inc. to form Wendy’s/Arby’s Group, Inc.

COMPENSATION POLICIES AND PRACTICES

SECTION 409A OF THE INTERNAL REVENUE CODE

Section 409A imposes certain requirements on “nonqualified deferred compensation plans” and potentially applies to a number of our compensation plans and programs. All of the Company’s compensation programs are designed to comply with Section 409A.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION

Section 162(m) generally limits to $1 million the tax deductibility of annual compensation paid to certain officers. Performance-based compensation may, however, be excluded from the limit so long as it meets certain requirements. While the Committee retains flexibility, we generally design our compensation plans and programs so as to allow the Company to deduct compensation expense.

POLICY REGARDING SECURITY OWNERSHIP OF MANAGEMENT

The Company has adopted minimum share ownership requirements because we believe that senior management will more effectively pursue the long-term interests of shareholders if they are shareholders themselves. The Committee reviews share ownership requirements annually and receives input from its consultant regarding market practices in this regard. In 2008, the Committee adopted a minor change to the calculation of the ownership requirements (expressing the requirement as a multiple of base salary) and increased the share ownership requirement for our CEO from 5x to 6x his base salary, in line with market practices.

POLICIES AND PRACTICES REGARDING EQUITY AWARDS

In accordance with Company policy, equity awards cannot be granted when the Company has any material nonpublic information. Stock options may be granted only with an exercise price at or above the closing market price of the Company’s stock on the date of grant.

The Company makes broad-based equity grants at a scheduled meeting of the Committee at approximately the same time each year following the Company’s release of financial information and when we are not otherwise in possession of material nonpublic information.

The Committee may choose to make grants of equity awards outside the annual broad-based grant, including in the case of newly hired employees and in connection with promotions. An Interim Grant Committee of the Board has been delegated authority to make such grants between regularly scheduled meetings of the Committee, but only to employees who rank below the level of senior vice president and within certain limitations prescribed by the Committee. The current members of the Interim Grant Committee are Messrs. McKenna and Skinner.

In 2008, our annual broad-based grant of equity awards, including grants to all the named executive officers other than Mr. Hennequin, was made at the Committee’s scheduled meeting in February. 2008 awards to employees in France, including Mr. Hennequin, were granted on March 13, 2008, following the issuance of the Company’s 2008 Annual Report on Form 10-K and the release of financial information, in accordance with certain French regulations applicable to our plan in France.

McDonald’s Corporation Proxy Statement 2009 25

POLICY REGARDING FUTURE SEVERANCE PAYMENTS

The Committee has adopted a policy under which the Company will seek shareholder approval for future severance payments to a named executive officer if such payments would exceed 2.99 times the sum of (i) the named executive officer’s annual base salary as in effect immediately prior to termination of employment; and (ii) the highest annual bonus awarded to the named executive officer by the Company in any of the Company’s three full fiscal years immediately preceding the fiscal year in which termination of employment occurs. Certain types of payments are excluded from this policy, such as amounts payable under arrangements that apply to classes of employees other than the named executive officers or that predate the implementation of the policy, as well as any payment that the Committee determines is a reasonable settlement of a claim that could be made by the named executive officer.

RECOUPMENT AND FORFEITURE OF COMPENSATION

Executives may be required to repay previously awarded compensation to the Company in certain circumstances. Awards under the 2007-2009 CPUP, and TIP awards to senior management, are subject to forfeiture and recoupment if the participant engages in willful fraud that causes harm to the Company or is intended to manipulate the performance measures that determine payout of the award. The CPUP awards are also subject to forfeiture and recoupment if the recipient violates restrictive covenants. Payments under the ERRP, including some stock option gains and RSU payouts, are subject to forfeiture and recoupment if the recipient violates a restrictive covenant or is discovered to have committed conduct while employed that would have entitled the Company to terminate him/her for “cause” if the conduct had been discovered prior to termination of his/her employment.

Under our severance plan, if an employee commits any act or omission that would constitute “cause” while employed, the Company may cease payment of any future benefits and require repayment of any previously paid amounts.

Stock options and RSUs are subject to forfeiture if the recipient commits any act or acts involving dishonesty, fraud, illegality or moral turpitude.

These provisions apply to a larger group of employees than the statutory recoupment provisions under Section 302 of the Sarbanes-Oxley Act. The TIP and CPUP recoupment provisions generally apply to all of our senior management, the severance plan provisions apply to all employees on the U.S. payroll who have been designated as having a covered termination as defined in the severance plan and the rules governing stock options and RSUs apply to all outstanding equity grants.

26 McDonald’s Corporation Proxy Statement 2009

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by or paid to our named executive officers in 2006, 2007 and 2008.

Name and principal position (a)	Year (b)	Salary ($)(1) (c)	Stock awards ($)(2)(4) (e)	Option awards ($)(3)(4) (f)	Non-equity incentive plan compensation ($)(5) (g)		All other compensation ($)(6) (i)	Total ($) (j)
James A. Skinner	2008	$ 1,337,500	$ 2,708,203	$ 4,393,542		$ 4,600,000	$ 557,674	$ 13,596,919
Vice Chairman and	2007	1,262,500	3,185,835	1,351,267		3,060,000	583,884	9,443,486
Chief Executive Officer	2006	1,177,692	918,376	1,402,129	Annual:	3,500,000	378,100	12,709,492
					Long-term:	5,333,195
					Total:	8,833,195

Peter J. Bensen	2008	450,000	180,216	188,105		938,000	98,178	1,854,499
Corporate Executive Vice President and Chief Financial Officer (7)

Ralph Alvarez	2008	967,500	2,093,770	839,649		2,800,000	342,335	7,043,254
President and Chief	2007	925,000	2,051,481	741,745		1,800,000	296,575	5,814,801
Operating Officer	2006	703,077	959,565	546,585	Annual:	1,500,000	168,563	6,046,901
					Long-term:	2,169,111
					Total:	3,669,111

Denis Hennequin	2008	686,341	504,087	344,969		1,208,940	344,450	3,088,787
President, McDonald’s	2007	611,922	407,415	291,074		1,098,478	350,427	2,759,316
Europe (8)	2006	534,427	153,974	297,902	Annual:	919,754	298,914	3,815,147
					Long-term:	1,610,176
					Total:	2,529,930

Timothy J. Fenton	2008	545,000	482,483	634,377		930,000	1,729,824	4,321,684
President, McDonald’s	2007	516,667	438,152	538,052		940,000	905,124	3,337,995
Asia /Pacific, Middle East	2006	462,500	182,554	296,668	Annual:	765,000	865,151	3,568,936
and Africa (9)					Long-term:	997,063
					Total:	1,762,063

(1)	The base salary earned in 2008 by the named executive officers other than Mr. Bensen reflects regular annual increases in base salary that took effect March 1, 2008. Mr. Bensen was promoted to the position of Corporate Executive Vice President and Chief Financial Officer effective January 1, 2008 and his base salary was increased on his promotion.

The named executive officers’ annualized rates of base salary as of December 31, 2008 were as follows:

James A. Skinner	$1,350,000
Peter J. Bensen	450,000
Ralph Alvarez	975,000
Denis Hennequin	691,530
Timothy J. Fenton	550,000

(2)	Represents the expense to the Company in each of 2006, 2007 and 2008, as computed in accordance with FAS 123R and reported in our financial statements, of RSUs granted to the named executive officers under the Stock Ownership Plan. The values in this column are based on the closing market price of the Company’s common stock on the date of the award, less the present value of expected dividends over the vesting period. Generally, RSUs vest on the third anniversary of the grant date and are subject to performance-based vesting conditions linked to the Company’s achievement of target levels of diluted earnings per share growth. Information with respect to the RSUs granted to the named executive officers in 2008 is disclosed in the Grants of Plan-Based Awards table on page 29 of this Proxy Statement and the accompanying notes. Information with respect to RSUs reflected in this column that were granted in years before 2008 is disclosed in the Outstanding Equity Awards at 2008 Fiscal Year-End table on pages 30 and 31 of this Proxy Statement and the accompanying notes.

(3)	Represents the expense to the Company in each of 2006, 2007 and 2008, as computed in accordance with FAS 123R and reported in our financial statements, of stock options granted to the named executive officers. Options have an exercise price equal to the closing price of the Company’s common stock on the date of grant, generally vest in equal annual installments over a four-year period, and are subject to the provisions of the Stock Ownership Plan. The values in this column for stock options granted in 2008 are determined using a closed-form pricing model based on the following assumptions, as described in the footnotes to financial statements: expected volatility based on historical experience of 24.9%; an expected annual dividend yield of 2.55%; a risk-free return of 2.96%; and expected option life based on historical experience of 6.18 years. Information with respect to the options granted to the named executive officers in 2008 is disclosed in the Grants of Plan-Based Awards table on page 29 of this Proxy Statement and the accompanying notes. Information with respect to options reflected in this column that were granted in years before 2008 is disclosed in the Outstanding Equity Awards at 2008 Fiscal Year-End table on pages 30 and 31 of this Proxy Statement and the accompanying notes.

McDonald’s Corporation Proxy Statement 2009 27

(4)	The values for RSU and option awards reported in columns (e) and (f) reflect, for certain named executive officers, the retirement-related provisions of our Stock Ownership Plan. Under our Stock Ownership Plan, when employees meet age and years of service requirements (generally, at least age 60 with 20 years of service or combined age and years of service equal to or greater than 70) they become eligible to retire without forfeiting certain outstanding stock options and RSUs. Messrs. Hennequin and Fenton are eligible for this retirement treatment. In addition, Mr. Skinner reached age 62, the retirement age under the ERRP (and previously under its predecessor plan, the Executive Retention Plan (ERP)), in 2006. At that time, under the provisions of the ERP and (after its adoption) the ERRP, Mr. Skinner became eligible to retire without forfeiting his outstanding RSUs and stock options. Messrs. Alvarez and Bensen are not yet eligible for retirement treatment under our plans.

Under FAS 123R, the Company generally recognizes the expense for equity awards in the year the award is granted, if the award is not subject to forfeiture and the recipient is eligible to retire. If the recipient becomes eligible to retire during the vesting period, the remaining expense is recognized at that time. The expense for awards held by named executive officers who are not eligible to retire is recognized over the vesting period. Accordingly, a higher expense would be recognized in a particular year for an award to a named executive officer who is eligible to retire than would be recognized if the recipient were not eligible to retire. For example, the entire expense for Mr. Skinner’s 2008 RSU award (including his special RSU award) is recognized in 2008, even though the award is not expected to be paid out until 2011, and no expense for this award will be recognized in future years.

(5)	The values for non-equity incentive plan awards reported in column (g) reflect the fact that our long-term cash incentive plan or CPUP operates on non-overlapping three-year cycles. Payouts under our annual cash incentive plan, the TIP, are reflected in column (g) for each of 2006, 2007 and 2008. However, payouts under the 2004-2006 CPUP are reflected in column (g) for 2006 only, and not for 2007 or 2008. Payouts under the 2007-2009 CPUP will be reflected in the Summary Compensation Table for 2009.

(6)	“All Other Compensation” for 2008 includes the Company’s contributions to the Profit Sharing and Savings Plan and Excess Benefit and Deferred Bonus Plan on behalf of the named executive officers other than Mr. Hennequin, in the following amounts:

James A. Skinner	$483,725
Peter J. Bensen	78,236
Ralph Alvarez	304,425
Timothy J. Fenton	163,350

“All Other Compensation” also includes limited categories of perquisites, including personal use of Company-provided cars; Company-paid life insurance (in the amount of $20,790 for Mr. Skinner); financial counseling; annual physical examinations for the executives (which are also available for the executive’s spouse); matching charitable donations; limited personal items and personal use of the Company’s aircraft. In general, the CEO is the only named executive officer who is permitted to use the Company’s aircraft for personal travel. However, in certain circumstances the CEO may in his discretion determine that it is appropriate for other executives to use the corporate aircraft for personal business. He did so on a single occasion in 2008 for Mr. Alvarez. In addition, on certain occasions, at the discretion of the CEO, other executives may be accompanied by their spouses when traveling to business events on the Company’s aircraft.

The incremental cost of perquisites is included in the amount provided in the table and based on actual charges to the Company, except as follows: (i) personal use of Company-provided cars includes a pro rata portion of the purchase price, fuel and maintenance, based on personal use and (ii) with respect to Mr. Skinner, personal use of corporate aircraft includes fuel costs, on-board catering, landing/handling fees and crew expenses, and excludes fixed costs, which do not change based upon usage, such as pilot salaries and the cost of capital invested in corporate aircraft (both net of reimbursement as described on page 22 of this Proxy Statement).

In the case of the Company’s named executive officers based overseas, Messrs. Hennequin and Fenton, the amount in this column for 2008 also includes certain benefits in connection with their international assignments, as follows:

> For Mr. Hennequin: Company-provided residence in London (in the amount of $277,557); utilities, security and maintenance for his London residence; certain local taxes and banking fees reimbursed by the Company in connection with his London residence; Company-paid expenses incurred in traveling to and from his home in Paris and the Company’s European office in London. These amounts were converted from Euros as described in note 8 below.

> For Mr. Fenton: Company-provided residence in Hong Kong (in the amount of $388,026); housing insurance, and utilities for his Hong Kong residence; a cost-of-living adjustment (in the amount of $56,178); home leave and family travel allowance for Mr. Fenton and his family (in the amount of $126,547); a foreign tax payment (in the amount of $54,845) and a tax equalization for Mr. Fenton (in the amount of $863,375) which is designed to satisfy tax obligations arising solely as a result of his international assignment. Amounts paid in Hong Kong dollars were converted into U.S. dollars as described in note 9 below.

(7)	Mr. Bensen became our CFO as of January 1, 2008. Mr. Bensen was not a named executive officer in 2007 or 2006.

(8)	Reflects amounts paid to Mr. Hennequin in Euros, which were converted into U.S. dollars at a rate of EUR 0.6799 to U.S. $1. This is the average of the average monthly conversion rates for 2008, as quoted by Bloomberg.

(9)	Certain amounts included in “All Other Compensation” for Mr. Fenton were paid in Hong Kong Dollars and converted into U.S. dollars at a rate of HKD 7.7862 to U.S. $1. This is the average of the average monthly conversion rates for 2008, as quoted by Bloomberg.

28 McDonald’s Corporation Proxy Statement 2009

GRANTS OF PLAN-BASED AWARDS

The table below sets forth grants of cash incentive awards and equity awards to our named executive officers in 2008.

In 2008, the named executive officers received annual cash awards under our TIP. Columns (d) and (e) below show the target and maximum awards they could have earned. Actual payouts are in column (g) of the Summary Compensation Table on page 27 of this Proxy Statement. The TIP payouts were determined primarily based on increased operating income in 2008, under the formula described on pages 19 and 20 of this Proxy Statement.

In 2008, the named executive officers also received two types of equity awards under the Stock Ownership Plan: RSUs subject to performance-based vesting criteria (see columns (f), (g) and (h)) and stock options (see columns (j), (k) and (l)).

				Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (1)			All other option awards: number of underlying securities options (#)(2)(j)		Exercise or base price of option awards ($/sh)(k)		Grant date fair value of stock and option awards ($)(3)(l)
Name (a)	Plan name		Grant date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)( f)	Target (#)(g)	Maximum (#)(h)
James A.	TIP			$0	$2,025,000	$5,062,500
Skinner	Amd 2001 Plan	(4)	2/13/08				13,242	52,967	52,967					$2,708,203
			2/13/08							370,763		$56.64		4,393,542
Peter J.	TIP			0	450,000	1,125,000
Bensen	Amd 2001 Plan	(4)	2/13/08				1,965	7,857	7,857					401,728
			2/13/08							24,100		56.64		285,585

Ralph	TIP			0	1,218,750	3,046,875
Alvarez	Amd 2001 Plan	(4)	2/13/08				3,311	13,242	13,242					677,063
			2/13/08							92,691		56.64		1,098,388

Denis	TIP			0	518,647	1,296,618
Hennequin	Amd 2001 Plan	(4)	3/13/08				1,777	7,106	7,106					350,894
			3/13/08							49,727	(5)	54.89	(5)	570,866

Timothy J.	TIP			0	412,500	1,031,250
Fenton	Amd 2001 Plan	(4)	2/13/08				1,589	6,356	6,356					324,982
			2/13/08							44,492		56.64		527,230

(1)	Reflects grants of RSUs subject to performance-based vesting conditions under the Stock Ownership Plan in 2008. The RSUs vest on February 13, 2011 (except for Mr. Hennequin’s RSUs, which vest on March 13, 2011), subject to the Company’s achievement of specified EPS growth during the performance period ending on December 31, 2010. The performance target for all the RSU awards granted to the named executive officers in 2008 is compounded annual EPS growth of 7%, determined by comparing EPS as measured at the end of the performance period to base EPS (2007 EPS). Both base EPS and EPS for the performance period are adjusted to exclude certain items as described on page 23 of this Proxy Statement. If the 7% growth target is achieved, 100% of the RSUs will vest. If less than 2% compounded EPS growth is achieved, none of the RSUs will vest. If EPS growth is at or above the 2% threshold, but below the 7% target, the awards will vest in proportion to the level of EPS growth achieved.

In 2008, Mr. Skinner and Mr. Bensen received special additional RSU awards on the same terms as the regular annual RSU awards, as described on page 21 of this Proxy Statement. Mr. Skinner received a special RSU grant of 26,483 RSUs and Mr. Bensen received a special grant of 4,414 RSUs, which amounts are included in the table above.

(2)	Reflects grants of stock options in 2008 under the Stock Ownership Plan. Options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Subject to the terms of the Stock Ownership Plan, options vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date, which was February 13 for all the named executive officers except Mr. Hennequin. The grant date for Mr. Hennequin’s stock options was March 13, in accordance with certain French regulations applicable to our plan in France.

In 2008, Mr. Skinner received a special additional grant of 185,381 stock options, as described on page 21 of this Proxy Statement, which amount is included in the table above.

(3)	Represents the aggregate grant date fair value, as computed in accordance with FAS 123R and reported in our financial statements, of RSUs and stock options granted to the named executive officers in 2008 under the Stock Ownership Plan. The values in this column for RSUs and stock options were determined based on the assumptions described in notes 2 and 3, respectively, to the Summary Compensation Table on page 27 of this Proxy Statement.

(4)	“Amd 2001 Plan” denotes the Stock Ownership Plan.

(5)	Mr. Hennequin’s 2008 option award was granted on March 13, 2008, as described in note 2, and the exercise price for the award is equal to the closing price of the Company’s common stock on the NYSE on that date.

McDonald’s Corporation Proxy Statement 2009 29

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option awards				Stock awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)(1)	Number of securities underlying unexercised options (#) unexercisable (c)(1)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)(2)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)(4)
James A. Skinner	100,000	0	$40.4375	5/19/12
	106,193	0	35.25	3/21/13
	150,000	0	29.43	2/2/11
	235,000	0	28.75	3/20/12
	40,000	0	14.31	3/18/13
	62,500	0	26.63	2/16/14
	62,500	0	25.31	5/20/14
	250,000	0	31.21	12/1/14
	75,956	75,954	34.54	3/23/16
	29,148	87,441	45.02	2/14/17
	0	370,763	56.64	2/13/18
							142,505	$8,862,386

Peter J. Bensen	10,272	0	40.4375	5/19/12
	13,826	0	35.25	3/21/13
	21,400	0	29.43	2/2/11
	22,000	0	28.75	3/20/12
	12,000	0	26.63	2/16/14
	6,000	0	25.31	5/20/14
	11,979	3,992	32.60	2/16/15
	7,936	7,934	36.37	2/14/16
	3,790	11,367	45.02	2/14/17
	0	24,100	56.64	2/13/18
					4,435	$275,813	7,857	488,627

Ralph Alvarez	24,000	0	40.4375	5/19/12
	25,300	0	35.25	3/21/13
	21,500	0	29.43	2/2/11
	85,000	0	28.75	3/20/12
	18,000	0	14.31	3/18/13
	36,000	0	26.63	2/16/14
	36,000	0	25.31	5/20/14
	27,600	9,199	32.60	2/16/15
	20,611	20,610	36.37	2/14/16
	50,081	50,080	37.42	9/18/16
	12,494	37,473	45.02	2/14/17
	0	92,691	56.64	2/13/18
							224,422	13,956,804

Denis Hennequin	40,000	0	40.4375	5/19/12
	38,500	0	35.25	3/21/13
	38,000	0	29.43	2/2/11
	48,500	0	29.29	5/3/12
	40,800	0	18.73	5/30/13
	8,160	0	23.93	9/24/13
	20,000	0	26.63	2/16/14
	20,000	0	25.45	5/21/14
	10,350	3,450	32.60	2/16/15
	12,366	12,367	36.37	2/14/16
	8,395	25,185	44.67	3/12/17
	0	49,727	54.89	3/13/18
							37,656	2,341,827

Timothy J. Fenton	40,549	0	35.25	3/21/13
	18,975	6,324	32.60	2/16/15
	12,367	12,366	36.37	2/14/16
	7,081	21,234	45.02	2/14/17
	0	44,492	56.64	2/13/18
							35,153	2,186,165

30 McDonald’s Corporation Proxy Statement 2009

(1)	In general, options expire on the tenth anniversary of grant. The options due to expire on May 19, 2012 were granted on May 19, 1999 and the options due to expire on March 21, 2013 were granted on March 21, 2000; these options expire 13 years after the grant date. In general, subject to the terms of the Stock Ownership Plan, options vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

(2)	The RSU awards to Mr. Bensen reflected in column (g) are RSUs that vest solely based on continued Company service. 2,269 RSUs vested on February 14, 2009 and 2,166 RSUs vest on February 14, 2010. These RSUs are not subject to performance-based vesting conditions. We grant RSUs subject to performance-based vesting conditions to our top 11 executives. The RSU awards to Mr. Bensen in column (g) were granted to Mr. Bensen before he was in that group.

(3)	The awards reflected in column (i) are unvested performance-based RSUs that are scheduled to be paid out on the dates set forth in the table to the right if the performance targets are met.

Named executive officer	Vesting date	Number of RSUs
James A. Skinner	3/23/09	50,666
	2/14/10	38,872
	2/13/11	52,967
Peter J. Bensen	2/13/11	7,857
Ralph Alvarez	2/14/09	13,748
	9/18/09	33,405
	2/14/10	16,660
	2/13/11	13,242
	2/14/11	13,748
	9/18/11	133,619
Denis Hennequin	2/14/09	8,249
	2/14/10	11,107
	3/12/10	11,194
	3/13/11	7,106
Timothy J. Fenton	2/14/09	8,249
	2/14/10	20,548
	2/13/11	6,356

(4)	The market value of these awards was calculated by multiplying the number of shares covered by the award by $62.19, the closing price of McDonald’s stock on the NYSE on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED–FISCAL 2008

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)
James A. Skinner	0	0	0	0
Peter J. Bensen	0	0	2,283	$ 126,250
Ralph Alvarez	0	0	32,270	1,840,331	(1)
Denis Hennequin	0	0	13,602	748,141
Timothy J. Fenton	97,500	$ 3,028,438	8,436	466,511

(1)	Mr. Alvarez deferred $1,161,800 of the amount realized upon vesting of his RSU award under the McDonald’s Corporation Excess Benefit and Deferred Bonus Plan, the terms of which are described on page 32 of this Proxy Statement.

NONQUALIFIED DEFERRED COMPENSATION–FISCAL 2008 (1)

Name (a)	Executive contributions in last FY ($)(b)(2)	Registrant contributions in last FY ($)(c)(2)	Aggregate earnings in last FY ($)(d)	Aggregate withdrawals/ distributions ($)(e)	Aggregate balance at last FYE ($)(f)(3)
James A. Skinner	$3,240,125	$464,958	$(425,017)	0	$18,127,610
Peter J. Bensen	98,298	62,255	(24,464)	0	614,638
Ralph Alvarez	1,418,050	280,875	231,343	0	6,181,833
Timothy J. Fenton	1,001,250	144,583	66,864	0	2,273,766

(1)	The descriptions of the plans below provide details on the terms of the deferral amounts provided in the table.

(2)	All of the amounts reported in columns (b) and (c) are also reported as compensation for 2008 in the Summary Compensation Table on page 27 of this Proxy Statement.

McDonald’s Corporation Proxy Statement 2009 31

(3)	Except for Mr. Bensen, who was not a named executive officer in 2006 or 2007, the amounts reported in column (f) include executive and Company contributions made in 2006 and 2007 that were reported in the Summary Compensation Tables for those years and are also reported as compensation for 2006 and 2007 in the Summary Compensation Table on page 27 of this Proxy Statement. In addition, the executive contributions for each of 2006 and 2007 were reported in column (b) of the Nonqualified Deferred Compensation Table for the applicable year, and the Company’s contributions were reported in column (c) of the Nonqualified Deferred Compensation Table for the applicable year. The previously reported amounts, in the aggregate, are as follows:

James A. Skinner	$1,987,250

Ralph Alvarez	1,614,084

Timothy J. Fenton	174,799

McDONALD’S CORPORATION EXCESS BENEFIT AND DEFERRED BONUS PLAN

The McDonald’s Corporation Excess Benefit and Deferred Bonus Plan (Excess Plan) was established as of January 1, 2005 as a successor plan to the McDonald’s Corporation Supplemental Profit Sharing and Savings Plan, which is described below. The Excess Plan is a non-tax-qualified, unfunded plan that allows certain management and highly compensated employees of the Company, including all executives except Mr. Hennequin, to (i) make tax-deferred contributions from their base salary and incentive awards under the TIP and CPUP; and (ii) receive Company matching contributions (on deferrals of base salary and TIP awards only), in each case in excess of the annual IRS limits that apply to deferrals and Company contributions under our 401(k) plan. Certain participants were also permitted to make an election on or before March 15, 2005 to defer receipt of the value of all or none (but not a portion) of certain awards of service-vested RSUs granted before July 15, 2004.

Participants may elect to receive distributions of amounts deferred under the Excess Plan either in a lump sum or in regular monthly, quarterly or annual installments over a period of up to 15 years following their “separation from service” with the Company (within the meaning of Section 409A). Participants must elect their distribution schedules at the time the amounts are deferred and such elections are irrevocable. Distributions for participants in the Excess Plan may be delayed for six months following the participant’s separation from service in order to comply with Section 409A.

Amounts deferred under the Excess Plan are credited to accounts established in the participants’ names and nominally invested in investment funds selected by the participants from the three available options. Participants’ accounts are credited with a rate of return based on the nominal investment option or options selected. All of the available investment options are also options offered under the Company’s 401(k) plan. The nominal investment options currently available under the Excess Plan provide participants with the same returns as an investment in (i) the Company’s common stock fund; (ii) a stable value fund; and/or (iii) an index fund based on the S&P 500 Index.

McDONALD’S CORPORATION SUPPLEMENTAL PROFIT SHARING AND SAVINGS PLAN

Prior to January 1, 2005, under the McDonald’s Corporation Supplemental Profit Sharing and Savings Plan (Supplemental Plan), participants could defer amounts of compensation in excess of the Internal Revenue Code limits applicable to our 401(k) plan. This Supplemental Plan allowed participants to defer a portion of their base salary up to certain percentages of base salary, and all or a portion of their TIP and CPUP awards. The nominal investment options under the Supplemental Plan are identical to those described above for the Excess Plan. The Supplemental Plan distribution rules are as follows. Participants may elect to have distributions paid in a lump sum on, or in installments commencing, April 1 following the year in which they terminate employment. If no election is made by December 31 of the year in which a participant terminates employment, payments will be in the form of a lump sum. All distributions must be completed no later than the 25th anniversary of the first payment date. In-service withdrawals are permitted as long as the participant’s withdrawal election is made in the calendar year prior to and at least six months in advance of the payment date. Participants may request a hardship withdrawal or accelerate the distribution of installment payments to meet a sudden and unexpected financial need, subject to approval of the officer committee and a forfeiture penalty of 10% of the amount so accelerated. At the end of 2004, the Company froze the Supplemental Plan due to changes under Section 409A, so that there will be no new contributions under or changes to the Supplemental Plan.

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Our named executive officers would become entitled to certain payments and benefits, described below, in connection with a change in control of McDonald’s and/or if their employment with the Company were to terminate in certain circumstances, including following a change in control of McDonald’s.

POTENTIAL PAYMENTS UPON OR IN CONNECTION WITH A CHANGE IN CONTROL

Equity incentive plans

A change in control is generally defined as either (i) the acquisition of 20% or more of our common stock or voting securities by a single purchaser or a group of purchasers acting together; (ii) the incumbent members of the Board (and certain new directors approved in a specified manner by those members) cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; (iii) a significant merger or other business combination involving the Company; or (iv) a complete liquidation or dissolution of the Company.

In the event of a “change in control” of McDonald’s, all outstanding unvested stock options and RSUs vest (at the target amount in the case of RSUs subject to performance-based vesting conditions) and, in the case of stock options, become exercisable if (i) McDonald’s common stock ceases to be publicly traded as a result of the change in control transaction; or (ii) the awards are not replaced by equivalent awards based on publicly traded stock of a successor entity. RSUs would be paid

32 McDonald’s Corporation Proxy Statement 2009

out upon the change in control if it qualifies as a change in control for purposes of Section 409A; otherwise, the RSUs would be paid out on the originally scheduled payment date or, if earlier, on the executive’s death, disability (within the meaning of Section 409A) or termination of employment, subject to any delay required under Section 409A.

If equity awards are replaced by equivalent awards, those replacement awards will vest and become exercisable (in the case of stock options) or be paid out (in the case of service-based RSUs) if the grantee’s employment with the Company is terminated for any reason other than “cause” within two years following the change in control. In addition, if the grantee’s employment is terminated other than for “cause” within two years following the change in control, all outstanding options (whether or not they are replacement awards) will remain outstanding for not less than two years following the date of termination or until the end of the original term of the award, if sooner.

Prior to July 2008, there were minor variations regarding the definition and effect of a change in control among outstanding equity awards granted under McDonald’s equity incentive plans as in effect at different times. Effective as of July 1, 2008, outstanding awards were amended to harmonize these provisions. The amendments were not material.

Effective as of February 11, 2009, we amended the Stock Ownership Plan to provide that the treatment described above for replacement awards in the case of termination of employment following a change in control would not apply for any termination initiated by the employee (whether or not for “good reason”).

If a change in control had occurred on December 31, 2008 and the outstanding stock options and RSUs held by the named executive officers had not been replaced, assuming that the transaction also qualified as a change in control for purposes of Section 409A; (i) stock options would have vested and become exercisable; and (ii) RSUs would have vested and been paid out immediately (in the case of RSUs subject to performance-based vesting conditions, based on the number of shares that would have been paid out if target performance levels had been achieved). The equity awards held by the named executive officers as of December 31, 2008 are set forth in the Outstanding Equity Awards at 2008 Fiscal Year-End table on pages 30 and 31 of this Proxy Statement.

The following table summarizes the value of the change in control payouts that the named executive officers could have received in respect of their outstanding equity awards, based on (i) in the case of stock options, the “spread” between the exercise price and the closing price of the Company’s common stock on the NYSE on December 31, 2008; and (ii) in the case of RSUs, the target number of shares, multiplied by the closing price of the Company’s common stock on the NYSE on December 31, 2008. The table sets forth the total hypothetical value that the named executive officers could have realized as a result of the exercise or payout of accelerated equity awards, based on the assumptions described above. If there were no change in control, the amounts set forth in the table would have vested over time, subject only to continued employment (and with respect to the RSUs, subject to applicable performance-based vesting conditions). As a result, the values shown in the table below are greater than the incremental benefit attributable solely to acceleration of the awards.

Named executive officer	Stock options (closing price on 12/31/08 minus exercise price)($)	RSUs (number of shares/ target number of shares multiplied by closing price on 12/31/08)($)	Total ($)
James A. Skinner	$ 5,659,220	$ 8,862,386	$ 14,521,606
Peter J. Bensen	651,894	764,439	1,416,333
Ralph Alvarez	3,202,648	13,956,804	17,159,452
Denis Hennequin	1,225,637	2,341,827	3,567,464
Timothy J. Fenton	1,117,920	2,186,165	3,304,085

CPUP

Under the 2007-2009 CPUP, all of the named executive officers would be entitled to accelerated vesting and, in certain circumstances, payment of CPUP awards on a change in control. For this purpose the definition of a “change in control” is the same as it is under the Stock Ownership Plan. If a change in control were to occur before January 1, 2010, each named executive officer would be entitled to receive a pro rata portion (based on the number of days in the performance period preceding the change in control) of the award he would have received had the CPUP performance goals been achieved over the full performance period at the same level achieved during the period prior to the change in control. If the change in control also qualified as a change in control for purposes of Section 409A, we intend to pay this amount immediately. Otherwise, the prorated award would be paid out on the originally scheduled payment date (or, if earlier, on the executive’s death, disability or termination of employment).

The table below sets forth the payments that the named executive officers would have been entitled to receive under the 2007–2009 CPUP if a change in control (that also qualified as a change in control under Section 409A) had occurred on December 31, 2008:

James A. Skinner	$5,520,000
Peter J. Bensen	1,740,973
Ralph Alvarez	3,066,667
Denis Hennequin	1,840,000
Timothy J. Fenton	1,840,000

Note: The information provided represents the pro rata CPUP awards based upon the Company’s performance from January 1, 2007 through December 31, 2008, in accordance with the terms of the 2007–2009 CPUP.

McDonald’s Corporation Proxy Statement 2009 33

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

The Company has entered into change in control employment agreements with some of its senior management, including all of the named executive officers except Mr. Hennequin. These agreements provide that, on a change in control of the Company, the executives would be entitled to the benefits described below. An executive who also participates in the ERRP would be entitled to receive the greater of the aggregate benefits under the ERRP or the aggregate benefits under the change in control agreement, but not both. The change in control employment agreements have an initial term of three years, and thereafter perpetually retain a two-year term until terminated by the Company with a minimum of two-years’ notice.

Subject to exceptions set out in the agreements, the definition of “change in control” under the agreements is generally the same as that of a “change in control” under the Stock Ownership Plan.

The agreements provide that, during the three-year period following a change in control or “protected period,” (i) the executive’s position and authority may not be reduced; (ii) the executive’s place of work may not be relocated by more than 30 miles; (iii) the executive’s base salary may not be reduced; (iv) the executive’s annual bonus opportunity may not be reduced and the annual bonus paid will not be less than the target annual bonus; and (v) the executive will continue to participate in employee benefit plans on terms not less favorable than before the change in control. In addition, within 30 days after a change in control, the Company will pay to each executive a prorated portion of the executive’s annual bonus for the partial year in which the change in control occurs, based on the target amount if the change in control qualifies as a change in control for purposes of Section 409A and based on the Company’s actual performance for the year if it does not qualify.

If the Company fails to comply with the above provisions following a change in control, the executive may terminate his/her employment for “good reason” at any time during the protected period.

If the executive terminates his/her employment for good reason or is terminated by the Company without “cause” at any time during the protected period, then, in addition to the executive’s entitlement to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due on termination, the executive will be entitled to: (i) a lump-sum cash payment equal to three times the sum of the executive’s base salary, annual bonus (computed at the target level) and contribution received under the Company’s deferred compensation plan; (ii) a pro rata portion of the annual bonus for the year of termination, computed based on the Company’s actual performance for the year and paid after the end of the year, reduced (but not below zero) by the prorated bonus paid following the change in control if the change in control occurred in the year of termination; (iii) if the executive or his family members elect COBRA coverage, continued payment by the Company of the Company’s portion of medical insurance premiums during the COBRA coverage period; (iv) continued life insurance, fringe and other benefits for three years after termination; and (v) a lump-sum cash payment for any sabbatical leave that has been earned but not yet taken. In addition, for purposes of determining the executive’s eligibility for any available post-retirement medical benefits, the executive will be treated as having three additional years of service and being three years older. The executive will be eligible for these benefits subject to execution of an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisclosure covenant and a release of claims. We intend to arrange the timing of these payments so as to comply with Section 409A, including by delaying the payment of certain amounts for up to six months following termination to the extent required by Section 409A.

Up to the limitations specified in the agreements, the Company will reimburse an executive on an after-tax (i.e., grossed-up) basis for any “parachute” excise taxes incurred by that executive because of any payments or other amounts under the agreement or otherwise provided, which are considered to be contingent upon a change in control. If the aggregate after-tax amount of benefits to which an executive becomes entitled under his/her change in control employment agreement, including tax gross-ups, is not more than 110% of what the executive would receive if his/her benefits were reduced to a level that would not be subject to “parachute” excise taxes, the executive will not be entitled to receive a gross-up and the aggregate amount of benefits to which he or she is entitled will be reduced to the greatest amount that can be paid without triggering “parachute” excise taxes.

In the case of the death or disability of an executive during the protected period, the executive or his/her estate will be entitled to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of such death or disability at levels provided to his/her peer employees and at least as favorable as those in place immediately prior to the change of control.

If (i) the Company terminates an executive for cause following a change in control; (ii) an executive voluntarily terminates employment without good reason following a change in control; or (iii) an executive who is otherwise eligible to receive severance benefits fails to execute the noncompetition and release agreement, then that executive will receive only a lump-sum payment of accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of the termination.

The following table sets forth the value of the benefits that would have been payable to the named executive officers other than Mr. Hennequin under the change in control agreements, assuming that on December 31, 2008 they had been terminated without cause or resigned with good reason in the protected period following a change in control of McDonald’s. Pro rata bonus payments in respect of 2008 are not included in the table because if the named executive officers had terminated employment on December 31, 2008 they would have earned these awards in full pursuant to the terms of the TIP. Accordingly, the amount of pro rata awards they would have been entitled to under the change in control employment agreements would be zero.

34 McDonald’s Corporation Proxy Statement 2009

	Severance payment (3x base, bonus and Company contribution to deferred compensation plan) ($)	Benefit continuation ($)	Sabbatical ($)	Tax gross-up payments ($)	Total ($)
James A. Skinner	$ 11,574,117	$ 107,062	$ 207,692	$ 10,317,419	$ 22,206,290
Peter J. Bensen	2,954,273	111,477	—	2,547,000	5,612,750
Ralph Alvarez	7,376,369	104,216	150,000	11,538,932	19,169,517
Timothy J. Fenton	3,175,555	109,791	84,615	2,780,074	6,150,035

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT (OTHER THAN FOLLOWING A CHANGE IN CONTROL)

McDonald’s Corporation Severance Plan

Under the McDonald’s Corporation Severance Plan (Severance Plan), Messrs. Alvarez, Bensen and Fenton would receive severance benefits if they were terminated as a result of a “covered termination,” which includes termination of employment by the Company without “cause”; termination due to a reduction in work force; and elimination of the participant’s position, but excluding terminations for performance reasons. The benefits payable under the Severance Plan consist of a lump sum payment in respect of (i) severance pay, based on the pay rate as in effect immediately prior to termination; and (ii) continued medical and dental benefits at the same cost as the participant paid for such benefits prior to termination. The amount of the benefits are based on the participant’s position and length of service with the Company. In addition, each eligible named executive officer, if terminated in a covered termination, would receive a prorated TIP payment equal to a pro rata portion of his bonus based on actual performance of the Company during the applicable performance period, paid at the same time TIP payments are made to other TIP participants for the year in which termination occurs; a prorated payment under the CPUP based on the actual performance of the Company during the applicable performance period, paid at the same time CPUP payments are made to other CPUP participants; a lump-sum cash payment for any sabbatical leave that he has earned but not yet taken; and outplacement assistance. Payments would be delayed for six months following termination of employment to the extent required under Section 409A.

Mr. Skinner is not eligible to participate in the Severance Plan because he participates in the ERRP. Mr. Hennequin is not eligible to participate in the Severance Plan because he is not a U.S. employee. The Severance Plan would not apply to any termination of a named executive officer’s employment following a change in control of McDonald’s because employees who are covered by a change in control employment agreement are not eligible to receive benefits under the Severance Plan for such a termination.

The value of the benefits that would be payable to Messrs. Alvarez, Bensen and Fenton if their employment had terminated in a covered termination under the Severance Plan on December 31, 2008 would be as set forth in the table that follows. Pro rata bonus payments in respect of 2008 are not included in the table because if the named executive officers had terminated employment on December 31, 2008 they would have earned their full annual bonus payments under the TIP and, accordingly, the amount of pro rata bonus they would have been entitled to under the Severance Plan would be zero.

	Salary continuation	Benefit continuation	Other (sabbatical and outplacement)	Total
Peter J. Bensen	$ 225,000	$ 23,477	$ 25,000	$ 273,477
Ralph Alvarez	525,000	41,737	175,000	741,737
Timothy J. Fenton	550,000	33,495	109,615	693,110

BENEFITS UNDER THE EXECUTIVE RETENTION REPLACEMENT PLAN

Mr. Skinner participates in the ERRP, which was adopted in 2007 to replace benefits provided under the ERP with economically equivalent benefits in a manner consistent with the requirements of Section 409A.

Under the ERRP, Mr. Skinner would be entitled to certain benefits if the Company terminated his employment for any reason other than death, disability or “cause” or if Mr. Skinner retired or resigned for “good reason.”

If Mr. Skinner were to retire, he would receive the benefits described in (i) through (vi) below plus secretarial services for two years following his retirement and $135,000 in lieu of fringe benefits and provision of an office. A pro rata portion (based on the portion of the performance period prior to his retirement) of any outstanding CPUP award would vest and would be paid at the end of the performance period, based on the Company’s achievement of the applicable performance goals. All of Mr. Skinner’s outstanding RSUs would vest and would be paid out on the originally scheduled payment dates, based on the Company’s achievement of the applicable performance goals. All of Mr. Skinner’s outstanding stock options would become exercisable in accordance with their original vesting schedule and remain outstanding for 9.5 years following his retirement (or until the expiration of the option’s original term, if sooner).

        If Mr. Skinner were to be terminated without cause, under the ERRP he would be entitled to receive a cash lump sum equal to the present value of (i) base salary for 18 months; (ii) 50% of final base salary for five years; (iii) prorated TIP, based on actual performance, for the year of termination; (iv) target TIP for 18 months; (v) the equivalent of Company matching contributions under deferred compensation plans for 6.5 years, based on full final salary for 18 months and 50% of final salary for five years; and (vi) the estimated value of continued participation in Company health and welfare plans for 6.5 years. In addition, all stock options held by Mr. Skinner that would have vested within five years following termination would vest and become exercisable, and all vested stock options would remain outstanding until five years following termination or until the expiration of the option’s

McDonald’s Corporation Proxy Statement 2009 35

original term, if sooner. RSUs would vest on a pro rata basis based on the number of months employed during the vesting period and would be paid out in accordance with actual performance results achieved during the vesting period. Mr. Skinner would not be entitled to a CPUP payment.

Any payments to Mr. Skinner under the ERRP would be delayed for six months following the termination of his employment as required under Section 409A. Mr. Skinner’s receipt of benefits under the ERRP is subject to the execution of an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisparagement covenant, a nondisclosure covenant and a release of claims.

The cash and fringe benefits that would have been payable to Mr. Skinner under the ERRP if his employment had terminated on December 31, 2008 in circumstances covered under the ERRP is as follows:

	Lump-sum ERRP payment ($)	Pro rata CPUP payment (1)($)	Other (2)($)	Total ($)
Retirement	$ 8,914,021	$ 5,520,000	$ 135,000	$ 14,569,021
Termination without cause	8,914,021	0	N/A	8,914,021

(1)	Upon retirement, Mr. Skinner would be entitled to receive a pro rata CPUP award based upon actual Company performance against the specific metrics. The above represents the pro rata CPUP payment based on actual Company performance from January 1, 2007 through December 31, 2008. The award would be paid following completion of the performance period.

(2)	Payments in lieu of fringe benefits and provision of an office, plus continued provision of secretarial services, as described above.

The table below describes the effect on outstanding equity awards held by Mr. Skinner if his employment had terminated on December 31, 2008 in circumstances covered under the ERRP based on (i) in the case of stock options, the “spread” between the exercise price and the closing price of the Company’s common stock on the NYSE on December 31, 2008; and (ii) in the case of RSUs, the target number of shares, multiplied by the closing price of the Company’s common stock on the NYSE on December 31, 2008.

	Amount of outstanding equity upon termination without cause ($)	Effect of retirement	Effect of termination without cause
James A. Skinner	$ 11,186,075	No acceleration of vesting; outstanding stock options would be exercisable in accordance with the original vesting schedule and remain outstanding for 9.5 years or until expiration of the original term if sooner and RSUs would vest in accordance with the original vesting schedule.	All stock options that would have vested within five years following termination would vest and become exercisable, and all vested stock options would remain outstanding until five years following termination or until the expiration of the option’s original term, if sooner. RSUs would vest on a pro rata basis based on the number of months employed during the vesting period and would be paid out in accordance with actual performance results achieved during the vesting period.

If Mr. Skinner’s employment were to terminate due to death or disability, under the ERRP he or his estate would be entitled to receive (i) accrued but unpaid base salary and annual incentive awards; and (ii) payment or provision of death or disability benefits, as applicable, equal to the benefits provided by the Company to the estates and beneficiaries of other employees of the Company serving at a comparable level. Mr. Skinner’s RSUs and stock options would be governed by the rules that apply on termination due to death or disability under the terms of the awards, which are described on page 37 of this Proxy Statement. If Mr. Skinner’s employment were to be terminated for “cause,” he would be entitled to receive only accrued but unpaid base salary and annual incentive awards and no other benefits.

SEVERANCE BENEFITS FOR MR. HENNEQUIN

Mr. Hennequin is not eligible to participate in the Severance Plan or the ERRP, but is eligible for severance benefits under the collective bargaining agreement that applies to our managerial category employees in France. Under the collective bargaining agreement, if Mr. Hennequin had been terminated other than for gross or willful misconduct on December 31, 2008, he would have been entitled to a severance payment, based on his years of service with the Company, approximately equal to his 2008 annual compensation (i.e., his 2008 base salary and TIP award) for 8.03 months, or approximately $1,271,539. Mr. Hennequin would be entitled to the same benefits if his employment were to terminate due to his disability. If Mr. Hennequin were terminated due to gross or willful misconduct or resigned voluntarily, he would not be eligible to receive any severance benefits.

EFFECT OF TERMINATION OF EMPLOYMENT UNDER EQUITY INCENTIVE PLANS

Outstanding RSUs and stock options are generally forfeited in connection with termination of employment, with stock options that are vested at the time of termination remaining outstanding and exercisable for 90 days except if employment is terminated for cause. In connection with certain terminations, however, RSUs and stock options are subject to accelerated vesting and/or will remain outstanding for a period following termination, as specified in the applicable plans. The provisions under these plans regarding termination of employment are summarized below.

36 McDonald’s Corporation Proxy Statement 2009

Stock options

Certain stock options may remain outstanding, and vesting of certain stock options may be accelerated in the following events: retirement, death, disability or “special circumstances” (which may include termination by the Company without cause, disaffiliation of a subsidiary of McDonald’s, or if the named executive officer leaves to become an owner-operator of a McDonald’s restaurant).

The table below summarizes the value of the payouts that the named executive officers could have received in respect of their outstanding stock options on termination of employment under circumstances that would result in acceleration of the awards under the applicable Company plans (i.e., retirement, “special circumstances,” death or disability), if the termination had occurred on December 31, 2008. The values in the table are based on the “spread” between the exercise price and the closing price of the Company’s common stock on the NYSE on December 31, 2008. The table sets forth the total hypothetical value that the named executive officers could have realized as a result of acceleration of their awards in connection with a termination of employment in accordance with the terms of the applicable plans. The values shown in the table below are greater than the incremental benefit attributable solely to acceleration of the awards.

Stock options

Named executive officer	Type of termination	Stock options (closing price on 12/31/08 minus exercise price)($)
James A. Skinner	Retirement	N/A(1)
	Special circumstances	$ 5,144,787
	Death/disability	5,659,220
Peter J. Bensen	Retirement	0(2)
	Special circumstances	519,972
	Death/disability	651,894
Ralph Alvarez	Retirement	0(2)
	Special circumstances	2,730,982
	Death/disability	3,202,648
Denis Hennequin	Retirement	897,053
	Special circumstances	659,221
	Death/disability	1,225,637
Timothy J. Fenton	Retirement	1,056,187
	Special circumstances	1,056,187
	Death/disability	1,117,920

(1)	Please refer to the table on page 36 for a description of Mr. Skinner’s treatment upon retirement under the ERRP.

(2)	Mr. Bensen and Mr. Alvarez do not qualify for retirement under the terms of the applicable plans, as of December 31, 2008.

RSUs

The RSUs held by the named executive officers have performance-based vesting conditions, except for certain service-vested awards held by Mr. Bensen (described below). As noted above, payments in respect of RSUs subject to performance-based vesting conditions would not be accelerated in connection with a termination of employment.

As of December 31, 2008, Mr. Bensen held 2,269 time-vested RSUs with a vesting date of February 14, 2009 and 2,166 RSUs with a vesting date of February 14, 2010. If Mr. Bensen’s employment had terminated by reason of death, disability or special circumstances as of December 31, 2008, payment of these awards would have been accelerated. To comply with Section 409A, if Mr. Bensen’s employment had terminated due to special circumstances or disability that did not constitute “disability” within the meaning of Section 409A, payment would have been delayed until six months after the termination date (or, in the case of the RSUs scheduled to vest on February 14, 2009, would have been made on that date). The aggregate value of these service-vested RSUs was $275,813, based on the closing price of one McDonald’s share on the NYSE on December 31, 2008 ($62.19) multiplied by the total number of service-vested RSUs.

DEFERRED COMPENSATION

Following their separation from service with the Company for any reason, the named executive officers would receive distributions from their accounts under the Supplemental Plan and the Excess Plan in accordance with their elected distribution schedules, as described on page 32 of this Proxy Statement.

McDonald’s Corporation Proxy Statement 2009 37

Compliance with Section 16(A) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than 10% of our common stock (Reporting Persons) to file reports with the SEC regarding their ownership of and transactions in our common stock and our other securities related to our common stock. Reporting Persons are also required by SEC rules to furnish us with copies of the reports they file with the SEC. Based solely on our review of the copies of the reports provided to us and inquiries that we have made, we believe that during our fiscal year ended December 31, 2008, all Reporting Persons timely filed all of the reports they were required to file.

Transactions with related persons, promoters and certain control persons

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

The McDonald’s System has approximately 32,000 restaurants worldwide, many of which are independently owned and operated. Within this extensive System, it is not unusual for our business to touch many companies in many industries, including suppliers of food and other products and services. The Board of Directors is responsible for the oversight and approval (or ratification) of transactions, relationships or arrangements in which the Company is a participant and that involve Board members, our executive officers, beneficial owners of more than 5% of our common stock, their immediate family members, domestic partners and companies in which they have a material interest. We refer to these as related person transactions and to the persons or entities involved as related persons.

The Board has adopted a policy that sets out procedures for the reporting, review and ratification of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, such as its Standards of Business Conduct and Code of Conduct for Directors, which require Directors and employees to report any circumstances that may create or appear to create a conflict between the interests of the related person and those of the Company, regardless of the amount involved. Our Directors and executive officers must also periodically confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.

Under the Board’s policy, the Audit Committee evaluates related person transactions for purposes of recommending to the disinterested members of the Board that the transactions are fair, reasonable and within Company policies and practices and should be approved or ratified.

The Board has considered certain types of potential related person transactions and pre-approved them as not presenting material conflicts of interest. Those transactions include (a) compensation paid to Directors and executive officers that has been approved by the Board or the Compensation Committee, as applicable; (b) Company contributions to Ronald McDonald House Charities, Inc. and certain other contributions made in limited amounts to other charitable or not-for-profit organizations; and (c) transactions in which the related person’s interest arises solely from ownership of the Company’s common stock and all holders of the common stock receive the same benefit on a pro rata basis. The Audit Committee considers the appropriateness of any related person transaction not within these pre-approved classes in light of all relevant factors and the controls implemented to protect the interests of McDonald’s and its shareholders, including:

•	the benefits of the transaction to the Company or the McDonald’s System;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of McDonald’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected duration of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Related person transactions involving Directors are also subject to approval or ratification by the disinterested Directors when so required under Delaware law.

RELATED PERSON TRANSACTIONS

In 2008, the Company and its subsidiaries purchased approximately $890,000 worth of paper and other printed products (principally meat, bread and biscuit liners, trayliners, french fry bags, hash brown bags and bag stuffers) from Schwarz Supply Source. Director McKenna is Chairman of Schwarz, as well as a 39.8% shareholder. Members of Director McKenna’s family are also shareholders of Schwarz. Schwarz’s business with the Company and its subsidiaries represents less than 1% of Schwarz’s total revenues. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties. The disinterested Directors ratified this transaction for 2008 and approved the continuation of this arrangement under similar terms for 2009.

In 2008, Inter-Con Security Systems, Inc., provided physical security services for the Company’s home office campus. Director Hernandez is the Chairman and Chief Executive Officer, as well as a 26.99% shareholder of Inter-Con. Payments by the Company to Inter-Con for 2008 for such services totaled approximately $1.0 million. The Company believes that these services, which represent less than 1% of the revenues of Inter-Con, were made on terms at least as favorable as would have been available from other parties. The disinterested Directors ratified this transaction for 2008 and approved the continuation of this arrangement under similar terms for 2009.

38 McDonald’s Corporation Proxy Statement 2009

During 2008, Mr. Stephen Stratton, a former employee of the Company and the brother of Mr. Jeffrey Stratton, Corporate Executive Vice President and Chief Restaurant Officer, owned and operated two McDonald’s restaurants in the U.S. Mr. Stephen Stratton paid rent and service fees under the terms of standard franchise agreements with McDonald’s USA, LLC, a subsidiary of the Company, for both of the restaurants. These payments totaled $784,445 in 2008, were made pursuant to the terms of his standard franchise agreements, and were net of refunds that are associated with participation in various initiatives and promotions, which are generally available to all owner-operators of U.S. McDonald’s restaurants.

Mr. Jeffrey Stratton’s son-in-law, Jeff Ringel, is employed as a Senior Director of Business Process Improvements of the Perseco business unit of HAVI Global Solutions. HAVI Global Solutions and its business units (HGS) have been significant suppliers of products and services to the McDonald’s System since 1975, and HGS has advised the Company that virtually all of its business is attributable to the McDonald’s System. Mr. Ringel is employed by HGS–Perseco on an at-will basis, and his compensation is determined at the discretion of HGS. In 2008, the Company and its subsidiaries made aggregate payments to HGS of approximately $420 million.

Audit Committee matters

AUDIT COMMITTEE REPORT

Dear Fellow Shareholders:

The Audit Committee is composed of five Directors, each of whom meets the independence and other requirements of the New York Stock Exchange. As stated previously, Enrique Hernandez, Jr., Cary D. McMillan, and Roger W. Stone qualify as the “audit committee financial experts.” The Committee has the responsibilities set out in its charter, which has been adopted by the Board of Directors and is reviewed annually.

Management is primarily responsible for the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP (Ernst & Young), the Company’s independent auditors, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements. Ernst & Young also reviews the Company’s interim financial statements in accordance with Statement on Auditing Standards No. 100 (interim financial information). The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. The Committee met nine times during 2008, including meeting regularly with Ernst & Young and the internal auditors, both privately and with management present.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young the audited and interim financial statements, including Management’s Discussion and Analysis, included in the Company’s Reports on Form 10-K and Form 10-Q. These reviews included a discussion of:

•	critical accounting policies of the Company;

•	the reasonableness of significant financial reporting judgments made in connection with the financial statements, including the quality (and not just the acceptability) of the Company’s accounting principles;

•	the clarity and completeness of financial disclosures;

•	the effectiveness of the Company’s internal control over financial reporting, including management’s and Ernst & Young’s reports thereon, the basis for the conclusions expressed in those reports and any changes made to the Company’s internal control over financial reporting during 2008;

•	items that could be accounted for using alternative treatments within GAAP, the ramifications thereof and the treatment preferred by Ernst & Young;

•	the annual management letter issued by Ernst & Young, management’s response thereto and other material written communications between management and Ernst & Young;

•	unadjusted audit differences noted by Ernst & Young during its audit of the Company’s annual financial statements; and

•	the potential effects of regulatory and accounting initiatives on the Company’s financial statements.

In connection with its review of the Company’s annual consolidated financial statements, the Committee also discussed with Ernst & Young other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as modified or supplemented (communication with audit committees) and those addressed by Ernst & Young’s written disclosures and its letter provided under the applicable requirements of the Public Company Accounting Oversight Board, as modified or supplemented (independence discussions with audit committees).

The Committee is responsible for the engagement of the independent auditors and appointed Ernst & Young to serve in that capacity during 2008 and 2009. In that connection, the Committee:

•	reviewed Ernst & Young’s independence from the Company and management, including Ernst & Young’s written disclosures described above;

•	reviewed periodically the level of fees approved for payment to Ernst & Young and the pre-approved non-audit services it has provided to the Company to ensure their compatibility with Ernst & Young’s independence; and

•	reviewed Ernst & Young’s performance, qualifications and quality control procedures.

McDonald’s Corporation Proxy Statement 2009 39

Among other matters, the Committee also:

•	reviewed the scope of and overall plans for the annual audit and the internal audit program;

•	consulted with management and Ernst & Young with respect to the Company’s processes for risk assessment and risk management;

•	reviewed and approved the Company’s policy with regard to the hiring of former employees of the independent auditors;

•	reviewed and approved the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditors;

•	received reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

•	reviewed with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with certifications made by the CEO and CFO;

•	reviewed significant legal developments and the Company’s processes for monitoring compliance with law and Company policies; and

•	reviewed the Company’s related person transactions.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Enrique Hernandez, Jr., Chairperson

Walter E. Massey

Cary D. McMillan

Sheila A. Penrose

Roger W. Stone

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee may pre-approve engagements on a case-by-case basis or on a class basis if the relevant services are predictable and recurring.

Pre-approvals for classes of services are granted at the start of each fiscal year. In considering pre-approvals on a class basis, the Audit Committee reviews a description of the scope of services falling within each class and imposes specific budgetary guidelines that are largely based on historical costs. Pre-approvals granted on a class basis are effective for the applicable fiscal year.

Any audit or permitted non-audit service that is not included in an approved class, or for which total fees are expected to exceed the relevant budgetary guideline, must be pre-approved on an individual basis. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service. Pre-approvals of services that may be provided over a period of years must be reconsidered each year in light of all the facts and circumstances, including compliance with the pre-approval policy and the compatibility of the services with the auditors’ independence.

The Corporate Controller monitors services provided by the independent auditors and overall compliance with the pre-approval policy. The Corporate Controller reports periodically to the Audit Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any noncompliance with the pre-approval policy to the Chairperson of the Audit Committee.

The complete policy is available on the Company’s website at www.governance.mcdonalds.com.

AUDITOR FEES AND SERVICES

The following table presents fees billed for professional services rendered for the audit of the Company’s annual financial statements for 2008 and 2007 and fees billed for other services provided by our independent auditors in each of the last two years:

In millions	2008	2007
Audit fees (1)	$9.0	$9.8
Audit-related fees (2)	.2	.3
Tax fees (3)	1.5	1.6
All other fees (4)	.2	—
	$10.9	$11.7

(1)	Fees for services associated with the annual audit (including internal control reporting under Section 404 of the Sarbanes-Oxley Act), statutory audits required internationally, reviews of the Company’s Quarterly Reports on Form 10-Q, and accounting consultations. The decline in fees is primarily related to changes in foreign currency exchange rates.

(2)	Fees for employee benefit plan audits and certain attestation services not required by statute or regulation.

(3)	Primarily fees for tax compliance in various international markets including expatriate tax services.

(4)	Fees for miscellaneous advisory services.

40 McDonald’s Corporation Proxy Statement 2009

Solicitation of proxies and voting

NOTICE AND ACCESS

This year, we are again following the SEC’s “Notice and Access” rule. Most shareholders will receive a notice of Internet availability of proxy materials (Notice) in lieu of a paper copy of the Proxy Statement and the Company’s Annual Report. The Notice provides instructions as to how shareholders can access the proxy materials online, describes matters to be considered at the meeting and gives instructions as to how shares can be voted. Shareholders receiving the Notice can request a paper copy of the proxy materials by following the instructions set forth in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

THE PROXY STATEMENT AND OUR 2008 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT:

WWW.INVESTOR.MCDONALDS.COM

RECORD DATE AND VOTING AT THE ANNUAL SHAREHOLDERS’ MEETING

Shareholders owning McDonald’s common stock at the close of business on March 30, 2009 (the record date), may vote at the 2009 Annual Shareholders’ Meeting. On that date, 1,113,901,008 shares of common stock were outstanding and there were approximately 1,257,000 shareholders of McDonald’s common stock. Each share is entitled to one vote on each matter, other than director elections, to be voted upon at the Annual Shareholders’ Meeting and is entitled to cast one vote per candidate for the four candidates standing for election as Director.

Most shareholders have a choice of voting by proxy over the Internet, by telephone or by using a traditional proxy card. Refer to the Notice or your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

All valid proxies properly executed and received by the Company prior to the Annual Shareholders’ Meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted FOR the election of the Board’s nominees for Director as set forth under “Election of Directors,” FOR the approval of the independent auditors, FOR the approval of the performance goals for certain qualified performance-based awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan, FOR the approval of McDonald’s Corporation 2009 Cash Incentive Plan and AGAINST the shareholder proposals. You may revoke your proxy and change your vote at any time before the Annual Shareholders’ Meeting by submitting written notice to the Corporate Secretary, by submitting a later dated and properly executed proxy (by Internet, telephone or mail) or by voting in person at the Annual Shareholders’ Meeting.

All votes cast at the Annual Shareholders’ Meeting will be tabulated by Broadridge Financial Solutions, Inc. (Broadridge), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present.

The vote required to elect Directors is set forth under “Election of Directors” on page 7 of this Proxy Statement.

With respect to the approval of the independent auditors, the proposal to approve the performance goals for certain qualified performance-based awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan, the approval of McDonald’s Corporation 2009 Cash Incentive Plan and the shareholder proposals, shareholders may (a) vote in favor; (b) vote against; or (c) abstain from voting. Broadridge will treat abstentions as shares present for purposes of determining a quorum. Since the affirmative vote of a majority of the voting power of the shares represented at the meeting and entitled to vote is required for approval of these matters, an abstention will have the effect of a vote against approval.

Under NYSE rules, the proposals to elect Directors, to approve the appointment of independent auditors, to approve the performance goals for certain qualified performance-based awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan and to approve the McDonald’s Corporation 2009 Cash Incentive Plan are considered “discretionary” items. This means that brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Shareholders’ Meeting.

In contrast, the shareholder proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the votes for these proposals.

PROXY SOLICITATION

The Company will provide the Notice, electronic delivery of the proxy materials or mail the 2009 Proxy Statement, the 2008 Annual Report and a proxy card to shareholders beginning on or about April 17, 2009 in connection with the solicitation of proxies by the Board of Directors to be used at the 2009 Annual Shareholders’ Meeting. The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Inc. to aid in the solicitation at a fee of $15,000 plus reasonable out-of-pocket expenses. Proxies also may be solicited by employees and Directors of the Company by mail, telephone, facsimile, e-mail or in person.

McDonald’s Corporation Proxy Statement 2009 41

CONFIDENTIAL VOTING

It is the Company’s policy to protect the confidentiality of shareholder votes. Throughout the voting process, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (1) a proxy solicitation is contested; or (2) you authorize disclosure. The inspector of election has been and will remain independent of the Company. Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company; nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

Additional information

EXECUTIVE OFFICERS

The following list sets forth the names of our current executive officers, their ages and their positions.

Ralph Alvarez Age: 53. President and Chief Operating Officer

Jose Armario Age: 49. Group President–McDonald’s Canada and Latin America

Peter J. Bensen Age: 46. Corporate Executive Vice President and Chief Financial Officer

Mary N. Dillon Age: 47. Corporate Executive Vice President–Global Chief Marketing Officer

Timothy J. Fenton Age: 51. President, McDonald’s Asia/Pacific, Middle East and Africa

Richard Floersch Age: 51. Corporate Executive Vice President and Chief Human Resources Officer

Denis Hennequin Age: 50. President, McDonald’s Europe

Kevin M. Ozan Age: 45. Corporate Senior Vice President–Controller

Gloria Santona Age: 58. Corporate Executive Vice President, General Counsel and Secretary

James A. Skinner Age: 64. Vice Chairman and Chief Executive Officer

Jeffrey P. Stratton Age: 53. Corporate Executive Vice President–Chief Restaurant Officer

Donald Thompson Age: 46. President, McDonald’s USA

MCDONALD’S CORPORATION ANNUAL REPORT ON FORM 10-K, OTHER REPORTS AND POLICIES

Shareholders may access financial and other information on the investor section of the Company’s website at www.investor.mcdonalds.com. Also available, free of charge, are copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Copies of financial and other information are available free of charge by calling 1-630-623-7428 or by sending a request to McDonald’s Corporation, Investor Relations Service Center, Department 300, One McDonald’s Plaza, Oak Brook, IL 60523-1928. Also posted on McDonald’s website are the Company’s Corporate Governance Principles; the charters of McDonald’s Audit Committee, Compensation Committee, Governance Committee, Corporate Responsibility Committee, Finance Committee and Executive Committee; the Standards on Director Independence; the Company’s Standards of Business Conduct; the Code of Ethics for the Chief Executive Officer and Senior Financial Officers; the Code of Conduct for the Board of Directors; the Policy for Pre-Approval of Audit and Permitted Non-Audit Services and the Company’s Certificate of Incorporation and By-Laws. Copies of these documents are also available free of charge by calling 1-630-623-7428 or by sending a request to McDonald’s Corporation, Investor Relations Service Center, Department 300, One McDonald’s Plaza, Oak Brook, IL 60523-1928.

HOUSEHOLDING OF ANNUAL SHAREHOLDERS’ MEETING MATERIALS

Shareholders who share the same last name and address will receive one package containing a separate Notice for each individual shareholder at that address. Shareholders who have elected to receive paper copies and who share the same last name and address will receive only one set of the Company’s Annual Report and Proxy Statement, unless they have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.

If you are a MCDirect Shares participant, hold McDonald’s stock certificates or have book-entry shares at Computershare, you can opt out of the householding practice by calling 1-800-621-7825 (toll-free) from the U.S. and Canada, or 1-312-360-5129 (collect) from other countries, or writing to Computershare Trust Company, N.A., Attn.: McDonald’s Shareholder Services, 250 Royall Street, Canton, MA 02021. If you would like to opt out of this practice and your shares are held in street name, please contact your broker or bank.

If you would like a copy of the Annual Report and Proxy Statement, please go to www.investor.mcdonalds.com or call 1-630-623-7428. If you are receiving multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Computershare at the above numbers or address. If your shares are held in street name, please contact your bank or broker.

42 McDonald’s Corporation Proxy Statement 2009

Information about attending the Annual Shareholders’ Meeting

DATE

Wednesday, May 27, 2009

TIME

9:00 a.m. Central Time

PLACE

Prairie Ballroom, The Lodge, McDonald’s Office Campus

Oak Brook, Illinois 60523

PARKING

Limited parking is available on Campus.

WEBCAST

To view a live webcast of the Annual Shareholders’ Meeting, go to www.investor.mcdonalds.com on May 27 just prior to 9:00 a.m. Central Time, and click the appropriate link under “Webcasts.” The Annual Shareholders’ Meeting webcast will be available on demand for a limited time after the meeting.

IF YOU PLAN TO ATTEND

As seating in the Prairie Ballroom is very limited, we encourage shareholders to participate in the meeting via the live webcast. However, if you decide to attend, please bring your Notice, the tear-off portion of your proxy card or your brokerage statement reflecting your McDonald’s holdings as proof of share ownership. Admission tickets will be given to shareholders on a first-come, first-served basis. Overflow rooms will be available for viewing the meeting. The registration desk will open at 7:30 a.m. We strongly recommend that you leave items such as bags and briefcases in your vehicle rather than bringing them to The Lodge. Please be aware that all purses, briefcases, bags, etc. that are brought to The Lodge will be subject to inspection. An additional inspection of any purses, briefcases, bags, etc. will be conducted if you leave the ballroom and then return. Cameras and other recording devices will not be permitted at the meeting.

DIRECTIONS

> From downtown Chicago (and near west suburbs)

I-290 west (Eisenhower Expressway) to I-88 west (Ronald Reagan Memorial Tollway) towards Aurora. Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (first stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

> From I-294 (south suburbs)

I-294 north to I-88 west (Ronald Reagan Memorial Tollway) towards Aurora. Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (first stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

> From O’Hare Airport / I-294 (north suburbs)

I-294 south to I-88 west (Ronald Reagan Memorial Tollway) towards Aurora. Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (first stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

> From I-355 north or south or I-88 west (Ronald Reagan Memorial Tollway) (far west suburbs)

From either direction, take I-88 east (Ronald Reagan Memorial Tollway) towards Chicago. Exit at Midwest Road and turn left (first stoplight). Take Midwest Road to 31st Street (stoplight), turn left. Take 31st Street to Jorie Boulevard (stoplight), turn left. Go to Kroc Drive (stoplight), turn right. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

McDonald’s Corporation Proxy Statement 2009 43

Home Office

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, IL 60523

630-623-3000

www.mcdonalds.com

All trademarks used herein are the property of their respective owners and are used with permission.

© 2009 McDonald’s MCD09-4543

44 McDonald’s Corporation Proxy Statement 2009

Exhibit A. McDONALD’S CORPORATION

AMENDED AND RESTATED 2001 OMNIBUS STOCK OWNERSHIP PLAN

Approved by shareholders May 20, 2004

THE PLAN

McDonald’s Corporation, a Delaware corporation (the “Company”), established the McDonald’s Corporation 2001 Omnibus Stock Ownership Plan (as in effect from time to time through July 1, 2008, the “Plan”), and the Plan was approved by the Company’s stockholders at the May 17, 2001 Annual Meeting. The Plan as originally so established became effective as of May 17, 2001 and permitted the grant of stock options, restricted stock, stock appreciation rights, performance units, stock bonuses and other stock-based awards.

The Plan was amended and restated effective as of March 18, 2004 and, as so amended and restated, was approved by the Company’s stockholders at the May 20, 2004 Annual Meeting. The Plan as so amended permits the grant of stock options, restricted stock, stock appreciation rights, stock bonuses, dividend equivalents and other stock-based awards. The Plan is amended as of July 1, 2008 and, as so amended, incorporates updates to conform to applicable tax regulations and administrative modifications.

This Plan as amended through July 1, 2008 applies to all Awards (as hereinafter defined) granted on or after July 1, 2008 and to all Awards outstanding as of July 1, 2008, subject in each case to variations as required to comply with local laws and regulations applicable outside the United States; provided, however, that the requirement to execute and deliver a release of claims as set forth in Sections 12(d)(2) and 12(f) of the Plan applies only to Awards granted on or after February 13, 2008.

1.	Purpose

The purpose of this Plan is to advance the interest of the Company by encouraging and enabling the acquisition of a larger personal financial interest in the Company by those employees and non-employee directors and senior directors upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. It is anticipated that the acquisition of such financial interest and Stock ownership will stimulate the efforts of such employees and directors on behalf of the Company, strengthen their desire to continue in the service of the Company, and encourage shareholder and entrepreneurial perspectives through Stock ownership. It is also anticipated that the opportunity to obtain such financial interest and Stock ownership will prove attractive to promising new employees and will assist the Company in attracting such employees.

2.	Definitions

As used in this Plan, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Affiliate Service” of a Grantee who is an employee of the Company means the Grantee’s Company Service plus the Grantee’s aggregate number of years of employment with any Subsidiary during the period before it became a Subsidiary, unless the Committee determines otherwise in connection with an entity’s becoming a Subsidiary.

(b) “Award” means any stock options, shares of restricted stock, stock appreciation rights, stock bonuses, dividend equivalents and other stock-based awards granted under this Plan. In addition, for purposes of Section 3(d) only, “Award” means any award granted under any Prior Plan.

(c) “Award Agreement” has the meaning specified in Section 4(c)(iv).

(d) “Board” means the Board of Directors of the Company.

(e) “Business Combination” has the meaning specified in Section 2(g)(iii).

(f) “Business Day” means any day on which the principal securities exchange on which the shares of the Company’s common stock are then listed or admitted to trading is open.

(g) “Cause” means (i) in the case of a Grantee who is an employee of the Company or a Subsidiary, the Grantee’s commission of any act or acts involving dishonesty, fraud, illegality or moral turpitude, and (ii) in the case of a Grantee who is a non-employee director or senior director of the Company, cause pursuant to Article Thirteenth (c) of the Company’s Restated Certificate of Incorporation.

(h) “Change in Control” means the happening of any of the following events:

(i) the acquisition by any Person of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (A) the then-outstanding shares of Stock (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(g)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction that complies with Sections 2(g)(iii)(A), (B) and (C); or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and/or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the Code shall include references to successor provisions.

(j) “Committee” has the meaning specified in Section 4(a).

(k) “Company” has the meaning specified in the first paragraph.

(l) “Company Service” of a Grantee who is an employee of the Company or a Subsidiary means the Grantee’s aggregate number of years of employment with the Company and its Subsidiaries during periods when those entities were Subsidiaries.

(m) “Disability” as it regards employees, shall mean (a) a mental or physical condition for which the employee is receiving or is eligible to receive benefits under the McDonald’s Corporation Long-Term Disability Plan or other long-term disability plan maintained by the employee’s employer or (b) a mental or physical condition which, with or without reasonable accommodations, renders an employee permanently unable or incompetent to carry out the job responsibilities he held or tasks to which he was assigned at the time the condition was incurred, with such determination to be made by the Committee on the basis of such medical and other competent evidence as the Committee in its sole discretion shall deem relevant.

“Disability” as it regards non-employee directors and senior directors means a physical or mental condition that prevents the director from performing his or her duties as a member of the Board or a senior director, as applicable, and that is expected to be permanent or for an indefinite duration exceeding one year.

(n) “Disaffiliation” of a Subsidiary means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary).

(o) “Dividend equivalent” means an Award made pursuant to Section 6(g).

(p) “Effective Date” means March 18, 2004.

(q) “Fair Market Value” of any security of the Company means, as of any applicable date, the closing price of the security at the close of normal trading hours on the New York Stock Exchange, or, if no such sale of the security shall have occurred on such date, on the next preceding date on which there was such a sale.

(r) “Foreign Equity Incentive Plan” has the meaning specified in Section 14.

(s) “Grant Date” has the meaning specified in Section 6(a)(i).

(t) “Grantee” means an individual who has been granted an Award.

(u) “Immediate Family” means a Grantee’s spouse, children, grandchildren, stepchildren, parents, stepparents, grandparents, siblings, nieces, nephews and in-laws.

(v) “including” or “includes” means “including, without limitation,” or “includes, without limitation.”

(w) “Incumbent Board” has the meaning specified in Section 2(g)(ii).

(x) “Minimum Consideration” means $.01 per share or such larger amount determined pursuant to resolution of the Board to be “capital” (within the meaning of Section 154 of the Delaware General Corporation Law).

(y) “Minimum Vesting Requirement” means a requirement that (A) in the case of Awards to which the Minimum Vesting Requirement applies covering up to an aggregate of 2.5 million shares (subject to adjustment as provided in Section 22), that such Awards become nonforfeitable not sooner than the first anniversary of the Grant Date; and (B) in the case of all other Awards to which the Minimum Vesting Requirement applies, that such Awards become nonforfeitable not more rapidly than in three equal installments on each of the first three anniversaries of the Grant Date; in either case, subject to Sections 12, 13 and 21.

(z) “1934 Act” means the Securities Exchange Act of 1934, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the 1934 Act shall include references to successor provisions.

(aa) “non-employee director” means a member of the Board who is not an employee of the Company.

(bb) “Option Price” means the per-share purchase price of Stock subject to a stock option.

(cc) “other stock-based award” means an Award made pursuant to Section 6(h).

(dd) “Outstanding Company Common Stock” has the meaning specified in Section 2(g)(i).

(ee) “Outstanding Company Voting Securities” has the meaning specified in Section 2(g)(i).

(ff) “Performance Percentage” has the meaning specified in Section 6(f)(i)(C).

(gg) “Permissible Transferee” has the meaning specified in Section 8.

(hh) “Person” means any “individual,” “entity” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(ii) “Policy Violation” means termination resulting from the commission of any act or acts which violate the Standards of Business Conduct.

(jj) “Prior Plan” means the McDonald’s Corporation 1992 Stock Ownership Incentive Plan, as amended and restated, and the McDonald’s Corporation 1975 Stock Ownership Option Plan, as amended and restated.

(kk) “Qualified Performance-Based Award” means any Award that is intended to qualify for the Section 162(m) Exemption, as provided in Section 23.

(ll) “Qualified Performance Goal” means a performance goal established by the Committee in connection with the grant of a Qualified Performance-Based Award, which (i) is based on the attainment of specified levels of one or more Specified Performance Goals, and (ii) is set by the Committee within the time period prescribed by Section 162(m) of the Code; provided, that in the case of a stock option or stock appreciation right, the Qualified Performance Goal shall be considered to have been established without special action by the Committee, by virtue of the fact that the Stock subject to such Award must increase in value over its Fair Market Value on the Grant Date (or over a higher value) in order for the Grantee to realize any compensation from exercising the stock option or stock appreciation right.

(mm) “Retirement” as it regards employees means a Termination of Employment any time after attaining either (i) age 60 with at least 20 years of Affiliate Service, or (ii) combined age and years of Affiliate Service equal to or greater than 70, other than a Termination of Employment for Cause (including a Termination of Employment for Cause as a result of a Policy Violation).

“Retirement” as it regards non-employee directors and senior directors means Termination of Directorship with at least 10 years of service as a member of the Board and/or a senior director or after age 70.

(nn) “Section 16 Grantee” means an individual subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company.

(oo) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(pp) “Service-Vesting Award” means an Award, the vesting of which is contingent solely on the continued service of the Grantee as an employee of the Company and its Subsidiaries or as a non-employee director or a senior director of the Company.

(qq) “Special Circumstances” for a Termination of Employment of a Grantee means (i) the Grantee’s employment was terminated by the Company or a Subsidiary without Cause, or (ii) the Grantee becomes an owner-operator of a McDonald’s restaurant in connection with the Termination of Employment.

(rr) “Specified Performance Goal” means any of the following measures as applied to the Company as a whole or to any Subsidiary, division or other unit of the Company: revenue; operating income; net income; basic or diluted earnings per share; return on revenue; return on assets; return on equity; return on total capital; or total shareholder return.

(ss) “Standards of Business Conduct” means the Standards of Business Conduct of the Company or a Subsidiary or any successor thereto (including underlying polices or policies specifically referenced therein), as the same is effect and applicable to the Grantee at of the time of the Grantee’s violation.

(tt) “Stock” means the common stock of the Company, par value $.01 per share.

(uu) “Subsidiary” means any entity in which the Company directly or through intervening subsidiaries owns 25% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 25% or more interest in the capital and profits.

(vv) “Tendered Restricted Stock” has the meaning specified in Section 9(a).

(ww) “Termination of Directorship” means the first date upon which a non-employee director or a senior director is neither a member of the Board nor a senior director.

(xx) “Termination of Employment” of a Grantee means the termination of the Grantee’s employment with the Company and the Subsidiaries. A Grantee employed by a Subsidiary also shall be deemed to incur a Termination of Employment if there occurs a Disaffiliation of that Subsidiary, unless either (i) the Grantee is, immediately after the Disaffiliation, an employee of the Company or one of the remaining Subsidiaries, or (ii) in connection with the Disaffiliation, the Awards held by the Grantee are assumed, or replaced with new awards, by the former Subsidiary or an entity that controls the former Subsidiary following the Disaffiliation.

(yy) “Unit Value” has the meaning specified in Section 9(c)(iii).

3.	Scope of this Plan

(a) The total number of shares of Stock delivered to Grantees pursuant to this Plan shall not exceed 116.5 million, subject to the other provisions of this Section 3 and to adjustment as provided in Section 22. Such shares may be treasury shares or newly-issued shares or both, as may be determined from time to time by the Board or by the Committee appointed pursuant to Section 4.

(b) Subject to adjustment as provided in Section 22, the maximum number of shares of Stock for which stock options and stock appreciation rights may be granted to any Grantee in any one-year period shall be 2 million, and the maximum number of shares of Stock that may be granted to any Grantee in any one-year period in the form of restricted stock, dividend equivalents (other than dividend equivalents that are part of another Award), and other stock-based awards, in each case that are Qualified Performance-based Awards, shall be 500,000 (provided, that in the case of dividend equivalents, the number of shares taken into account for this purpose shall be the number of shares with respect to which the dividend equivalents are calculated). Subject to the other provisions of this Section 3 and subject to adjustment as provided in Section 22, not more than 500,000 bonus shares of Stock may be granted under this Plan.

(c) If and to the extent an Award granted under this Plan shall, after the Effective Date, expire or terminate for any reason without having been exercised in full, or shall be forfeited or settled for cash, the shares of Stock (including restricted stock) associated with the expired, terminated or forfeited portion of such Award shall become available for other Awards. In no event shall the number of shares of Stock considered to be delivered pursuant to the exercise of a stock appreciation right include the shares that represent the grant or exercise price thereof, which shares are not delivered to the Grantee upon exercise.

(d) If and to the extent an Award granted under a Prior Plan shall, after the Effective Date, expire or terminate for any reason without having been exercised in full, or shall be forfeited or settled for cash, the shares of Stock (including restricted stock) associated with the expired, terminated or forfeited portion of such Award shall become available for Awards under this Plan. If, after the Effective Date, a Grantee uses shares of Stock owned by the Grantee (by either actual delivery or by attestation) to pay the Option Price of any stock option granted under this Plan or a Prior Plan or to satisfy any tax-withholding obligation with respect to an Award granted under this Plan or a Prior Plan, the number of shares of Stock delivered or attested to shall be added to the number of shares of Stock available for delivery under this Plan. To the extent any shares of Stock subject to a stock option granted under this Plan are withheld, after the Effective Date, to satisfy the Option Price of that stock option, or any shares of Stock subject to an Award granted under this Plan are withheld to satisfy any tax-withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under this Plan. To the extent any shares of Stock subject to an Award granted under a Prior Plan are withheld, after the Effective Date, to satisfy any tax-withholding obligation, such shares shall be added to the maximum number of shares of Stock available for delivery under this Plan. Notwithstanding the foregoing, no shares of Stock that become available for Awards granted under this Plan pursuant to the foregoing provisions of this Section 3(d) shall be available for grants of incentive stock options pursuant to Section 6(c).

4.	Administration

(a) Subject to Section 4(b), this Plan shall be administered by a committee appointed by the Board (the “Committee”). All members of the Committee shall be “outside directors” (as defined or interpreted for purposes of the Section 162(m) Exemption). The composition of the Committee also shall be subject to such limitations as the Board deems appropriate to permit transactions in Stock pursuant to this Plan to be exempt from liability under Rule 16b-3 under the 1934 Act and to satisfy the “independence” requirements of any national securities exchange on which the Stock is listed.

(b) The Board may, in its discretion, reserve to itself any or all of the authority and responsibility of the Committee. To the extent that the Board has reserved to itself the authority and responsibility of the Committee, all references to the Committee in this Plan shall be deemed to refer to the Board.

(c) The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan (including without limitation Section 23(e)), as follows:

(i) to grant Awards,

(ii) to determine (A) when Awards may be granted, and (B) whether or not specific Awards shall be identified with other specific Awards, and, if so, whether they shall be exercisable cumulatively with or alternatively to such other specific Awards,

(iii) to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan,

(iv) to determine all terms and provisions of all Awards, including without limitation any restrictions or conditions (including specifying such performance criteria as the Committee deems appropriate, and imposing restrictions with respect to Stock acquired upon exercise of a stock option, which restrictions may continue beyond the Grantee’s Termination of Employment or Termination of Directorship, as applicable), which shall be set forth in a written agreement for each Award (the “Award Agreements”), which need not be identical, and, with the consent of the Grantee, to modify any such Award Agreement at any time,

(v) to adopt or to authorize foreign Subsidiaries to adopt Foreign Equity Incentive Plans as provided in Section 14,

(vi) to delegate any or all of its duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, except its duties and responsibilities with respect to Section 16 Grantees and with respect to Qualified

Performance-Based Awards, and (A) the acts of such delegates shall be treated hereunder as acts of the Committee and (B) such delegates shall report to the Committee regarding the delegated duties and responsibilities,

(vii) to accelerate the exercisability of, and to accelerate or waive any or all of the restrictions and conditions applicable to, any Award or any group of Awards, other than the Minimum Vesting Requirement, for any reason, solely to the extent that any such acceleration or waiver would not cause any tax to become due under Section 409A of the Code,

(viii) subject to Section 6(a)(ii), to extend the time during which any Award or group of Awards may be exercised or earned, solely to the extent that any such extension would not cause any tax to become due under Section 409A of the Code,

(ix) to make such adjustments or modifications to Awards to Grantees working outside the United States as are necessary and advisable to fulfill the purposes of this Plan,

(x) to impose such additional conditions, restrictions and limitations upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including requiring simultaneous exercise of related identified Awards and limiting the percentage of Awards that may from time to time be exercised by a Grantee, and

(xi) to prescribe rules and regulations concerning the transferability of any Awards, and to make such adjustments or modifications to Awards transferable pursuant to Section 8 as are necessary and advisable to fulfill the purposes of this Plan.

(d) The determination of the Committee on all matters relating to this Plan or any Award Agreement shall be made in its sole discretion, and shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

5.	Eligibility

Awards may be granted to any employee (including any officer) of the Company or any of its domestic Subsidiaries, any employee, officer or director of any of the Company’s foreign Subsidiaries (provided, that in the case of an employee, officer or director of a domestic or foreign Subsidiary in which the Company owns less than 50% of the total combined voting power or value of all classes of stock, Awards may be granted only where there is a sufficient nexus between such employee, officer or director and the Company so that the grant serves a genuine business purpose of the Company) and to any non-employee director or senior director of the Company. In selecting the individuals to whom Awards may be granted, as well as in determining the number of shares of Stock subject to, and the other terms and conditions applicable to, each Award, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of this Plan.

6.	Conditions to Grants

(a) General conditions.

(i) The “Grant Date” of an Award shall be the date on which the Committee grants the Award or such later date as specified in advance by the Committee.

(ii) The term of each Award shall be a period of 10 years from the Grant Date; provided, that the Committee may determine not later than the Grant Date that the term of an Award will be a different period, not longer than 15 years from the Grant Date; and provided, further, that in any event the term of each Award shall be subject to earlier termination as herein provided.

(iii) A Grantee may, if otherwise eligible, be granted additional Awards in any combination.

(b) Grant of Stock Options and Option Price. A stock option represents the right to purchase a share of Stock at a predetermined Option Price. No later than the Grant Date of any stock option, the Committee shall establish the Option Price of such stock option. The per-share Option Price of a stock option shall not be less than 100% of the Fair Market Value of a share of the Stock on the Grant Date. Such Option Price shall be subject to adjustment as provided in Section 22. The applicable Award Agreement may provide that the stock option shall be exercisable for restricted stock.

(c) Grant of Incentive Stock Options. At the time of the grant of any stock option, the Committee may designate such stock option as an “incentive stock option” as defined in Section 422 of the Code. Any stock option not so designated shall not be an incentive stock option, even if it otherwise meets the requirements of Section 422 of the Code. Any stock option so designated that nevertheless fails (either at the time of grant or at any time thereafter as a result of accelerated vesting or otherwise) to meet the requirements of Section 422 of the Code, in whole or in part, shall be treated as a stock option that is not an incentive stock option to the extent of such failure. The terms of any incentive stock option shall require the Grantee to notify the Committee or its designee of any “disqualifying disposition” (as defined in Section 421(b) of the Code) of any Stock issued pursuant to the exercise of the incentive stock option within 10 days after such disposition.

(d) Grant of Shares of Restricted Stock.

(i) Shares of restricted stock are shares of Stock that are awarded to a Grantee and that, during a restricted period, may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award Agreement. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period.

(ii) The Committee shall, in its discretion, determine the amount, if any, that a Grantee shall pay for shares of restricted stock, subject to the following sentence. Except with respect to shares of restricted stock that are treasury shares, for which no payment need be required, the Committee shall require the Grantee to pay at least the Minimum Consideration for each share of restricted stock granted to such Grantee. Such payment shall be made in full by the Grantee before the delivery of the shares and in any event no later than 10 days after the Grant Date for such shares.

(iii) The Committee may, but need not, provide that all or any portion of a Grantee’s Award of restricted stock, or restricted stock acquired upon exercise of a stock option, shall be forfeited:

(A) except as otherwise specified in the Award Agreement, upon the Grantee’s Termination of Employment as provided in Section 12, or

(B) if the Company or the Grantee does not achieve specified performance goals (if any) within a specified time period after the Grant Date and before the Grantee’s Termination of Employment, or

(C) upon failure to satisfy such other conditions as the Committee may specify in the applicable Award Agreement; provided, that each such Award that is a Service-Vesting Award shall be subject to the Minimum Vesting Requirement.

(iv) If a share of restricted stock is forfeited, then, if the Grantee was required to pay for such share or acquired such share upon the exercise of a stock option: (A) the Grantee shall be deemed to have resold such share to the Company at the lesser of (1) the amount paid or, if the restricted stock was acquired on exercise of a stock option, the Option Price paid by the Grantee for such share, or (2) the Fair Market Value of a share of Stock on the date of such forfeiture; (B) the Company shall pay to the Grantee the amount determined under clause (A) of this sentence as soon as is administratively practical; and (C) such share shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the later of the date the event causing the forfeiture occurred or the date of the Company’s tender of the payment specified in clause (B) of this sentence, whether or not such tender is accepted by the Grantee.

(v) The Committee may provide that any share of restricted stock shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such share becomes nonforfeitable or is forfeited. Any share of restricted stock shall bear an appropriate legend specifying that such share is non-transferable and subject to the restrictions set forth in this Plan and the applicable Award Agreement. If any share of restricted stock becomes nonforfeitable, the Company shall cause the certificate for such share to be issued or reissued without such legend.

(e) Grant of Stock Appreciation Rights. A stock appreciation right represents the right to receive a payment, in cash, shares of Stock or both (as determined by the Committee) equal to the excess of the Fair Market Value, on the date such Fair Market Value is determined, of a specified number of shares of Stock, over the Award’s grant or exercise price, if any. When granted, stock appreciation rights may, but need not, be identified with shares of Stock subject to a specific stock option or specific shares of restricted stock of the Grantee (including any stock option or shares of restricted stock granted on or before the Grant Date of the stock appreciation rights) in a number equal to or different from the number of shares of Stock subject to the stock appreciation rights so granted. If stock appreciation rights are identified with shares of Stock subject to a stock option or with shares of restricted stock then, unless otherwise provided in the applicable Award Agreement, the Grantee’s associated stock appreciation rights shall terminate upon, and to the extent of, (i) the expiration, termination, forfeiture or cancellation of such stock option or shares of restricted stock, or (ii) the date such shares of restricted stock become nonforfeitable.

(f) Grant of Stock Bonuses. The Committee may, in its discretion, grant shares of Stock to any employee eligible under Section 5 to receive Awards, other than executive officers of the Company.

(g) Grant of Dividend Equivalents. The Committee may, in its discretion, grant dividend equivalents, which represent the right to receive cash payments or shares of Stock measured by the dividends payable with respect to specific shares of Stock or a specified number of shares of Stock. Dividend equivalents may be granted as part of another type of Award or as a separate Award, and shall be subject to such terms and conditions as the Committee shall determine; provided, that the Committee shall not provide for payment of dividend equivalents in a manner that would cause any tax to become due under Section 409A of the Code.

(h) Grant of Other Stock-Based Awards. The Committee may, in its discretion, grant other stock-based awards. These are Awards, other than stock options, stock appreciation rights, restricted stock, stock bonuses, and dividend equivalents, that are denominated in, valued, in whole or in part, by reference to, or otherwise based on or related to, Stock. The purchase, exercise, exchange or conversion of other stock-based awards granted under this Section 6(h) shall be on such terms and conditions and by such methods as shall be specified by the Committee. If the value of an other stock-based award is based on the difference between the excess of the Fair Market Value, on the date such Fair Market Value is determined, over such Award’s exercise or grant price, the exercise or grant price for such an Award will not be less than 100% of the Fair Market Value on the Grant Date. If the value of such an Award is based on the full value of a share of Stock, and the Award is a Service-Vesting Award, then such Award shall be subject to the Minimum Vesting Requirement.

7.	Grantee’s Agreement to Serve

The Committee may, in its discretion, require each Grantee who is granted an Award to, execute such Grantee’s Award Agreement, and to agree that such Grantee will remain in the employ of the Company or any of its Subsidiaries or remain as a non-employee director or senior director, as applicable, for at least one year after the Grant Date. No obligation of the Company or any of its Subsidiaries as to the length of any Grantee’s employment or service as a non-employee director or senior director shall be implied by the terms of this Plan, any grant of an Award hereunder or any Award Agreement. The Company and its Subsidiaries reserve the same rights to terminate employment of any Grantee as existed before the Effective Date.

8.	Non-Transferability

Each Award (other than restricted stock) granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution; provided, however, that a Grantee may, in a manner set forth in rules established by the Committee: (a) designate in writing a beneficiary to exercise his or her Award after the Grantee’s death; (b) transfer a stock option (other than an incentive stock option), stock appreciation right or other stock-based award to a revocable inter vivos trust as to which the Grantee is both the settlor and the trustee; and (c) if permitted by the Committee pursuant to its rules, transfer an Award (other than restricted stock or an incentive stock option) for no consideration to any of the following permissible transferees (each a “Permissible Transferee”): (i) any member of the Immediate Family of the Grantee to whom such Award was granted, (ii) any trust for the benefit of members of the Grantee’s Immediate Family, (iii) any partnership whose partners are members of the Grantee’s Immediate Family or (iv) Ronald McDonald House Charities or any Ronald McDonald House; and further provided that (A) the transferee shall remain subject to all of the terms and conditions applicable to such Award prior to such transfer; (B) any such transfer shall be subject to and in accordance with the rules and regulations prescribed by the Committee in accordance with Section 4(c)(xi), and (C) except as otherwise expressly provided for in this Plan or in the Transfer Rules, a Permissible Transferee shall have all the rights and obligations of the Grantee hereunder and the Grantee shall not retain any rights with respect to the transferred Award, and further provided that the payment of any tax attributable to the exercise of an Award shall remain the obligation of the Grantee and the period during which an Award shall remain exercisable under Section 12 shall depend upon the time and nature of the Grantee’s Termination of Employment. Notwithstanding the foregoing, the Committee may, from time to time, in its sole discretion designate additional individuals, persons or classes as Permissible Transferees, and permit other transfers as the Committee determines to be appropriate.

Each share of restricted stock shall be non-transferable until such share becomes nonforfeitable.

9.	Exercise

(a) Exercise of Stock Options. Subject to Sections 4(c)(vii), 12, 13 and 21 and such terms and conditions as the Committee may impose, each stock option shall be exercisable as and when determined by the Committee; provided that, unless the Committee determines otherwise, each stock option shall be exercisable in one or more installments commencing not earlier than the first anniversary of the Grant Date of such stock option.

Each stock option shall be exercised by delivery of notice of intent to purchase a specific number of shares of Stock subject to such stock option. Such notice shall be in a manner specified by and satisfactory to the Company. The Option Price of any shares of Stock or shares of restricted stock as to which a stock option shall be exercised shall be paid in full at the time of the exercise. Payment may, at the election of the Grantee, be made in any one or any combination of the following:

(i) cash,

(ii) unless otherwise determined by the Committee, Stock owned by the Grantee, valued at its Fair Market Value at the time of exercise,

(iii) with the approval of the Committee, shares of restricted stock held by the Grantee, each valued at the Fair Market Value of a share of Stock at the time of exercise, or

(iv) unless otherwise determined by the Committee, through simultaneous sale through a broker of shares acquired on exercise, as permitted under Regulation T of the Board of Governors of the Federal Reserve System.

If shares of Stock or restricted stock are used to pay the Option Price, such shares of Stock or restricted stock must have been held by the Grantee for more than six months prior to exercise of the stock option, unless otherwise determined by the Committee. Such payment may be made by actual delivery or attestation.

If restricted stock is used to pay the Option Price for Stock subject to a stock option (“Tendered Restricted Stock”), then the Committee shall specify which of of the following two rules applies: either (i) all the shares of Stock acquired on exercise of the stock option shall be subject to the same restrictions as the Tendered Restricted Stock, determined as of the date of exercise of the stock option, or (ii) a number of shares of Stock acquired on exercise of the stock option equal to the number of shares of Tendered Restricted Stock shall be subject to the same restrictions as the Tendered Restricted Stock, determined as of the date of exercise of the stock option.

(b) Exercise of Stock Appreciation Rights. Subject to Sections 4(c)(vii), 12, 13 and 21 and such terms and conditions as the Committee may impose, each stock appreciation right shall be exercisable as and when determined by the Committee; provided that, unless the Committee determines otherwise, each stock appreciation right shall be exercisable not earlier than the first anniversary of the Grant Date of such stock appreciation right, to the extent the stock option with which it is identified, if any, may be exercised, or to the extent the restricted stock with which it is identified, if any, has become nonforfeitable. Stock appreciation rights shall be exercised by delivery to the Company of written notice of intent to exercise a specific number of stock appreciation rights. Unless otherwise provided in the applicable Award Agreement, the exercise of stock appreciation rights that are identified with shares of Stock subject to a stock option or shares of restricted stock shall result in the cancellation or forfeiture of such stock option or shares of restricted stock, as the case may be, to the extent of such exercise.

The benefit for each share as to which a stock appreciation right is exercised shall be equal to:

(i) the Fair Market Value of a share of Stock on the date of such exercise, reduced by

(ii) an amount equal to:

(A) for any stock appreciation right identified with shares of Stock subject to a stock option, the Option Price of such stock option, unless the Committee in the grant of the stock appreciation right specified a higher amount or

(B) for any other stock appreciation right, the Fair Market Value of a share of Stock on the Grant Date of such stock appreciation right, unless the Committee in the grant of the stock appreciation right specified a higher amount; provided that the Committee, in its discretion, may provide that the benefit for any stock appreciation right shall not exceed such percentage of the Fair Market Value of a share of Stock on such Grant Date as the Committee shall specify.

The benefit upon the exercise of a stock appreciation right shall be payable in cash, except that the Committee, may, in its discretion, provide in the Award Agreement that benefits, with respect to any particular exercise, may be paid wholly or partly in Stock.

(c) Time of Exercise. Notwithstanding anything to the contrary herein, in the event that the final date on which any stock option or stock appreciation right would otherwise be exercisable in accordance with the provisions of this Plan (including without limitation Section 12 hereof) is not a Business Day, the last day on which such stock option or stock appreciation right may be exercised is the last Business Day immediately preceding such date.

10.	Notification under Section 83(b)

The Committee may, on the Grant Date or any later date, prohibit a Grantee from making the election described below. If the Committee has not prohibited such Grantee from making such election, and the Grantee shall, in connection with the exercise of any stock option, or the grant of any share of restricted stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Grantee shall notify the Company of such election within 10 days of filing notice of the election with the U.S. Internal Revenue Service, in addition to complying with any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

11.	Withholding Taxes

(a) Whenever, under this Plan, cash or Stock is to be delivered upon exercise or payment of an Award or a share of restricted stock becomes nonforfeitable, or any other event occurs that results in taxation of a Grantee with respect to an Award, the Company shall be entitled to require (i) that the Grantee remit an amount sufficient to satisfy all U.S. federal, state and local withholding tax requirements related thereto, (ii) the withholding of such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under this Plan, (iii) any other method prescribed by the Committee from time to time or (iv) any combination of the foregoing; provided, however, that no amount shall be withheld from any cash payment or shares of Stock relating to an Award that was transferred by the Grantee in accordance with this Plan and such cash payment or delivery to such Permissible Transferee shall in no way be conditioned upon the Grantee’s remittance obligation described herein. The Grantee shall be permitted to remit such amount in the form of Stock owned by the Grantee, valued at its Fair Market Value at the time of the remittance (by actual delivery or by attestation).

(b) If any disqualifying disposition (as defined in Section 421(b) of the Code) is made with respect to shares of Stock acquired under an incentive stock option granted pursuant to this Plan or any election described in Section 10 is made, then the individual making such disqualifying disposition or election shall remit to the Company an amount sufficient to satisfy all U.S. federal, state and local withholding taxes thereby incurred; provided, that in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under this Plan.

(c) Notwithstanding the foregoing, in no event shall the amount withheld or remitted in the form of shares of Stock due to a Grantee under this Plan exceed the minimum required by applicable law.

12.	Termination of Employment

(a) For Cause. If a Grantee has a Termination of Employment for Cause,

(i) the Grantee’s shares of restricted stock that are forfeitable shall thereupon be forfeited, subject to the provisions of Section 6(d)(iv) regarding repayment of certain amounts to the Grantee;

(ii) any unexercised stock option or stock appreciation right shall terminate immediately upon such Termination of Employment for Cause; and

(iii) any other Award that has not previously vested shall thereupon be forfeited;

provided, however, that if a Grantee has a Termination of Employment for Cause due solely to a Policy Violation (as determined by the Committee or its delegee in its sole and absolute discretion), the provisions of Section 12(b) (and not the provisions of this Section 12(a)) shall apply.

(b) For Policy Violation. If a Grantee has a Termination of Employment for Cause due solely to a Policy Violation (as determined by the Committee or its delegee in its sole and absolute discretion),

(i) the Grantee’s shares of restricted stock that are forfeitable shall thereupon be forfeited, subject to the provisions of Section 6(d)(iv) regarding repayment of certain amounts to the Grantee;

(ii) any unexercised stock option or stock appreciation right, to the extent exercisable on the date of the Grantee’s Termination of Employment, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, not later than the 90th day following the Grantee’s termination of employment; and

(iii) any other Award that has not previously vested shall thereupon be forfeited.

(c) On Account of Death or Disability. If a Grantee has a Termination of Employment on account of the Grantee’s death or Disability, then:

(i) the Grantee’s shares of restricted stock that are Service-Vesting Awards and that were forfeitable shall thereupon become nonforfeitable;

(ii) any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock), whether or not exercisable on the date of such Termination of Employment may be exercised, in whole or in part, at any time within three years after such Termination of Employment (or until the 15th anniversary of the Grant Date, if sooner) by the Grantee, or after the Grantee’s death, by (A) his or her personal representative or by the person to whom the stock option or stock appreciation right is transferred by will or the applicable laws of descent and distribution, (B) the Grantee’s beneficiary designated in accordance with Section 8, (C) the then-acting trustee of the trust described in Section 8(b); or (D) a Permissible Transferee of an Award assigned or transferred in accordance with Section 8; and

(iii) any other Awards held by the Grantee shall be treated as specified in the applicable Award Agreement.

(d) On Account of Retirement. (i) If a Grantee has a Termination of Employment on account of Retirement after age 60 with 20 years or more of Affiliate Service, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock) that is then exercisable or that would have become exercisable within three years of such Retirement if the Grantee had remained employed by the Company or a Subsidiary throughout such three-year period, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within three years after the Grantee’s Retirement or until the 15th anniversary of the Grant Date, if sooner.

(ii) If a Grantee has a Termination of Employment on account of Retirement with combined age and years of Affiliate Service equal to or greater than 70, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock) that is then exercisable or that would have become exercisable within three years of such Retirement if the Grantee had remained employed by the Company or a Subsidiary throughout such three-year period may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within three years after the Grantee’s Retirement or until the end of the stated term of the Award, if sooner; provided, that if and to the extent the Committee or its delegee so determines, the Grantee shall be required, in order to receive the foregoing treatment, (A) to provide six months’ prior written notice of the Grantee’s intention to retire to the officer in charge of the Benefits and Compensation Department in Oak Brook, Illinois, (B) to execute and deliver to the Company a non-competition agreement (in a form reasonably satisfactory to the Committee or such delegee) and/or (C) solely with respect to Awards granted on or after February 13, 2008, to execute and deliver to the Company a release of claims in a form specified by the Committee or its delegee. In the event that the extension of time to exercise stock options or stock appreciation rights as set forth in this Section 12(d)(ii) would result in any of a Grantee’s stock options or stock appreciation rights being exercisable at any time later than the 10th anniversary of the Grant Date (or, if earlier, the original expiration date of the Award), the requirement to provide notice, to execute and deliver a non-competition agreement and (solely in the case of Awards granted on or after February 13, 2008) to execute and deliver a release of claims, in each case as set forth in the preceding sentence, shall be mandatory and not subject to the discretion of the Committee. If a Grantee is required to, and does, execute and deliver such a non-competition agreement, and then violates the provisions thereof, all unexercised stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock) will immediately terminate and will not be exercisable.

(iii) The nonforfeitability and exercisability of restricted stock that is a Service-Vesting Award (and any stock appreciation rights identified therewith) held by a Grantee who has a Termination of Employment on account of Retirement shall be determined under Section 12(f), and any other Awards held by the Grantee shall be treated as specified in the applicable Award Agreement.

(e) On Account of Termination of Employment After Age 60. If a Grantee has a Termination of Employment after attaining age 60, other than a Termination of Employment for Cause or on account of death, Disability or Retirement, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock) to the extent exercisable on the date of such Termination of Employment, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within one year after the Grantee’s Termination of Employment or until the 15th anniversary of the Grant Date, if sooner. The nonforfeitability and exercisability of the Grantee’s restricted stock (and any stock appreciation rights identified therewith) that is a Service-Vesting Award shall be determined under Section 12(f), and any other Awards held by the Grantee shall be treated as specified in the applicable Award Agreement.

(f) Special Circumstances; Disaffiliation. (i) If a Grantee has a Termination of Employment under Special Circumstances, the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8 will receive an extension of time to exercise any unexercised stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock) and accelerated vesting of these stock options and stock appreciation rights based on the following rules that incorporate age and years of Affiliate Service (in the case of a Termination of Employment without Cause) or Company Service (in other Special Circumstances):

Age and Years of Company or Affiliate Service	Additional Vesting and Time to Exercise
70 plus years	3 Years
60 to 69 years	2 Years
50 to 59 years	1 Year

provided, that the Committee or its delegee may (and, in the event that the extension of time to exercise stock options or stock appreciation rights as set forth in this Section 12(f) would result in any of a Grantee’s stock options or stock appreciation rights being exercisable at any time later than the 10th anniversary of the Grant Date (or, if earlier, the original expiration date of the Award), shall) require, in the case of a Termination of Employment without Cause, that the Grantee execute and deliver to the Company a non-competition agreement (in a form reasonably satisfactory to the Committee or such delegee) in order to receive the foregoing treatment; further provided, that in the case of a Termination of Employment without Cause and with respect to any Award granted on or after February 13, 2008, the Committee shall require that, in order to receive the foregoing treatment, the Grantee execute and deliver to the Company a release of claims in a form specified by the Committee or its delegee; and further provided, that in no event may a stock option or stock appreciation right be exercised after the 15th anniversary of the Grant Date. If a Grantee is required to, and does, execute and deliver such a non-competition agreement, and then violates the provisions thereof, all unexercised stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock) will immediately terminate and will not be exercisable.

(ii) If a Grantee has a Termination of Employment because of a Disaffiliation, the provisions of this Section 12(f)(ii) and Section 12(f)(iii) (and no other provision of this Section 12 that might otherwise apply) shall determine the consequences for such Grantee’s Awards. In such a case, the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8 will be permitted to exercise any stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock) that are unexercised and vested immediately before the Grantee’s Termination of Employment for one year following the Grantee’s Termination of Employment; provided, that with respect to any Award granted on or after February 13, 2008, the Committee shall require that, in order to receive the foregoing treatment, the Grantee execute and deliver to the Company a release of claims in a form specified by the Committee or its delegee.

(iii) In addition, if a Grantee has a Termination of Employment because of Special Circumstances or Disaffiliation, the nonforfeitability and exercisability of restricted stock (and any stock appreciation rights identified therewith) held by the Grantee that is a Service-Vesting Award shall be determined under Section 12(f)(i), and any other Awards held by the Grantee shall be treated as specified in the applicable Award Agreement.

(g) Any Other Reason. If a Grantee has a Termination of Employment for a reason other than those specified in this Section 12,

(i) the Grantee’s shares of restricted stock (and any stock appreciation rights identified therewith), to the extent forfeitable on the date of the Grantee’s termination of employment, shall be forfeited on such date;

(ii) any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock) to the extent exercisable on the date of the Grantee’s Termination of Employment, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, not later than the

90th day following the Grantee’s termination of employment; provided, that in no event may a stock option or stock appreciation right be exercised after the 15th anniversary of the applicable Grant Date; and

(iii) any other Award that has not previously vested shall thereupon be forfeited.

(h) Selection of Rule. If a particular Grantee’s Termination of Employment is covered by more than one of the foregoing rules, then except as specifically provided in Section 12(f)(ii), for each Award held by the Grantee, the applicable rule that is the most favorable to the Grantee shall apply; provided, that in the case of a Termination of Employment for Cause the Committee or its delegee shall have the sole and absolute discretion to determine whether the applicable Grantee is eligible for the treatment described in Section 12(b).

(i) Committee Discretion. Notwithstanding the foregoing, the Committee may determine that the consequences of a Termination of Employment or a Termination of Directorship for a particular Award will differ from those outlined above, either (i) in connection with the grant of the Award, or (ii) if the change is favorable to the Grantee, after it is granted; provided, that the Committee shall have no authority (x) after the Grant Date, to extend the time to exercise unexercised stock options or stock appreciation rights to any date later than the 10th anniversary of the Grant Date (or, if earlier, the original expiration date of the Award) or (y) otherwise to provide for terms of an Award that would cause any tax to become due under Section 409A of the Code.

13.	Termination of Directorship

(a) For Cause. If a Termination of Directorship occurs for Cause, any unexercised stock option or other Awards shall thereupon terminate.

(b) Retirement. If a Termination of Directorship occurs because of Retirement, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock), whether or not exercisable on the date of Retirement, may be exercised, in whole or in part, for a period of three years from the Grantee’s Retirement, or until the end of its stated term, if sooner. Any other unvested Awards shall become vested and payable to the Grantee.

(c) Death or Disability. If Termination of Directorship occurs because of the death or Disability of the Grantee, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock), whether or not exercisable on the date of such Termination of Directorship, may be exercised by the Grantee, a Permissible Transferee or by the Grantee’s personal representative after the Grantee’s death, in whole or in part, at any time within three years after such Termination of Directorship or until the 15th anniversary of the Grant Date, if sooner. Any other unvested Awards shall become vested and payable to the Grantee, a Permissible Transferee or by the Grantee’s personal representative after the Grantee’s death.

(d) Other Termination. If a Termination of Directorship occurs for any reason other than for Cause (as described in Section 13(a)) or the death, Disability or Retirement of a Grantee, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock), to the extent exercisable on the date of the Termination of Directorship, may be exercised, in whole or in part, at any time within one year after the Termination of Directorship, or until the end of its stated term, if sooner. Any other Awards to the extent the Awards are unvested on the date of Termination of Directorship shall be forfeited and cancelled.

14.	Equity Incentive Plans of Foreign Subsidiaries

The Committee may adopt or authorize any foreign Subsidiary to adopt a plan for granting Awards (a “Foreign Equity Incentive Plan”). All awards granted under such Foreign Equity Incentive Plans shall be treated as grants under this Plan. Such Foreign Equity Incentive Plans shall have such terms and provisions as the Committee permits not inconsistent with the provisions of this Plan.

15.	Securities Law Matters

(a) If the Committee deems it necessary to comply with the Securities Act of 1933, as amended, and the regulations and rulings thereunder, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for shares of Stock.

(b) If, based upon the opinion of counsel for the Company, the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of (i) U.S. federal, state or local securities law or (ii) the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as the case may be, for not more than 30 days after the date on which such exercise, nonforfeitability or delivery would no longer violate such law or requirements; provided, that the Company shall use its best efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

16.	Funding

Benefits payable under this Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

17.	No Employment Rights

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Grantee the right to remain employed by the Company or any of its Subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate any of its employee benefit plans.

18.	Rights as a Stockholder

A Grantee shall not, by reason of any Award (other than restricted stock), have any right as a stockholder of the Company with respect to the shares of Stock that may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her. Shares of restricted stock held by a Grantee or held in escrow by the Secretary of the Company shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in this Plan. The Committee, in its discretion, at the time of grant of restricted stock, may permit or require the payment of cash dividends thereon to be deferred, and, if the Committee so determines, reinvested in additional restricted stock to the extent shares are available under Section 3 or otherwise reinvested. Stock dividends, other non-cash dividends and distributions, and deferred cash dividends issued with respect to restricted stock shall be treated as additional shares of restricted stock that are subject to the same restrictions and other terms as apply to the shares with respect to which such dividends are issued. The Committee may, in its discretion, provide for crediting to and payment of interest on deferred cash dividends.

19.	Nature of Payments

Any and all grants, payments of cash, or deliveries of shares of Stock hereunder shall constitute special incentive payments to the Grantee, and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries or (b) any agreement between the Company or any Subsidiary, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

20.	Non-Uniform Determinations

Neither the Committee’s nor the Board’s determinations under this Plan need be uniform, and may be made by the Committee or the Board selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Grantees, (b) the terms and provisions of Awards, and (c) the treatment, under Section 12, of Terminations of Employment.

21.	Change in Control Provisions

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 21 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award (as reflected in the applicable Award Agreement).

(a) Upon a Change in Control, all then-outstanding stock options and stock appreciation rights shall become fully vested and exercisable, and all other then-outstanding Awards that are Service-Vesting Awards shall vest in full and be free of restrictions, except to the extent that another Award meeting the requirements of Section 21(b) (a “Replacement Award”) is provided to the Grantee pursuant to Section 22 to replace such Award (the “Replaced Award”). The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

(b) An Award shall meet the conditions of this Section 21(b) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) its terms and conditions comply with Section 23(c) below; and (v) its other terms and conditions are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 21(b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

(c) Upon a Termination of Employment or Termination of Directorship of a Grantee occurring in connection with or during the period of two years after such Change in Control, other than for Cause, (i) all Replacement Awards held by the Grantee shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all stock options and stock appreciation rights held by the Grantee immediately before the Termination of Employment or Termination of Directorship that the Grantee held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than two years following such termination or until the expiration of the stated term of such stock option, whichever period is shorter (provided, that if Section 12 or the applicable Award Agreement provides for a longer period of exercisability, that provision shall control).

22.	Adjustments

The Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to the following:

(a) the various numbers of shares of Stock referred to in the limitations imposed under Section 2(x) and Section 3,

(b) the number of shares of Stock covered by an outstanding Award,

(c) the Option Price of an outstanding stock option,

(d) the Fair Market Value of Stock to be used to determine the amount of the benefit payable upon exercise of outstanding stock appreciation rights, and

(e) such other adjustments to outstanding Awards as the Committee may determine to be appropriate and equitable,

to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation of a Subsidiary or similar event of or by the Company. Such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, (ii) the substitution of other property (including, without limitation, other securities and securities of entities other than the Company that agree to such substitution) for the Stock available under this Plan and/or the Stock covered by outstanding Awards, and (iii) in connection with any Disaffiliation of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Grantees employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the Disaffiliation.

23.	Qualified Performance-Based Awards

(a) The provisions of this Plan are intended to ensure that all stock options and stock appreciation rights granted hereunder to any Grantee who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) at the time of exercise qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention. The provisions referred to in the preceding sentence include without limitation the limitation on the total amount of such Awards to any Grantee set forth in Section 3(b); the requirement of Section 4(a) that the Committee satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption; the limitations on the discretion of the Committee with respect to Qualified Performance-Based Awards; and the requirements of Sections 6(b) and 6(e) that the Option Price of stock options and the base price for determining the value of stock appreciation rights be not less than the Fair Market Value of the Stock on the Grant Date (which requirement constitutes the Qualified Performance Goal).

(b) The Committee may designate any Award (other than a stock option or stock appreciation right) as a Qualified Performance-Based Award upon grant, in each case based upon a determination that (i) the Grantee is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption. The provisions of this Section 23 shall apply to all such Qualified Performance-Based Awards, notwithstanding any other provision of this Plan, other than Section 21.

(c) Each Qualified Performance-Based Award (other than a stock option or stock appreciation right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Qualified Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Grantee, and (ii) the provisions of Section 21 shall apply notwithstanding this sentence.

(d) Qualified Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing Qualified Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, and asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

(e) Except as specifically provided in Section 23(d), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner to waive the achievement of the applicable Qualified Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

24.	Amendment of this Plan

The Board may from time to time in its discretion amend this Plan or Awards, and the Committee may from time to time in its discretion amend Awards, without the approval of the stockholders of the Company, except (i) to the extent required under the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities and (ii) to the extent the amendment would result in the reduction of the Option Price of any Option or of the exercise price of any stock appreciation right. No such amendment shall adversely affect any previously-granted Award without the consent of the Grantee, except for (x) amendments made to comply with applicable law, stock exchange rules or accounting rules, and (y) amendments that do not materially decrease the value of such Awards. In addition, no such amendment may be made that would cause a Qualified Performance Based Award to cease to qualify for the Section 162(m) Exemption.

25.	Termination of this Plan

This Plan shall terminate on the 10th anniversary of the Effective Date or at such earlier time as the Board may determine. Any termination, whether in whole or in part, shall not affect any Award then outstanding under this Plan.

26.	No Illegal Transactions

This Plan and all Awards granted pursuant to it are subject to all laws and regulations of any governmental authority that may be applicable thereto; and, notwithstanding any provision of this Plan or any Award, Grantees shall not be entitled to exercise Awards or receive the benefits thereof and the Company shall not be obligated to deliver any Stock or pay any benefits to a Grantee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Grantee or the Company of any provision of any such law or regulation.

27.	Controlling Law

The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

28.	Severability

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

29.	Section 409A

No provision of this Plan shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. No action, or failure to act, pursuant to this Section 29 or to any other provision of the Plan that references Section 409A of the Code shall subject the Committee, the Board or the Company to any claim, liability or expense, and neither the Committee, the Board nor the Company shall have any obligation to indemnify or otherwise protect any Grantee from the obligation to pay any taxes pursuant to Section 409A of the Code.

First Amendment to the McDonald’s Corporation

Amended and Restated 2001 Omnibus Stock Ownership Plan

The McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan (the “Plan”), is hereby amended, effective as of February 11, 2009, as set forth below.

Section 21 of the Plan is amended to read as follows:

21.	Change in Control Provisions

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 21 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award (as reflected in the applicable Award Agreement).

(a) Upon a Change in Control, each then-outstanding stock option and stock appreciation right, and each other then-outstanding Award that is a Service-Vesting Award (each, a “Replaced Award”), shall be replaced with another Award meeting the requirements of Section 21(b) (a “Replacement Award”); provided that (i) if a Replacement Award meeting the requirements of Section 21(b) cannot be issued (because, for example, there are no publicly traded equity securities available, such that the requirement described in clause (iii) of the first sentence of Section 21(b) cannot be met), or (ii) the Committee so determines at any time prior to the Change in Control, upon a Change in Control each Replaced Award shall instead become fully vested, exercisable and free of restrictions. The treatment of any Awards which are not Replaced Awards (i.e., Awards other than stock options and stock appreciation rights, which are not Service-Based Awards) shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

(b) An Award shall meet the conditions of this Section 21(b) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) its terms and conditions comply with Section 21(c) below; and (v) its other terms and conditions are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 21(b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

(c) Upon a Termination of Employment or Termination of Directorship of a Grantee occurring in connection with or during the period of two years after such Change in Control, other than for Cause, (i) all Replacement Awards held by the Grantee shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all stock options and stock appreciation rights held by the Grantee immediately before the Termination of Employment or Termination of Directorship that the Grantee held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than two years following such termination or until the expiration of the stated term of such stock option, whichever period is shorter (provided, that if Section 12 or the applicable Award Agreement provides for a longer period of exercisability, that provision shall control). Notwithstanding the above, in the case of Awards granted to employees of the Company or a Subsidiary on or following February 11, 2009, the treatment described in the preceding sentence shall not apply if the Termination of Employment is instigated by the Employee.

Except as amended above, the Plan shall remain in full force and effect.

Exhibit B. McDONALD’S CORPORATION

2009 CASH INCENTIVE PLAN

THE PLAN

McDonald’s Corporation, a Delaware corporation (the “Company”), established the McDonald’s Corporation 2009 Cash Incentive Plan (the “Plan”) effective as of May 27, 2009. This Plan is subject to approval by the Company’s stockholders at the May 27, 2009 Annual Meeting.

1.	Purpose

The purpose of this Plan is to advance the interest of the Company by providing a means to pay performance-based short-term and long-term incentive cash compensation designed to qualify for the Section 162(m) Exemption (as defined below) to those employees upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. It is anticipated that the opportunity to earn such cash compensation will stimulate the efforts of such employees on behalf of the Company, strengthen their desire to continue in the service of the Company, and will prove attractive to promising new employees and will assist the Company in attracting such employees. It is intended that compensatory awards to employees based on equity securities of the Company will be granted under the Company’s 2001 Omnibus Stock Ownership Plan and any successors thereto, rather than under this Plan.

2.	Definitions

As used in this Plan and in connection with any Award, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Affiliate Service” means a Participant’s Company Service plus the Participant’s aggregate number of years of employment with any Subsidiary during the period before it became a Subsidiary, unless the Committee determines otherwise in connection with an entity’s becoming a Subsidiary.

(b) “Award” means the opportunity to earn cash compensation under this Plan, subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means a Participant’s commission of any act or acts involving dishonesty, fraud, illegality or moral turpitude.

(e) “Change in Control” means the happening of any of the following events:

(i) the acquisition by any Person of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (A) the then-outstanding shares of Stock (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(e)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction that complies with Sections 2(e)(iii)(A), (B) and (C); or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and/or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the Code shall include references to successor provisions.

(g) “Committee” has the meaning specified in Section 3(a).

(h) “Company” has the meaning specified in the first paragraph.

(i) “Company Service” means the Participant’s aggregate number of years of employment with the Company and its Subsidiaries during periods when those entities were Subsidiaries.

(j) “Disability” means a “disability” within the meaning of the Company’s Profit Sharing and Savings Plan, as amended from time to time.

(k) “Disaffiliation” of a Subsidiary means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary).

(l) “Effective Date” means May 27, 2009.

(m) “Job Loss” means a Termination of Employment resulting from a corporate restructuring or reorganization, job restructuring, reduction in force, outsourcing or replacement of jobs by technology.

(n) “Participant” means any employee of the Company or its Subsidiaries who has been granted an Award.

(o) “Performance Goal” means any of the following measures as applied to the Company as a whole or to any Subsidiary, division or other unit of the Company: revenue; operating income; net income; basic or diluted earnings per share; return on revenue; return on assets; return on equity; return on total capital; or total shareholder return.

(p) The “Performance Period” for an Award means the period of time for the measurement of the extent to which the applicable Performance Goals are attained.

(q) “Plan” means this McDonald’s Corporation 2009 Cash Incentive Plan.

(r) “Retirement” means a Termination of Employment any time after attaining either (i) age 60 with at least 20 years of Affiliate Service, or (ii) combined age and years of Affiliate Service equal to or greater than 70, other than a Termination of Employment for Cause.

(s) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(t) “Special Circumstances” for a Termination of Employment of a Participant means (i) Job Loss or (ii) the Participant becomes an owner-operator of a McDonald’s restaurant in connection with the Termination of Employment.

(u) “Subsidiary” means any entity in which the Company directly or through intervening subsidiaries owns 25% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 25% or more interest in the capital and profits.

(v) “Termination of Employment” of a Participant means the termination of the Participant’s employment with the Company and the Subsidiaries. A Participant employed by a Subsidiary also shall be deemed to incur a Termination of Employment if there occurs a Disaffiliation of that Subsidiary, unless either (i) the Participant is, immediately after the Disaffiliation, an employee of the Company or one of the remaining Subsidiaries, or (ii) in connection with the Disaffiliation, the Awards held by the Participant are assumed, or replaced with new awards, by the former Subsidiary or an entity that controls the former Subsidiary following the Disaffiliation.

3.	Administration

(a) This Plan shall be administered by a committee appointed by the Board (the “Committee”). All members of the Committee shall be “outside directors” (as defined or interpreted for purposes of the Section 162(m) Exemption). The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan, to establish the terms and conditions of Awards, to determine the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid, and to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan. The Committee may delegate any or all of its administrative duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, but no such delegation shall be made to the extent it would cause an Award not to qualify for the Section 162(m) Exemption.

(b) The determination of the Committee on all matters relating to this Plan and all Awards shall be made in its sole discretion, and shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

4.	Eligibility; Maximum Awards

Awards may be granted to any employee of the Company or any of its domestic Subsidiaries, and to any employee, officer or director of any of the Company’s foreign Subsidiaries. The maximum amount of cash that may be payable with respect to any one Award shall be $8 million times the number of years and fractions thereof in the applicable Performance Period. The maximum number of Performance Periods that end in any single calendar year for which any one Participant shall be eligible to earn Awards shall be three.

5.	Establishment of Awards

(a) Basic Terms of Awards. In connection with the grant of each Award, the Committee shall, within the time period required to qualify for the Section 162(m) Exemption, (i) determine the Performance Goal(s) and Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based upon achievement of the applicable Performance Goal, (iii) determine the consequences for the Award of the Participant’s Termination of Employment for various reasons or the Participant’s demotion or promotion during the Performance Period, (iv) specify the consequences for the Award of the occurrence of a Change in Control during the Performance Period and (v) establish such other terms and conditions for the Award as it may deem appropriate.

(b) Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, and asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

(c) A cash payment may be made to a Participant pursuant to an Award only upon the achievement of the applicable Performance Goal(s), except that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived in whole or in part upon the death or Disability of the Participant, in the event of a Change in Control, or such other event as the Committee may deem appropriate. Notwithstanding the foregoing, however, the Committee may not exercise any discretionary authority it may otherwise have under this Plan with respect to an Award, in any manner to waive the achievement of the applicable Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Award to cease to qualify for the Section 162(m) Exemption. Any payment made to a Participant pursuant to an Award shall be made no later than March 15 of the calendar year following the last day of the applicable Performance Period.

6.	Change in Control

Unless otherwise determined by the Committee in connection with the grant of an Award and except as provided in the following sentence, upon a Change in Control during the Performance Period for any Award, the Participant shall be entitled to receive, promptly following the Change in Control (and in any event within 30 days thereafter), a payment with respect thereto equal to (i) the amount that would be payable with respect to such Award, if the applicable Performance Goals for the Performance Period were achieved at the level achieved during the portion of the Performance Period that precedes the Change in Control times (ii) a fraction, the numerator of which is the number of days in the portion of the Performance Period that precedes the Change in Control and the denominator of which is the total number of days in the Performance Period; provided, that the Participant shall forfeit his or her right to receive such payment if he or she experiences a Termination of Employment for Cause before the payment is made. The Committee shall provide in connection with the grant of Awards that the timing of any payments to which a Participant becomes entitled in connection with a Change in Control shall comply with Section 409A of the Code. The amount paid with respect to any Award under this Section 6 shall offset the amount (if any) that becomes payable with respect thereto following completion of the Performance Period of the Award.

7.	Non-Transferability

Awards granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution.

8.	Withholding Taxes

The Company may withhold or cause to be withheld from any or all cash payments made under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related thereto.

9.	Funding

Benefits payable under this Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

10.	No Employment Rights

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Participant the right to remain employed by the Company or any of its Subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate any of its employee benefit plans.

11.	Nature of Payments

Any and all grants of Awards and payments of cash hereunder shall constitute special incentive payments to the Participant, other than payments pursuant to Awards with Performance Periods of one year or less, and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining any pension, retirement, death or other benefits under (a) any qualified, non-qualified or supplemental pension, retirement or profit-sharing plan of the Company or any of its Subsidiaries, (b) any bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries, or (c) any agreement between the Company or any Subsidiary, on the one hand, and the Participant, on the other hand, except as such plan or agreement shall otherwise expressly provide. Without limiting the generality of the foregoing, payments of cash hereunder may be deferred under any such plan if and to the extent such plan so provides.

12.	Non-Uniform Determinations

The Committee’s determinations under this Plan need not be uniform, and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Participants, (b) the terms and provisions of Awards, and (c) the treatment of Terminations of Employment.

13.	Amendment and Termination of this Plan and Awards

The Board may from time to time in its discretion amend or modify this Plan or Awards or terminate the Plan without the approval of the stockholders of the Company; provided that except as provided in the next sentence, no such amendment or termination shall adversely affect any previously-granted Award without the consent of the Participant. Notwithstanding the foregoing, the Board may from time to time amend this Plan or Awards, and the Committee may from time to time amend Awards, without the consent of affected Participants, (i) to comply with applicable law, stock exchange rules or accounting rules, and (ii) to make changes that do not materially decrease the value of such Awards. In no event may any Award be amended in any manner that would cause it to cease to qualify for the Section 162(m) Exemption. The material terms of the performance goals under the Plan (as defined or interpreted for purposes of the Section 162(m) Exemption) shall be submitted to the Company’s shareholders for reapproval as required, and at such times as are required, for Awards to qualify for the Section 162(m) Exemption.

14.	Controlling Law

The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

C/O McDONALD’S CORPORATION POST OFFICE BOX 9112 FARMINGDALE, NY 11735-9544	3 Ways To Vote
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to VOTE BY INTERNET and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M11449	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

McDONALD’S CORPORATION

A	Proposals

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. If this signed card contains no specific voting instructions, the shares will be voted with the Board’s recommendations, except for Plan Participants (see reverse side).

The Board of Directors recommends a vote FOR the nominees identified on this proxy.						The Board of Directors recommends a vote FOR proposals 2, 3, and 4.		For	Against	Abstain

1.	Election of Directors: (4 nominees)		For	Against	Abstain	2.	Approval of the appointment of an independent registered public accounting firm to serve as independent auditors for 2009.	☐	☐	☐
	1a. Robert A. Eckert		☐	☐	☐
						3.	Approval of Performance Goals for certain Qualified Performance-Based Awards under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan.	☐	☐	☐
	1b. Enrique Hernandez, Jr.		☐	☐	☐

	1c. Jeanne P. Jackson		☐	☐	☐

	1d. Andrew J. McKenna		☐	☐	☐
						4.	Approval of McDonald’s Corporation 2009 Cash Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposals 5 and 6

						5.	Shareholder proposal relating to shareholder vote on executive compensation.	☐	☐	☐

						6.	Shareholder proposal relating to the use of cage-free eggs.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
B	Authorized Signatures — This section MUST be completed for your vote to be counted. — Date and Sign Below

I (we) hereby revoke any proxy previously given, and appoint James A. Skinner, Gloria Santona and Peter J. Bensen, and each of them, as proxies with full power of substitution to vote in the manner provided above all shares the undersigned is entitled to vote at the McDonald’s Corporation 2009 Annual Shareholders’ Meeting, or any postponement or adjournment thereof, and further authorize each such proxy to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof, including without limitation to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve. (Plan participants are appointing Plan trustees – see reverse side.)

Please sign as your name(s) appear(s) above and return the card promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote in person by ballot, such vote will supercede this proxy.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

McDonald’s Annual Shareholders’ Meeting Information

Wednesday, May 27, 2009

9:00 a.m. Central Time

Prairie Ballroom at The Lodge

McDonald’s Office Campus

Oak Brook, Illinois 60523

Admission: Seating in the Prairie Ballroom is very limited, we encourage shareholders to participate in the meeting via the live webcast. However, if you decide to attend, please bring this tear-off portion of your proxy card or other proof of share ownership to the meeting. Admission tickets will be given to shareholders on a first-come, first-served basis. Overflow rooms will be available for viewing the meeting. The registration desk will open at 7:30 a.m. We strongly recommend that you not bring items such as bags and briefcases to the Lodge. Please be aware that all purses, bags and briefcases, etc. that are brought to the Lodge will be subject to inspection. An additional inspection of any purses, briefcases, bags, etc. will be conducted if you leave the ballroom and then return. Cameras and other recording devices will not be permitted at the meeting.

Voting at the Meeting: If you plan to attend and vote at the meeting, bring this tear-off portion of your proxy card or other proof of share ownership to the meeting.

Directions: Directions to the McDonald’s Annual Shareholders’ Meeting are available in the Proxy Statement or can be viewed online at www.investor.mcdonalds.com.

Webcast: View a live webcast of the McDonald’s Annual Shareholders’ Meeting on www.investor.mcdonalds.com by clicking on the appropriate link under “Webcasts.” After the meeting, this webcast will be available on demand for a limited time. Please note that if you participate in the meeting by live webcast, the shares of stock will not be voted or deemed present at the meeting unless you submitted a proxy via mail, the Internet or telephone before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the

McDonald’s Annual Shareholders’ Meeting to be Held on May 27, 2009:

The 2008 Annual Report and Proxy Statement are available at www.proxyvote.com.

Keep this portion for admittance to the McDonald’s Annual Shareholders’ Meeting

M11450

Proxy — McDONALD’S CORPORATION Voting Instructions for McDonald’s Corporation Profit Sharing and Savings Plan Participants

When casting your vote, you are directing the trustees of the McDonald’s Corporation Profit Sharing and Savings Plan (the “Plan”) in which you participate to vote the McDonald’s shares credited to the account(s) under the Plan. When you vote these shares, you should consider your own long-term best interests as a Plan participant. In addition, you are directing the trustees to vote shares held in the Plan that have not been voted by other participants and/or vote Plan shares that have not yet been credited to participants’ accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interest of other Plan participants.

Your vote on the reverse side will apply to:

• Shares credited to the account(s) under the Plan;

• Shares not voted and shares that have not yet been credited to Plan participants’ accounts, if applicable; and

• Shares held at Computershare (MCDirect Shares, certificate and book-entry).

If you wish to vote all the shares, including shares in the Plan, in the same manner as shares held at Computershare, simply mark your voting instructions on the reverse side.

If you do NOT want to vote all shares in the same way, please contact Broadridge via email at mcdonalds@broadridge.com, or indicate that you want to vote your Plan shares and registered shares separately in the Address Changes/Comments area below and check the corresponding box on the reverse side of the proxy card. Your directions to vote shares held in the Plan will be kept confidential by Broadridge, the independent inspector of election.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)